                                                                   EXHIBIT 10.14

================================================================================

                                CREDIT AGREEMENT

                            Dated as of July 18, 2003

                                      Among

                                 SYMBION, INC.,
                                as the Borrower,

                       the Lenders identified herein, and

                             BANK OF AMERICA, N.A.,
                             as Administrative Agent
                               and as Issuing Bank

                         -----------------------------

                                 $ 110,000,000

                         -----------------------------

                           CREDIT SUISSE FIRST BOSTON
                               Syndication Agent

                           KEY CORPORATE CAPITAL INC.
                               Documentation Agent

                         BANC OF AMERICA SECURITIES, LLC
                             Sole Lead Arranger and
                                Sole Book Manager

================================================================================

                                CREDIT AGREEMENT

         THIS CREDIT AGREEMENT (this "Agreement"), dated as of July 18, 2003, is made and entered into on the terms and conditions hereinafter set forth, by and among SYMBION, INC., a Delaware corporation ("Symbion"), those several lenders who are or become parties to this Agreement (collectively, the "Lenders" and, individually, a "Lender"), and BANK OF AMERICA, N.A., a national banking association ("Bank of America"), as administrative agent for the Lenders and the Issuing Bank (in such capacity, the "Administrative Agent") and as Issuing Bank.

THE PARTIES HERETO AGREE AS FOLLOWS:

                                   ARTICLE 1.

          DEFINITIONS, ACCOUNTING TERMS AND PRINCIPLES OF CONSTRUCTION

         1.1. Defined Terms. In addition to terms defined elsewhere herein, the following terms, as used in this Agreement, shall have the respective meanings set forth below (terms defined in the singular to have the same meaning when used in the plural, and vice versa, unless otherwise expressly indicated):

         "Accounting Changes" shall mean changes in accounting principles required or permitted by the promulgation of any rule, regulation, pronouncement or opinion by the Financial Accounting Standards Board of the American Institute of Certified Public Accountants or, if applicable, the Commission.

         "Administrative Agent" shall mean Bank of America or such successor Administrative Agent as may be appointed by the Lenders pursuant to Section 12.10.

         "Affiliate" shall mean, as to any Person, any other Person directly or indirectly controlling (including all directors, officers and employees of such Person), directly or indirectly controlled by or under direct or indirect common control with such Person.

         "Affiliate Transaction" shall have the meaning given such term in
Section 9.10.

         "Agent-Related Persons" means the Administrative Agent, together with its Affiliates (including, in the case of Bank of America in its capacity as the Administrative Agent, the Arranger), and the officers, directors, employees, agents and attorneys-in-fact of such Persons and Affiliates.

         "Applicable Base Rate Margin" shall mean the margin to be added to the Base Rate for purposes of determining the interest rate(s) applicable to Base Rate Loans from time to time, which shall be determined as provided in Section 2.14.

         "Applicable Commitment Fee Percentage" shall mean the percentage to be used to calculate Commitment Fees from time to time, which shall be determined as provided in Section 2.14.

         "Applicable Letter of Credit Fee Percentage" shall mean the annualized percentage to be used to calculate Letter of Credit Fees from time to time, which shall be determined as provided in Section 2.14.

         "Applicable Eurodollar Rate Margin" shall mean the margin to be added to the Eurodollar Rate for purposes of determining the interest rate(s) applicable to Eurodollar Loans from time to time, which shall be determined as provided in Section 2.14.

         "Arranger" shall mean Banc of America Securities, LLC, in its capacity as sole lead arranger and sole book manager with respect to the Facilities.

         "Asset Acquisition" shall mean (a) any Investment by the Borrower or any of its Subsidiaries in any other Person pursuant to which such Person shall become a Subsidiary of the Borrower or any of its Subsidiaries or shall be merged with the Borrower or any of its Subsidiaries or (b) any acquisition by the Borrower or any of its Subsidiaries of the assets of any Person (other than a Subsidiary of the Borrower) that constitute all or substantially all of the assets of such Person or comprise any division or line of business of such Person or any other properties or assets of such Person other than in the ordinary course of business.

         "Asset Sale" shall mean any Disposition or series of related Dispositions of any asset(s) of the Borrower or any of its Subsidiaries, excluding any such Disposition permitted by subsections 9.3(a), (b) or (c), that yields gross proceeds to the Borrower or any such Subsidiary (valued at the initial principal amount thereof in the case of non-cash proceeds consisting of notes or other debt securities and valued at fair market value (as determined by the Administrative Agent) in the case of other non-cash proceeds) in excess of $1,000,000; provided, however, that any Asset Sale by a Majority Owned Center Subsidiary or a Permitted Non-Guarantor Entity shall be treated as an Asset Sale hereunder only to the extent of the interest(s) (direct or indirect) of the Borrower and the other Credit Parties in the transaction.

         "Assignment and Assumption" shall mean an assignment and assumption, substantially in the form of Exhibit 13.2, between a transferor Lender and a proposed transferee, regarding the sale, assignment, transfer or other disposition (other than the sale of a participation) of all or any amount of the Commitments, Revolving Loans and participations in the Letters of Credit of such Lender.

         "Base Rate" shall mean, for any period, the greater of (1) the fluctuating rate of interest per annum from time to time established by Bank of America as its "prime rate", regardless of whether published or publicly announced, or (2) a fluctuating rate of interest per annum equal to one-half of one percentage point (0.5%) in excess of the Federal Funds Rate in effect from time to time. Each change in the Base Rate shall be effective as of the opening of business on the day such change occurs. The parties hereto acknowledge that the rate established by Bank of

America as its "prime rate" is an index or base rate and is not necessarily the lowest rate charged to its customers or other banks. In the event that Bank of America discontinues or abandons the practice of establishing a prime rate, or should the same become unascertainable, the Administrative Agent shall designate a comparable reference rate for use in determining the Base Rate for purposes hereof.

         "Base Rate Loans" shall mean Revolving Loans bearing interest at rates determined by reference to the Base Rate.

         "Borrower" shall mean Symbion. As used herein, "Borrower" shall include Symbion in its capacity as the successor to Symbion (Tennessee) by virtue of the merger of Symbion (Tennessee) with and into Symbion.

         "Borrower Healthcare Facility" shall have the meaning given such term in Section 7.24.

         "Borrowing" shall mean (1) a borrowing consisting of Revolving Loans made to the Borrower on the same day by the Lenders ratably according to their respective Revolving Credit Commitments pursuant to the provisions of Section 2.2, and (2) a borrowing consisting of a Swingline Loan made to the Borrower by the Swingline Lender according to the Swingline Commitment pursuant to the provisions of Section 2.3.

         "Business Day" shall mean any day other than a Saturday, a Sunday or any other day on which commercial banks in New York, New York, Charlotte, North Carolina or Nashville, Tennessee are either authorized or required by law or executive order to close; provided that for purposes of provisions of this Agreement relating to Eurodollar Loans, "Business Day" shall include only those days that meet the foregoing requirements and on which trading in Dollar deposits is conducted in the London interbank Eurodollar market.

         "Capital Expenditures" shall mean, as to any Person for any period, the aggregate of all expenditures by such Person and its Subsidiaries for the acquisition or leasing (pursuant to a Capitalized Lease) of fixed or capital assets or additions to equipment (including replacements, capitalized repairs and improvements during such period) that should be capitalized on a consolidated balance sheet of such Person and its Subsidiaries in conformity with GAAP, including charges in respect of Capitalized Lease Obligations exclusive of imputed interest on such Capitalized Lease Obligations.

         "Capital Stock" shall mean any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person other than a corporation and any and all warrants, rights or options to purchase any of the foregoing.

         "Capitalization" shall mean, for the Borrower and its Subsidiaries on a consolidated basis, the sum of Consolidated Funded Indebtedness, plus Consolidated Net Worth.

         "Capitalized Lease" shall mean, as to any Person, any lease of property by such Person as lessee that would be capitalized on a balance sheet of such Person prepared in conformity with GAAP.

         "Capitalized Lease Obligations" shall mean, as to any Person, the capitalized amount of the obligations of such Person and its Subsidiaries under all Capitalized Leases.

         "Cash Equivalents" shall mean, at any time,

                  (a) certificates of deposit or time deposits having a maturity not exceeding ninety (90) days, and demand deposits, that are fully insured by the Federal Deposit Insurance Corporation and that are maintained with commercial banks organized and existing under, or chartered or otherwise qualified to do business under, the laws of the United States of America or any State thereof or the District of Columbia;

                  (b) Government Obligations having a maturity not exceeding one (1) year;

                  (c) commercial paper rated at least A-1 by S&P or P-1 by Moody's, having a maturity not exceeding ninety (90) days;

                  (d) certificates of deposit or time deposits maintained with (i) the Lenders or (ii) other commercial banks having capital and undivided surplus of at least $500 million and issuing commercial paper rated as described in the preceding clause (c) and organized and existing under, or chartered or otherwise qualified to do business under, the laws of the United States of America or any State thereof or the District of Columbia, having a maturity not exceeding ninety (90) days;

                  (e) repurchase agreements or investment contracts having a maturity not exceeding seven (7) days with a financial institution insured by the Federal Deposit Insurance Corporation, or any broker or dealer (as defined in the Securities Exchange Act of 1934) that is a dealer in government bonds and that is recognized by trades with and reports to, a Federal Reserve Bank as a primary dealer in government securities; provided that in any case (i) collateral is pledged for the repurchase agreement or investment contract, which collateral consists of (A) Government Obligations or evidences of ownership of proportionate interests in future interest and principal payments on Government Obligations held by a bank or trust company as custodian, under which the owner of the investment is the real party in interest and has the right to proceed directly and individually against the obligor on such obligations, and which underlying obligations are held in a segregated account and not available to satisfy any claim of the custodian or any person claiming through the custodian or to whom the custodian may be obligated or (B) evidences of indebtedness issued by any of the following: Bank of Cooperatives, Export-Import Bank of the United States, Farmers Home Administration, Federal Financing Bank, Federal Home Loan Bank System, Federal Home Loan Mortgage Corporation (including participation certificates), Federal Housing Administration, Federal Farm Credit Banks, Federal National Mortgage Association, Government National Mortgage Association, Inter-American Development Bank,

         International Bank for Reconstruction and Development, Small Business Administration or any other agency or instrumentality of the United States of America created by an act of Congress that is substantially similar to the foregoing in its legal relationship to the United States of America, (ii) the current market value of the collateral securing the repurchase agreement or investment contract is at least equal to the amount of the repurchase agreement or investment contract and (iii) the current market value of the collateral is determined not less frequently than monthly;

                  (f) investments in money market funds substantially all of whose assets consist of securities of the types described in the foregoing clauses (b) through (e);

                  (g) investments in obligations the return with respect to which is excludable from gross income under Section 103 of the Code, having a maturity of not more than six (6) months or providing the holder the right to put such obligations for purchase at par upon not more than twenty-eight (28) days' notice, and which are rated at least A-1 by S&P or P-1 by Moody's;

                  (h) investments in tax free money market funds all of whose assets consist of securities of the types described in the foregoing clause (g); and

                  (i) investments, redeemable upon not more than seven (7) days' notice, in money market preferred municipal bond funds that are rated at least AAA by S&P or Aaa by Moody's.

         "Center" shall mean a surgery center, a diagnostic imaging center, a surgical hospital or a hospital that provides only surgical services and services directly related thereto.

         "Certificate of Designation (Series A and Series B Preferred Stock)" shall mean the Certificate of Designation of Rights and Preferences of Series A Convertible Preferred Stock and Series B Convertible Preferred Stock of Symbion, Inc., dated September 16, 2002, filed with the Secretary of State of Delaware on September 16, 2002 (020575294 - 3531259), as the same is in effect on the date of this Agreement.

         "Change of Control" means the occurrence of one or more of the following events:

                  (a) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all of the assets of the Borrower (regardless of whether otherwise in compliance with the provisions of this Agreement);

                  (b) the liquidation or dissolution of the Borrower (regardless of whether otherwise in compliance with the provisions of this Agreement);

                  (c) any Person or group (as defined in Section 13(d) of the Securities Exchange Act of 1934) shall become the owner, directly or indirectly, beneficially or of record, of shares representing more than 30% of the aggregate ordinary voting power represented by the issued and outstanding Capital Stock ("Voting Stock") of the Borrower;

                  (d) the replacement of a majority of the board of directors of the Borrower over a two-year period from the directors who constituted the board of directors of the Borrower at the beginning of such period, and such replacement shall not have been approved by a vote of at least a majority of the board of directors of the Borrower then still in office who either were members of such board of directors at the beginning of such period or whose election as a member of such board of directors was previously so approved by members of such board of directors; or

                  (e) the merger or consolidation of the Borrower with or into another Person or the merger of another Person with or into the Borrower, other than a transaction following which holders of securities that represented 100% of the Voting Stock of the Borrower immediately prior to such transaction (or other securities into which such securities are converted as part of such merger or consolidation transaction) own directly or indirectly at least a majority of the voting power of the Voting Stock of the surviving Person in such merger or consolidation transaction immediately after such transaction and in substantially the same proportion as before the transaction.

         Notwithstanding the foregoing, a Change of Control shall not be deemed to occur for purposes of the preceding clause (c) or (e) so long as, following the occurrence of, or in connection with, any such event, (i) no Default has occurred and is continuing, (2) the services of Richard E. Francis, Jr. and Clifford G. Adlerz are retained in the same capacity such individuals hold with the Borrower on the date of this Agreement, and (3) with respect to clause (e), existing shareholders of the Borrower do not receive cash or Cash Equivalents except for cash in lieu of fractional shares.

         "Code" shall mean the Internal Revenue Code of 1986.

         "Collateral" shall mean all property and interests in property, presently owned or hereafter acquired or presently existing or hereafter created by the Credit Parties, including any and all proceeds thereof, in which a security interest has been granted in favor of the Administrative Agent for the ratable benefit of the Lenders, the Issuing Bank and the Administrative Agent, whether under this Agreement, the Security Documents or any other Loan Document.

         "Collateral Account" shall mean the Collateral Account described in
Section 11.3.1.

         "Collateral Real Estate Interests" shall mean the tracts or parcels of real property owned or leased by the Borrower or any Subsidiary Guarantor and designated as "Collateral Real Estate Interests" on Schedule 6.1.1A, together with each additional tract or parcel of real property owned or leased by the Borrower or any Subsidiary Guarantor and encumbered by a Mortgage delivered pursuant to Section 4.2.

         "Commission" shall mean the Securities and Exchange Commission or any successor entity.

         "Commitment Fees" shall have the meaning given such term in Section 2.12.3.

         "Commitment Period" shall mean that period commencing on the date hereof and continuing to, but not including, the Maturity Date.

         "Commitments" shall mean the Revolving Credit Commitments and the Letter of Credit Commitments, which collectively are in the initial aggregate amount set forth in Section 2.1 and in the case of each Lender are in the initial amount set forth with such Lender's signature on this Agreement or the Assignment and Assumption pursuant to which such Lender became a party hereto, and which are subject to adjustment as provided in Section 2.1.

         "Commonly Controlled Entity" shall mean a Person that is under common control with the Borrower within the meaning of subsection 414(b), (c), (m), (n) or (o) of the Code.

         "Compliance Certificate" shall mean a certificate signed by a Responsible Officer of the Borrower, substantially in the form of Exhibit 1.1A, duly completed, regarding, among other things, compliance with the financial covenants contained herein.

         "Consolidated Funded Indebtedness" shall mean, for the Borrower and its Subsidiaries on a consolidated basis, (1) all Indebtedness of the Borrower and its Subsidiaries of the types described in clauses (a) through (h) of the definition of "Indebtedness" in this Agreement, and (2) without duplication, all Contingent Obligations the primary obligation of which is Indebtedness of the type described in the foregoing clause (1).

         "Consolidated Net Income" shall mean, for the Borrower and its Subsidiaries on a consolidated basis for any period, the net income (or loss) after taxes of the Borrower and its Subsidiaries on a consolidated basis for such period taken as a single accounting period, determined in conformity with GAAP; provided that there shall be excluded therefrom (1) customary exclusions with respect to extraordinary and nonrecurring items (and corresponding tax consequences), (2) the net income (but not loss) of any Subsidiary of the Borrower to the extent that the declaration of dividends or similar distributions of that income by that Subsidiary is actually restricted by contract or operation of law, except to the extent of cash dividends or distributions actually paid by that Subsidiary to the Borrower or a Wholly Owned Subsidiary of the Borrower, and (3) income or loss attributable to discontinued operations.

         "Consolidated Net Worth" shall mean, for the Borrower and its Subsidiaries on a consolidated basis, shareholders' or owner's equity, determined in conformity with GAAP.

         "Contingent Obligations" shall mean, as to any Person, any contingent obligation calculated in conformity with GAAP, and in any event shall include (without duplication) all indebtedness, obligations or other liabilities of such Person guaranteeing or in effect guaranteeing the payment or performance of any indebtedness, obligation or other liability, whether or not contingent (collectively, the "primary obligations"), of any other Person (the

"primary obligor") in any manner, whether directly or indirectly, including any indebtedness, obligation or other liability of such Person, (a) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (b) to advance or supply funds (i) for the purchase or payment of any such primary obligation or (ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (c) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation, or (d) otherwise to assure or hold harmless the owner of such primary obligation against loss with respect thereto.

         "Contractual Obligations" shall mean, as to any Person, any and all indebtedness, obligations or other liabilities of such Person, now existing or hereafter arising, whether due or not due, absolute or contingent, liquidated or unliquidated, direct or indirect, express or implied, individually or jointly with others, pursuant to the provisions of any document, instrument or agreement to which such Person is a party or by which such Person or any of its property is or may be bound or affected or pursuant to the provisions of any security issued by such Person.

         "Control" shall mean the possession, directly or indirectly (including through intermediaries), of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and the terms "controlling" and "controlled" have corresponding meanings.

         "Credit Fees" shall mean the credit fees payable as provided in Section 2.12.

         "Credit Parties" shall mean the Borrower and each existing and future Subsidiary Guarantor, individually and collectively.

         "Default" shall mean any of the events specified in Section 11.1, regardless of whether any requirement for the giving of notice (and if applicable, an opportunity to cure), the lapse of time or both has been satisfied.

         "Default Rate" shall mean the rate(s) per annum applicable to Loans from time to time pursuant to Tier 5 of Section 2.14, plus two percentage points (2.00%); provided, however, that in no event shall any Default Rate exceed the Highest Lawful Rate.

         "Disposition" shall mean any sale, lease, sale and leaseback, assignment, conveyance, transfer or other disposition of property, and the terms "Dispose" and "Disposed of" shall have correlative meanings.

         "Dollars" and "$" shall mean lawful money of the United States of America.

         "Domestic Subsidiary" shall mean any Subsidiary of the Borrower organized under the laws of any jurisdiction within the United States of America.

         "EBITDA" shall mean, for the Borrower and its Subsidiaries on a consolidated basis for any period, the sum of Consolidated Net Income plus (a) the following, without duplication and to the extent deducted in computing Consolidated Net Income: (1) Interest Expense, (2) federal, state, local and foreign income, value-added and similar tax expense, (3) depreciation, and (4) amortization of intangible assets and other non-cash charges, less (b) any non-cash items increasing Consolidated Net Income for such period (except to the extent cash relating to such item has been received after the date of this Agreement).

         "Environmental Laws" shall mean all federal, state, regional, county or local laws, statutes, rules, regulations or ordinances, now or hereafter in effect, relating to the generation, recycling, use, reuse, sale, storage, handling, transport, treatment or disposal of Hazardous Materials, including the Comprehensive Environmental Response Compensation Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C.
Section 9601 et seq., the Resource Conservation and Recovery Act of 1976, as amended by the Solid and Hazardous Waste Amendments of 1984, 42 U.S.C. Section 6901 et seq., the Toxic Substances Control Act, 15 U.S.C. Section 2601 et seq., the Hazardous Materials Transportation Act, 49 U.S.C. Section 1801, et seq., the Clean Air Act, 42 U.S.C. Section 7401 et seq., the Clean Water Act of 1977, 33 U.S.C. Section 1251 et seq., the Tennessee Hazardous Waste Management Act of 1977, Tenn. Code Ann. Section 68-212-101 et seq., the Tennessee Hazardous Waste Management Act of 1983, Tenn. Code Ann. Section 68-212-201 et seq., and any rules, regulations and guidance documents promulgated or published thereunder, and any state, regional, county or local statute, law, rule, regulation or ordinance now or hereafter in effect that relates to public health or safety, to the discharge, emission or disposal of Hazardous Materials in or to air, water, land or groundwater, to the withdrawal or use of groundwater, to the use, handling or disposal of asbestos, polychlorinated biphenyls, petroleum, petroleum derivatives or by-products, other hydrocarbons or urea formaldehyde, to the treatment, storage, disposal or management of Hazardous Materials, to exposure to Hazardous Materials or to the transportation, storage, disposal, management or release of gaseous or liquid substances, and any regulation, order, injunction, judgment, declaration, notice or demand issued thereunder.

         "ERISA" shall mean the Employee Retirement Income Security Act of 1974.

         "Eurocurrency Reserve Requirements" shall mean for any day as applied to a Eurodollar Loan, the aggregate (without duplication) of the maximum rates (expressed as a decimal fraction, carried to five decimal places) of the reserve requirements in effect on such day (including basic, supplemental, marginal and emergency reserves under any regulations of the Federal Reserve Board or any other banking authority or other Governmental Authority having jurisdiction with respect thereto) prescribed for eurocurrency funding (currently referred to as "Eurocurrency Liabilities" in Regulation D of the Federal Reserve Board) maintained by a member bank of the Federal Reserve System. Eurodollar Loans shall be deemed to constitute Eurocurrency Liabilities and as such shall be deemed to be subject to such reserve requirements without benefit or credit for proration, exceptions or offsets that may be available from time to time to any Lender under Regulation D. Eurocurrency Reserve Requirements shall be deemed adjusted automatically on and as of the effective date of any change in any reserve percentage.

         "Eurodollar Base Rate" shall mean, for each day during each Interest Period with respect to a Eurodollar Loan, the rate per annum for offered Dollar deposits in the London interbank Eurodollar market appearing on page 3750 of the TELERATE rate reporting system at approximately 11:00 a.m., Central time, on the Interest Rate Determination Date immediately prior to the beginning of such Interest Period, for the number of months comprised therein and in an amount equal to the amount of such Eurodollar Loan to be outstanding during such Interest Period. Without limiting the provisions of Section 2.15.3, in the event that prior to the Maturity Date TELERATE quotes for the Eurodollar Base Rate are discontinued or become unascertainable, the Administrative Agent may (1) determine the Eurodollar Base Rate with reference to the rate per annum for offered Dollar deposits in the interbank Eurodollar market appearing on the Reuters Screen LIBO Page at approximately 11:00 a.m., Central time, on the Interest Rate Determination Date immediately prior to the beginning of the Interest Period for the corresponding Eurodollar Loan, for the number of months comprised therein and in an amount equal to the amount of such Eurodollar Loan to be outstanding during such Interest Period (and if more than one such rate appears, the Administrative Agent may use the arithmetic mean of such rates), or (2) designate any other comparable resource for use in determining the Eurodollar Base Rate for purposes hereof.

         "Eurodollar Loans" shall mean Revolving Loans bearing interest at rates determined by reference to the Eurodollar Rate.

         "Eurodollar Rate" shall mean, for each day during each Interest Period with respect to a Eurodollar Loan, a rate per annum determined for such day in accordance with the following formula (rounded upward, if necessary, to the nearest 0.01%):

       Eurodollar Rate = Eurodollar Base Rate / (1.00 - Eurocurrency Reserve Requirements)

         "Event of Default" shall mean any of the events specified in Section 11.1, provided that any requirement for the giving of notice (and if applicable, an opportunity to cure), the lapse of time or both has been satisfied.

         "Excluded Foreign Subsidiary" shall mean any Foreign Subsidiary in respect of which either (1) the pledge of all of the Capital Stock of such Subsidiary as Collateral or (2) the guaranteeing by such Subsidiary of the Obligations, would, in the good faith judgment of the Borrower, result in material adverse tax consequences to the Borrower and its Subsidiaries, taken as a whole; provided, however, that a Foreign Subsidiary that is treated as a pass-through entity for United States federal income tax purposes shall not be an Excluded Foreign Subsidiary while so treated.

         "Excluded Prepayment Transaction" shall mean (1) the incurrence of any Indebtedness in accordance with subsections 9.1 (a), (b), (c), (d), (g), (h),
(i) or (k) as in effect on the date of this Agreement, provided that the proceeds thereof are used in compliance with any applicable requirements of the applicable subsection, (2) the incurrence of Subordinated Indebtedness permitted by this Agreement, the proceeds of which are used in compliance with subsection 9.5(c) as in effect on the date of this Agreement, (3) the issuance of any Capital Stock pursuant to subsection 9.6(a), provided that the proceeds thereof are used in compliance with subsections 9.5(b), (c) or (j), all as in effect on the date of this Agreement, and (4) the issuance of any Capital Stock pursuant to any stock option, stock incentive or similar plan described in subsection 9.5(f).

         "Excluded Subsidiary" shall mean (1) each Excluded Foreign Subsidiary,
(2) each Majority Owned Center Subsidiary and (3) any other Subsidiary of the Borrower that owns assets having a fair market value of $100,000 or less and whose assets do not include a direct or indirect interest in a Center or in a Person that owns or operates a Center; provided, however, that in no event shall any "Guarantor" (as defined in the 2003 Subordinated Note Indenture) be an Excluded Subsidiary. For avoidance of doubt, when used herein "Excluded Subsidiary" shall be deemed to refer also to each Permitted Non-Guarantor Entity.

         "Existing Liens" shall mean those certain Liens in existence on the date hereof that are described on Schedule 9.2.

         "Facilities" shall mean the Revolving Credit Facility, the Swingline Facility and the Letter of Credit Facility.

         "Federal Funds Rate" shall mean, for any period, a fluctuating interest rate per annum equal, for each day during such period, to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published for each day (or, if such day is not a Business Day, for the immediately preceding Business Day) by the Federal Reserve Bank of New York.

         "Federal Reserve Board" shall mean the Board of Governors of the Federal Reserve System of the United States (or any successor).

         "Financing Statement" shall mean any Uniform Commercial Code financing statement filed in connection with this Agreement or any other Loan Document.

         "Fiscal Quarter" shall mean each of the accounting periods of approximately three (3) months ending on March 31, June 30, September 30 and December 31, respectively, of each year.

         "Fiscal Year" shall mean the twelve (12) month period ending on December 31 of each year.

         "Fixed Charge Coverage Ratio" shall mean, for the Borrower and its Subsidiaries on a consolidated basis, calculated as of any date of determination for the Last Four Fiscal Quarters, the ratio of (a) EBITDA, plus Rent Expense, less the Maintenance Capital Expenditure Adjustment, less income, value-added and similar tax expenses paid in cash, to (b) the sum of the portion of Interest Expense that was paid in cash or its equivalent during such period, plus the principal amount of Consolidated Funded Indebtedness that was paid or that matured or otherwise was payable during such period, plus Rent Expense.

         "Foreign Subsidiary" shall mean any Subsidiary of the Borrower that is not a Domestic Subsidiary.

         "Funded Indebtedness to Capitalization Ratio" shall mean, for the Borrower and its Subsidiaries on a consolidated basis, as of any date of determination, the ratio of Consolidated Funded Indebtedness to Capitalization.

         "Funded Indebtedness to EBITDA Ratio" shall mean, for the Borrower and its Subsidiaries on a consolidated basis, calculated as of any date of determination for the Last Four Fiscal Quarters after giving Pro Forma Effect to any relevant transaction occurring during such period, the ratio of Consolidated Funded Indebtedness to EBITDA.

         "Funding Date" shall mean each of the respective dates on which the funding of a Borrowing made under this Agreement occurs.

         "GAAP" shall mean generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and in the statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, as amended or modified from time to time, except that for purposes of Article 10, GAAP shall be determined on the basis of such principles in effect on the date hereof and consistent with those used in the preparation of the most recent audited financial statements described in Section 7.5.

         "Government Obligations" shall mean direct obligations of the United States of America or obligations for the full and prompt payment of which the full faith and credit of the United States of America are pledged.

         "Governmental Authority" shall mean any nation, province, state or other political subdivision thereof and any government or any natural person or entity exercising executive, legislative, regulatory or administrative functions of or pertaining to government.

         "Guarantee" shall mean the guarantee of the Obligations of the Borrower set forth in Article 2 of the Guarantee and Security Agreement.

         "Guarantee and Security Agreement" shall mean the Security Agreement (Including Guarantee), substantially in the form of Exhibit 4.1, to be executed and delivered by the Borrower and each Subsidiary Guarantor in favor of the Administrative Agent for the ratable benefit of the Lenders, the Issuing Bank and the Administrative Agent.

         "Hazardous Materials" shall mean gasoline, motor oil, fuel oil, waste oil, other petroleum or petroleum-based products, asbestos, polychlorinated biphenyls, medical and infectious wastes and any chemical, material or substance to which exposure is prohibited, limited or regulated by any federal, state, county, local or regional authority or which, even if not so regulated, is known to pose a hazard to health and safety, including but not limited to substances and materials defined or designated as "hazardous substances", "hazardous wastes", "pollutants", "contaminants", "hazardous materials" or "toxic substances" under any Environmental Law.

         "Hedge Agreements" shall mean, as to any Person, all interest rate swaps, caps or collar agreements, interest rate insurance and other similar agreements or arrangements entered into by such Person to obtain protection against fluctuations in interest rates or currency exchange rates or the exchange of nominal interest obligations, either generally or under specific contingencies.

         "Highest Lawful Rate" shall mean, with respect to each Lender, the maximum nonusurious interest rate, if any, that at any time or from time to time may be contracted for, taken, reserved, charged or received on debts outstanding hereunder or under the Notes, as the case may be, under the laws applicable to such Lender that are presently in effect or, to the extent allowed by law, under such applicable laws that may hereafter be in effect and that allow a higher maximum nonusurious interest rate than applicable laws now allow.

         "Indebtedness" shall mean, as to any Person, all items that in conformity with GAAP would be shown on the balance sheet of such Person as a liability and in any event shall include (without duplication) (a) indebtedness for borrowed money or for notes, debentures or other debt securities, (b) notes payable and drafts accepted representing extensions of credit regardless of whether the same represent obligations for borrowed money, (c) reimbursement obligations (regardless of whether due) in respect of letters of credit issued for the account of such Person (including any such obligations in respect of any drafts drawn thereunder), (d) liabilities for all or any part of the deferred purchase price of property or services, including Purchase Money Debt and all other liabilities arising from conditional sales contracts and similar title retention debt instruments, (e) liabilities secured by any Lien on any property or asset owned or held by such Person regardless of whether the indebtedness secured thereby shall have been assumed by or is a primary liability of such Person, (f) Capitalized Lease Obligations, (g) the principal component of any synthetic lease, tax retention operating lease, off-balance sheet loan or similar off-balance sheet financing pursuant to which such Person is the obligor to the extent such transaction is considered indebtedness for federal income tax purposes but is classified as an Operating Lease in accordance with GAAP, (h) all Indebtedness described in clauses (a) through (g) of any partnership or unincorporated joint venture to the extent such Person is legally obligated therefor or with respect to whom such Person reasonably expects that it will be liable with respect thereto, (i) Contingent Obligations, (j) for the purposes of
Section 11.1.8 only, all obligations of such Person in respect of Hedge Agreements, and (k) the liquidation value of any mandatorily redeemable preferred Capital Stock of such Person or its Subsidiaries held by any Person other than such Person and its Wholly Owned Subsidiaries.

         "Independent Financial Advisor" shall mean a firm (a) that does not, and whose directors, officers and employees or Affiliates do not, have a direct or indirect material financial interest in the Borrower, and (b) that, in the judgment of the board of directors of the Borrower, is otherwise independent and qualified to perform the task for which it is to be engaged.

         "Interest Expense" shall mean, as to any Person and its Subsidiaries on a consolidated basis for any period, (a) interest expense and amortization of deferred loan costs (calculated without regard to any limitations on the payment thereof), excluding interest that is paid solely by issuing additional 2003 Subordinated Notes in accordance with the terms of the 2003 Subordinated Notes,
(b) imputed interest on Capitalized Lease Obligations and on synthetic leases, tax retention operating leases, off-balance sheet loans and similar off-balance sheet financing transactions, (c) commissions, discounts and other fees and charges owed with respect to letters of credit and unused commitments, and (d) net costs under Hedge Agreements and any other interest rate protection agreements, all as determined in conformity with GAAP (except with respect to synthetic leases and similar items, which will be determined in conformity with calculations for federal income tax purposes).

         "Interest Payment Date" shall mean, (a) with respect to any Base Rate Loan or Swingline Loan, January 1, April 1, July 1 and October 1 of each year, commencing on the first such date after the applicable Funding Date, and (b) with respect to any Eurodollar Loan, the last day of the Interest Period applicable to such Loan; provided, however, that with respect to any Interest Period of six (6) months "Interest Payment Date" also shall include the day that is three (3) months after the day on which that Interest Period commenced.

         "Interest Period" shall mean any interest period applicable to a Eurodollar Loan as determined pursuant to Section 2.15.1.

         "Interest Rate Determination Date" shall mean each date for calculating the Eurodollar Rate for purposes of determining the interest rate in respect of an Interest Period, which in each case shall be the second (2nd) Business Day prior to the first (1st) day of the corresponding Interest Period.

         "Investment" shall mean the making of any loan, advance, extension of credit or capital contribution to, or the acquisition of any stock, bonds, notes, debentures or other obligations or securities of, or the acquisition of any other interest in or the making of any other investment in, any Person. For purposes of Section 9.4, the amount of any Investment shall be the original cost of such Investment plus the cost of all additional Investments by the Borrower or any of its Subsidiaries, without any adjustments for increases or decreases in value, or write-ups, write-downs or write-offs with respect to such Investment, reduced by any repayment of principal or a return of capital, as the case may be, and by the payment of dividends or distributions in connection with such Investment or any other amounts received in respect of such Investment; provided that no such repayment of principal, return of capital, payment of dividends or distributions or receipt of any such other amounts shall reduce the amount of any Investment if such repayment of principal, return of capital, payment of dividends or distributions or receipt of any such amounts would be included in Consolidated Net Income. If the Borrower or any Subsidiary of the Borrower Disposes of any Capital Stock of any direct or indirect Subsidiary of the Borrower such that, after giving effect to any such Disposition, such Subsidiary ceases to be a Subsidiary of the Borrower, the Borrower shall be deemed to have made an Investment on the date of any such Disposition equal to the fair market value of the Capital Stock of such Subsidiary not Disposed of.

         "Issuing Bank" shall mean Bank of America and any other financial institution that, subject to approval by the Administrative Agent and the Borrower, agrees to become a party to this Agreement and to issue Letters of Credit pursuant to Section 2.4.

         "Last Four Fiscal Quarters" shall mean, as of any date of determination, the Fiscal Quarter ending on such date or otherwise then most recently ended plus the immediately preceding three Fiscal Quarters.

         "Leased Property" shall mean real property in which the Borrower or a Subsidiary Guarantor has a leasehold interest only.

         "Lending Office" shall mean with respect to any Lender or the Administrative Agent, the office of each such Lender at the address specified on the signature pages hereto or in the Assignment and Assumption pursuant to which it became a Lender, or such other office as any such Lender from time to time may specify to the Borrower and the Administrative Agent.

         "Letter of Credit Commitments" shall mean, at any time, (a) the commitment of the Issuing Bank to issue Letters of Credit pursuant to the provisions of Section 2.4.1, and (b) the aggregate commitments of all the Lenders to purchase participations in the Letter of Credit Liabilities pursuant to the provision of Section 2.5; and the "Letter of Credit Commitment" of any Lender at any time shall mean an amount equal to such Lender's Percentage multiplied by the then effective aggregate Letter of Credit Commitments under clause (b) above. The Letter of Credit Commitments are in the aggregate amount set forth in Section 2.1.

         "Letter of Credit Facility" shall mean the letter of credit facility provided by the Lenders pursuant to the Letter of Credit Commitments as more particularly set forth in Section 2.4.

         "Letter of Credit Fees" shall have the meaning given such term in
Section 2.12.4.

         "Letter of Credit Liabilities" shall mean all liabilities of the Borrower to the Issuing Bank in respect of Letters of Credit, regardless of whether any such liability is contingent, and shall consist of the sum, without duplication, of (a) the amount available to be drawn or that may become available to be drawn under outstanding Letters of Credit (including all amounts committed to be paid by the Issuing Bank thereunder), and (b) all amounts that have been paid or made available by the Issuing Bank thereunder if and to the extent the Issuing Bank has not received reimbursement from the Borrower pursuant to the terms hereof.

         "Letter of Credit Request" shall mean a request substantially in the form of Exhibit 2.4.2 with respect to the proposed issuance of a Letter of Credit hereunder.

         "Letter of Credit Supportable Obligations" shall mean (a) obligations of the Borrower or any of its Subsidiaries incurred in the ordinary course of business with respect to workers' compensation, surety bonds and other similar statutory obligations, and (b) such other obligations of the Borrower or any of its Subsidiaries as are reasonably acceptable to the Issuing Bank and the Administrative Agent and otherwise permitted to exist pursuant to the terms of this Agreement.

         "Letters of Credit" shall mean the letters of credit issued by the Issuing Bank pursuant to the provisions of Section 2.4.1.

         "Lien" shall mean, as to any asset, (a) any lien, charge, claim, mortgage, security interest, pledge, hypothecation or other encumbrance of any kind with respect to such asset, (b) any interest of a vendor or lessor under any conditional sale agreement, Capitalized Lease or other title retention agreement relating to such asset, (c) any reservation, exception, encroachment, easement, right-of-way, covenant, condition, restriction, lease or other title exception affecting such asset, or (d) any assignment, deposit, preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, and the filing of any financing statement under the Uniform Commercial Code or comparable law of any jurisdiction).

         "Loan Documents" shall mean this Agreement, the Notes, the Letters of Credit, the Security Documents, the Specified Hedge Agreements and all other documents, instruments and agreements now or hereafter executed or delivered pursuant hereto or in connection herewith.

         "Loans" shall mean Revolving Loans and Swingline Loans.

         "Maintenance Capital Expenditure Adjustment" shall mean, for the Borrower and its Subsidiaries on a consolidated basis, as of any date of determination, an amount equal to the product obtained by multiplying $75,000 by the number of Centers owned or leased by the Borrower and its Subsidiaries as of such date, excluding Centers described in subsection 9.9(b).

         "Majority Owned Center Subsidiary" shall mean a Subsidiary of the Borrower (a) that is not a Wholly Owned Subsidiary of the Borrower and (b) whose assets consist (or upon the acquisition or completion of development thereof will consist) solely of a Center and assets directly related to the operations of such Center.

         "Material Adverse Change" shall mean a material adverse change in (a) the properties, business, prospects, operations, management or financial condition of the Borrower and its Subsidiaries, taken as a whole, or (b) the ability of the Borrower and its Subsidiaries, taken as a whole, to pay and perform the Obligations.

         "Material Adverse Effect" shall mean a material adverse effect on (a) the properties, business, prospects, operations, management or financial condition of the Borrower and its Subsidiaries, taken as a whole, (b) the ability of the Borrower and its Subsidiaries, taken as a whole, to pay and perform the Obligations, (c) the validity or enforceability of this Agreement or the other Loan Documents, (d) the validity, enforceability or priority of the Liens purported to be created by the Security Documents, or (e) or the rights or remedies of the Administrative Agent, any Lender or the Issuing Bank hereunder or under any of the other Loan Documents.

         "Material Contract" shall mean each contract to which the Borrower or any of its Subsidiaries is a party or a guarantor (or by which it is bound) that requires payments (either to or for the benefit of, or by or on behalf of, the Borrower or any of its Subsidiaries) in excess of $3,000,000 in any twelve-month period (a) the cancellation, non-performance or non-renewal of which by any party thereto would have a Material Adverse Effect, or (b) pursuant to which the

Borrower or any of its Subsidiaries may incur Indebtedness for borrowed money or Capitalized Lease Obligations.

         "Maturity Date" shall mean the third (3rd) anniversary of the date of this Agreement, or such earlier date to which the maturity of the Obligations may be accelerated pursuant to the terms of this Agreement.

         "Moody's" shall mean Moody's Investors Service, Inc. and its successors.

         "Mortgage" shall mean a mortgage, deed of trust, deed to secure debt or other real property security instrument (including, in the discretion of the Administrative Agent, a collateral assignment of lease with respect to Leased Property) in favor of the Administrative Agent (or such other trustee as may be required or desired under applicable law), for the ratable benefit of the Lenders, the Issuing Bank and the Administrative Agent, encumbering a Collateral Real Estate Interest as security for the Obligations.

         "Multi-Employer Plan" shall mean any multiple employer plan, as defined in Section 4001(a)(3) of ERISA, that is maintained by the Borrower or any of its Subsidiaries or a Commonly Controlled Entity.

         "Net Cash Proceeds" shall mean (a) in connection with any Asset Sale or any Recovery Event, the proceeds thereof in the form of cash and Cash Equivalents (including any such proceeds received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment receivable or otherwise, but only as and when received) of such Asset Sale or Recovery Event, net of reasonable and customary attorneys' fees, accountants fees, investment banking fees, amounts required to be applied to the repayment of Indebtedness secured by a Lien expressly permitted hereunder on any asset that is the subject of such Asset Sale or Recovery Event (other than any Lien pursuant to a Security Document) and other reasonable and customary fees and expenses, in each case, to the extent actually incurred in connection therewith and net of taxes paid or reasonably estimated to be payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements), and (b) in connection with any issuance or sale of equity securities or debt securities or instruments or the incurrence of Indebtedness, the cash proceeds and any non-cash consideration received from such issuance or incurrence, net of reasonable and customary attorneys' fees, investment banking fees, accountants' fees, underwriting discounts and commissions and other reasonable and customary fees and expenses, in each case, to the extent actually incurred in connection therewith.

         "Notes" shall mean the Revolving Notes and the Swingline Note.

         "Notice of Borrowing" shall mean a notice substantially in the form of
Exhibit 2.2.4 with respect to a proposed Borrowing of Revolving Loans.

         "Notice of Conversion/Continuation" shall mean a notice substantially in the form of Exhibit 2.8.2 with respect to a proposed conversion or continuation of Revolving Loans bearing interest at a rate determined by reference to one basis to Revolving Loans bearing interest at a rate determined by reference to an alternative basis pursuant to Section 2.8.

         "Obligations" shall mean the unpaid principal of and interest on (including interest accruing after the maturity of the Loans and Letter of Credit Liabilities and interest accruing after the commencement of any bankruptcy, insolvency, reorganization or similar case or proceeding with respect to any Credit Party, regardless of whether a claim for post-filing or post-petition interest is allowed in such case or proceeding) the Loans, the Letter of Credit Liabilities and all other indebtedness, obligations and liabilities of the Credit Parties to the Administrative Agent, any other Agent-Related Person, any Lender or the Issuing Bank (or, in the case of Specified Hedge Agreements, any Affiliate of any Lender or any Person that was a Lender or an Affiliate thereof when such Specified Hedge Agreement was entered into), whether direct or indirect, absolute or contingent, due or to become due or now existing or hereafter incurred, that arise under, out of or in connection with this Agreement, the Notes, the Letters of Credit, any other Loan Document, any Specified Hedge Agreement or any other document made, delivered or given in connection herewith or therewith, whether on account of principal, interest, reimbursement obligations, fees, indemnities, costs, expenses (including all fees, charges and disbursements of counsel to the Administrative Agent, any other Agent-Related Person, any Lender or the Issuing Bank that are required to be paid by any Credit Party pursuant hereto or to any other Loan Document) or otherwise; provided that (a) Obligations of any Credit Party under any Specified Hedge Agreement shall be secured and guaranteed pursuant to the Security Documents only to the extent that, and for so long as, the other Obligations are so secured and guaranteed and (b) any release of Collateral or a Subsidiary Guarantor effected in a manner permitted by this Agreement shall not require the consent of Persons other than Lenders who hold obligations under Specified Hedge Agreements.

         "Operating Lease" shall mean, as to any Person, any lease of property (whether real, personal or mixed) by such Person as lessee that is not a Capitalized Lease.

         "PBGC" shall mean the Pension Benefit Guaranty Corporation established pursuant to subtitle A of Title IV of ERISA.

         "Percentage" shall mean, as to each Lender, the fraction, expressed as a percentage, obtained by dividing such Lender's Commitment by the aggregate Commitments.

         "Permitted Acquisition" shall mean any Asset Acquisition by the Borrower or any Subsidiary of the Borrower that complies with all of the following requirements, as applicable:

                  (a)      the assets to be acquired shall consist primarily of
         (i) a Center or (ii) the Capital Stock of a Person whose primary asset is (A) a Center or (B) Capital Stock of a Subsidiary of such Person whose primary asset is a Center;

                  (b) the Borrower shall have complied with the provisions of Section 8.2.4;

                  (c) the Borrower or a Subsidiary of the Borrower is the surviving entity in the transaction;

                  (d) all assets acquired in the transaction are held or acquired by the Borrower or a Person who is or as a part of the transaction will become a Subsidiary of the Borrower and has complied with the provisions of Section 8.18 prior to or contemporaneously with the consummation of the transaction;

                  (e) at the time of such Asset Acquisition and after giving Pro Forma Effect thereto and to any other relevant transaction occurring during the then most recent twelve (12) month period, (1) no Default shall have occurred or be continuing or would result therefrom, and (2) the Senior Funded Indebtedness to EBITDA Ratio shall not exceed
         2.25 to 1.00, both as confirmed by a certificate of a Responsible Officer of the Borrower in form and substance satisfactory to the Administrative Agent;

                  (f) with respect to an Asset Acquisition primarily in exchange for cash (including Indebtedness incurred or assumed) (1) the total consideration (including Indebtedness incurred or assumed) for any one Asset Acquisition made pursuant to this clause (f) shall not exceed $10,000,000, and (2) as of the date of such Asset Acquisition, the total consideration (including Indebtedness incurred or assumed) for such Asset Acquisition, together with all other Asset Acquisitions made pursuant to this clause (f) during the immediately preceding twelve months, shall not exceed EBITDA for the Last Four Fiscal Quarters (taking into account EBITDA during the Last Four Fiscal Quarters attributable to any Asset Acquisitions made during the Last Four Fiscal Quarters but without giving Pro Forma Effect to such Asset Acquisitions), as established pursuant to Compliance Certificates delivered to the Administrative Agent as provided herein; and

                  (g) with respect to an Asset Acquisition primarily in exchange for Capital Stock of the Borrower, (1) if such Capital Stock consists of equity securities other than common stock, all terms, conditions and provisions of those equity securities shall be satisfactory to Requisite Lenders, in their discretion, and (2) as of the date of such Asset Acquisition, the total consideration (including Indebtedness incurred or assumed) for such Asset Acquisition, together with all other Asset Acquisitions made pursuant to this clause (g) during the immediately preceding twelve months, shall not exceed an amount equal to the difference between (x) one hundred fifty percent (150%) of EBITDA for the Last Four Fiscal Quarters (taking into account EBITDA during the Last Four Fiscal Quarters attributable to any Asset Acquisitions made during the Last Four Fiscal Quarters but without giving Pro Forma Effect to such Asset Acquisitions), as established pursuant to Compliance Certificates delivered to the Administrative Agent as provided herein, and (y) the total consideration (including Indebtedness incurred or assumed) paid in connection with all Asset Acquisitions made during such period pursuant to the preceding clause
         (f).

         "Permitted Liens" shall mean Liens permitted pursuant to the provisions of Section 9.2.

         "Permitted Non-Guarantor Entity" shall mean a Person that meets all of the following requirements:

                  (a) Such Person shall be a Person in which the Borrower and its Subsidiaries own Capital Stock, but is not a Subsidiary of the Borrower, and the remaining Capital Stock of which is owned by a hospital or hospital system or individual physicians or Persons owned or controlled by individual physicians.

                  (b) There shall be no restriction on the ability of such Person to pay dividends or make distributions of its available cash (i.e., cash remaining after debt service, payment of expenses and the establishment of reasonable reserves) to holders of its Capital Stock, other than pursuant to the law under which such Person is organized.

                  (c) Such Person shall be engaged exclusively in the ownership or operation of a Center.

                  (d) The aggregate amount of the Investments of the Borrower and its Subsidiaries contributed to or otherwise invested in all such Persons at any one time shall not exceed $15,000,000, plus the aggregate face amount of Contingent Obligations of the Borrower and its Subsidiaries incurred after the date hereof with respect to Indebtedness of such Persons, which shall not exceed $5,000,000.

                  (e) At any one time there shall be no more than ten (10) Permitted Non-Guarantor Entities in which the Borrower or its Subsidiaries own Capital Stock or with respect to which the Borrower or its Subsidiaries have outstanding Contingent Obligations.

         "Person" shall mean an individual, corporation, partnership, limited partnership, limited liability company, limited liability limited partnership, trust, business trust, association, joint stock company, joint venture, pool, syndicate, sole proprietorship, unincorporated organization, Governmental Authority or other form of entity not specifically listed herein.

         "Plan" shall mean an employee pension benefit plan covered by Title IV of ERISA that is maintained by the Borrower or any of its Subsidiaries or a Commonly Controlled Entity, and shall include any Single Employer Plan or any Multi-Employer Plan.

         "Pledged Debt Securities" shall have the meaning given such term in the Guarantee and Security Agreement.

         "Pledged Notes" shall have the meaning given such term in the Guarantee and Security Agreement.

         "Pledged Securities" shall have the meaning given such term in the Guarantee and Security Agreement.

         "Pledged Stock" shall have the meaning given such term in the Guarantee and Security Agreement.

         "Pricing Tier Determination Date" shall mean the fifth (5th) Business Day following each deadline for delivering to the Administrative Agent the financial statements, financial reports, certificates and other financial information complying with the requirements of Section 8.1.1 or 8.1.2 and containing information sufficient to enable a calculation of the Funded Indebtedness to EBITDA Ratio for the purpose of determining the Applicable Base Rate Margin, the Applicable Eurodollar Rate Margin, the Applicable Letter of Credit Fee Percentage and the Applicable Commitment Fee Percentage pursuant to
Section 2.14.

         "Principal Obligor" shall mean, with respect to a specific indebtedness or obligation, the Person creating, incurring, assuming or suffering to exist such indebtedness or obligation without becoming liable for same as a surety or guarantor.

         "Pro Forma Effect" shall mean, in making any calculation hereunder necessary to determine whether the Borrower is in compliance with Section 10.1.2 or Section 10.1.3 or whether a Default would result from any Asset Acquisition,
(1) any Disposition of any asset(s) of the Borrower or any of the other Credit Parties made during the twelve (12) month period ending on and including the date of determination, other than a Disposition permitted by subsections 9.3(a),
(b) or (c), shall be assumed to have occurred on the first day of such period, and (2) any Asset Acquisition made during the twelve (12) month period ending on and including the date of determination shall be assumed to have occurred on the first day of such period; provided that the Administrative Agent has been furnished with annual audited financial statements or interim financial statements regarding such Asset Acquisition that are in sufficient detail to provide a basis for determining the Pro Forma Effect thereof and that otherwise are in form and substance and prepared by Persons satisfactory to the Administrative Agent.

         "Projections" means the projected balance sheets, statements of income and statements of cash flows for the Borrower and its Subsidiaries for Fiscal Years 2003 through 2006, prepared or approved by the Borrower and furnished to the Administrative Agent, the Lenders and the Issuing Bank in connection with the transactions that are the subject of this Agreement.

         "PSC" shall mean Physicians Surgical Care, Inc., a Delaware corporation that has become a Subsidiary of the Borrower by virtue of merging with a Subsidiary of the Borrower and being the surviving corporation in the merger.

         "Purchase Money Debt" shall mean (a) Indebtedness of the Borrower or any of its Subsidiaries that, within thirty (30) days of the purchase of equipment in which neither the Borrower nor any of its Subsidiaries at any time prior to such purchase had any interest, is incurred to finance part or all of (but not more than) the purchase price of such equipment, and that bears interest at a rate per annum that is commercially reasonable at the time, and
(b) Indebtedness that constitutes a renewal, extension, refunding or refinancing of, but not an increase in the principal amount of, Purchase Money Debt that is such by virtue of clause (a), is binding only upon the obligor or obligors under the Purchase Money Debt being renewed, extended or refunded and bears interest at a rate per annum that is commercially reasonable at the time.

         "Recovery Event" shall mean any settlement of or payment in respect of any property or casualty insurance claim or any eminent domain proceeding relating to any asset of the Borrower or any of its Subsidiaries, which settlement or payment yields gross proceeds to the Borrower or any such Subsidiary in excess of $1,000,000; provided, however, that any Recovery Event with respect to an asset of a Majority Owned Center Subsidiary or a Permitted Non-Guarantor Entity shall be treated as a Recovery Event hereunder only to the extent of the interest(s) (direct or indirect) of the Borrower and the other Credit Parties in the subject property.

         "Reinvestment Deferred Amount" shall mean, with respect to any Reinvestment Event, the aggregate Net Cash Proceeds received by the Borrower or any other Credit Party in connection therewith that are not applied to prepay Loans or reduce the Commitments pursuant to Section 2.1.3 as a result of the delivery of a Reinvestment Notice.

         "Reinvestment Event" shall mean any Asset Sale or Recovery Event in respect of which the Borrower has delivered a Reinvestment Notice.

         "Reinvestment Notice" shall mean a written notice executed by a Responsible Officer of the Borrower stating that no Default has occurred and is continuing and that either the recipient of Net Cash Proceeds of an Asset Sale or Recovery Event or the Borrower (directly or indirectly through a Wholly Owned Subsidiary to the extent otherwise permitted hereunder) intends and expects to use all or a specified portion of such Net Cash Proceeds to acquire assets useful in its business.

         "Reinvestment Prepayment Amount" shall mean, with respect to any Reinvestment Event, the Reinvestment Deferred Amount relating thereto less any amounts expended prior to the relevant Reinvestment Prepayment Date to acquire assets useful in the business of the Borrower and its Subsidiaries.

         "Reinvestment Prepayment Date" shall mean, with respect to any Reinvestment Event, the earlier of (a) the date occurring three hundred and sixty-five (365) days after such Reinvestment Event, and (b) the date on which the Borrower shall have determined not to acquire assets useful in the Borrower's or the applicable Subsidiary's business with all or any portion of the relevant Reinvestment Deferred Amount.

         "Rent Expense" shall mean, as to any Person for any period, the aggregate rent and lease expenses recorded by such Person and its Subsidiaries on a consolidated basis in conformity with GAAP pursuant to any Operating Lease.

         "Reportable Event" shall mean any of the events set forth under Section 4043(c) of ERISA or the PBGC regulations thereunder.

         "Required Appraisal" shall have the meaning given such term in Section 4.3.

         "Requirement of Law" shall mean, as to any Person (a) the partnership agreement, charter, certificate of incorporation, articles of incorporation, bylaws, operating agreement or other organizational or governing documents of such Person, (b) any federal, state or local law, treaty, ordinance, rule or regulation, and (c) any order, decree or determination of a court, arbitrator or other Governmental Authority; in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

         "Requisite Lenders" shall mean, as of any date of determination, Lenders having at least fifty-one percent (51%) of the Commitments.

         "Responsible Officer" shall mean, as to any Person, either (a) its president, chief executive officer or chief financial officer, or (b) with respect to financial matters, its president, chief executive officer, chief financial officer or any vice president designated in writing by the chief executive officer to the Administrative Agent.

         "Restricted Payments" shall mean, as to any Person for any period:

                  (a) dividends, other distributions and other payments or deliveries of property on account of the Capital Stock, or any warrants, options or other rights in respect of any Capital Stock, of such Person or its Subsidiaries, now or hereafter outstanding, that are recorded by such Person and its Subsidiaries on a consolidated basis (excluding any such dividends, distributions and other payments made solely to such Person or a Wholly Owned Subsidiary of such Person by a Subsidiary of such Person),

                  (b) amounts paid to purchase, redeem, retire or otherwise acquire for value any of the Capital Stock, or any warrants, options or other rights in respect of any Capital Stock, of such Person or its Subsidiaries, now or hereafter outstanding (excluding any such amounts paid solely to such Person or a Wholly Owned Subsidiary of such Person by a Subsidiary of such Person),

                  (c) any assets segregated or set apart by such Person or any of its Subsidiaries (including any money or property deposited with a trustee or other paying agent) for a sinking or analogous fund for the purchase, redemption or retirement or other acquisition of any Capital Stock, or any warrants, options or other rights in respect of any Capital Stock, of such Person or its Subsidiaries, now or hereafter outstanding (excluding any assets so segregated or set apart with respect to any stock, warrants, options or other rights held by a Wholly Owned Subsidiary of such Person),

                  (d) payments made or required to be made by such Person with respect to any stock appreciation rights plan, equity incentive or achievement plan or any similar plan and any assets segregated or set apart for such purposes (including any money or property deposited with a trustee or other paying agent), and

                  (e) any payment, purchase, redemption or acquisition of Subordinated Indebtedness and any assets segregated or set apart for such purposes (including any money or property deposited with a trustee or other paying agent), excluding, however, regularly scheduled payments of interest made according to the stated terms of such Subordinated Indebtedness;

         all as determined in conformity with GAAP.

         "Revolving Credit Commitments" shall mean, at any time, the commitment of all the Lenders, collectively, to make Revolving Loans to the Borrower during the Commitment Period pursuant to the provisions of Section 2.2, and the "Revolving Credit Commitment" of any Lender at any time shall mean an amount equal to such Lender's Percentage multiplied by the then effective aggregate Revolving Credit Commitments. The Revolving Credit Commitments are in the aggregate amount set forth in Section 2.1.

         "Revolving Credit Facility" shall mean the revolving credit facility provided by the Lenders pursuant to the Revolving Credit Commitments as more particularly set forth in Section 2.2.

         "Revolving Loans" shall mean the loans made by the Lenders to the Borrower pursuant to the provisions of Section 2.2.

         "Revolving Notes" shall mean the promissory notes, substantially in the form of Exhibit 2.9A, executed by the Borrower in favor of the Lenders, evidencing the indebtedness of the Borrower to the Lenders in connection with the Revolving Loans.

         "S&P" shall mean Standard & Poor's Ratings Service, a division of The McGraw-Hill Companies, and its successors.

         "Scheduled Acquisitions" shall mean the Asset Acquisitions identified as such on Schedule 9.4.

         "Security Documents" shall mean the Guarantee and Security Agreement, the Mortgages and the Financing Statements, together with all documents, instruments and agreements now or hereafter executed or delivered pursuant thereto or in connection therewith.

         "Senior Funded Indebtedness to EBITDA Ratio" shall mean, for the Borrower and its Subsidiaries on a consolidated basis, calculated as of any date of determination for the Last Four Fiscal Quarters after giving Pro Forma Effect to any relevant transaction occurring during such period, the ratio of (a) Consolidated Funded Indebtedness less Subordinated Indebtedness, to (b) EBITDA.

         "Single Employer Plan" shall mean any Plan that is not a Multi-Employer Plan.

         "Solvent" shall mean, with respect to any Person on any particular date, that on such date (a) the fair value of the assets of such Person (both at fair valuation and at present fair saleable value) is, on the date of determination, greater than the total amount of liabilities, including contingent and unliquidated liabilities, of such Person, (b) such Person is able to pay all liabilities of such Person as they mature, and (c) such Person does not have unreasonably small capital with which to carry on its business. In computing the amount of contingent or unliquidated liabilities at any time, such liabilities will be computed at the amount that, in light of all the facts and circumstances existing at such time, represents the amount that can be reasonably expected to become an actual or matured liability.

         "Specified Hedge Agreement" shall mean any Hedge Agreement (a) entered into by (i) the Borrower or any of its Subsidiaries and (ii) any Lender or any Affiliate thereof, or any Person that was a Lender or an Affiliate thereof when such Hedge Agreement was entered into as counterparty and (b) that has been designated by such Lender and the Borrower, by notice to the Administrative Agent not later than 90 days after the execution and delivery thereof by the Borrower or such Subsidiary, as a Specified Hedge Agreement; provided that the designation of any Hedge Agreement as a Specified Hedge Agreement shall not of itself create in favor of any Lender or Affiliate thereof that is a party thereto any rights in connection with the administration, management or release of any Collateral or of the obligations of any Subsidiary Guarantor under the Guarantee and Security Agreement.

         "Subordinated Indebtedness" shall mean (a) the Indebtedness of the Borrower and its Subsidiaries pursuant to the 2003 Subordinated Notes and the other 2003 Subordinated Note Documents, and (b) any other Indebtedness of the Borrower and its Subsidiaries that (i) is subordinated in right of payment to the Obligations as provided in Exhibit 1.1B or on other terms satisfactory to the Administrative Agent and Requisite Lenders, in their discretion, and (ii) does not mature or require any principal amortization prior to the day that is six (6) months after the Maturity Date.

         "Subsidiary" shall mean, as to any Person (a) a corporation, limited liability company or other entity of which shares of Capital Stock having ordinary voting power (other than Capital Stock having such power only by reason of the occurrence of a contingency) to elect a majority of the board of directors or other managers thereof are at the time owned, or which entity otherwise is controlled, directly or indirectly through one or more intermediaries or both, by such Person, or (b) a partnership in which such Person is the controlling general partner or that otherwise is controlled, directly or indirectly through one or more intermediaries or both, by such Person.

         "Subsidiary Guarantor" shall mean each Subsidiary of the Borrower, whether now in existence or hereafter created or acquired, other than an Excluded Subsidiary.

         "Swingline Commitment" shall mean the commitment of the Swingline Lender to make Swingline Loans pursuant to Section 2.3.

         "Swingline Facility" shall mean the swingline credit facility provided by the Swingline Lender pursuant to the Swingline Commitment as more particularly set forth in Section 2.3.

         "Swingline Lender" shall mean Bank of America and any other financial institution that, subject to approval by the Administrative Agent and the Borrower, agrees to become a party to this Agreement and to make Swingline Loans pursuant to Section 2.3. As used herein and in the other Loan Documents, "Lender" shall include the Swingline Lender except to the extent that the context requires otherwise.

         "Swingline Loans" shall mean the loans made to the Borrower by the Swingline Lender pursuant to Section 2.3.

         "Swingline Note" shall mean the promissory note, in substantially the form of Exhibit 2.9B, executed by the Borrower in favor of the Swingline Lender, evidencing the indebtedness of the Borrower to the Swingline Lender in connection with the Swingline Loans.

         "Symbion (Tennessee)" shall mean Symbion, Inc., a Tennessee corporation that was merged with and into Symbion.

         "Title Policy" means a policy of title insurance (ALTA Loan Policy - 1992 or local equivalent) in form, substance and amount and issued by a title insurance company satisfactory to the Administrative Agent, naming the Administrative Agent as the insured, insuring that the Mortgage that is the subject thereof constitutes a valid first lien on and security title to the real property described therein, free and clear of all defects and encumbrances except Permitted Liens, and containing:

                  (a) full coverage against liens of mechanics, materialmen, laborers and any other parties who might claim statutory or common law liens;

                  (b) no survey exceptions other than those approved by the Administrative Agent;

                  (c) no exceptions for parties in possession under unrecorded instruments;

                  (d) no exceptions for easements or claims of easements not shown by public records except for matters shown on the survey approved by the Administrative Agent;

                  (e) no other exceptions except as approved by the Administrative Agent;

                  (f) comprehensive, contiguity, restrictions, encroachments, zoning, survey, usury, creditor's rights, revolving credit, subsequent advance, tax, doing-business, access, street, variable rate, environmental protection, subdivision, tax deed, first loss, last dollar, tie-in and other endorsements to the extent applicable and available and reasonably required by the Administrative Agent; and

                  (g) such affirmative insurance and reinsurance as the Administrative Agent in its discretion may require.

         "2003 Subordinated Note Documents" shall mean the 2003 Subordinated Notes, the 2003 Subordinated Note Indenture and the 2003 Subordinated Note Purchase Agreement, together with any other instruments and agreements entered into by the Borrower or any of its Subsidiaries in connection therewith.

         "2003 Subordinated Note Indenture" shall mean the Indenture (as defined in the 2003 Subordinated Notes).

         "2003 Subordinated Note Purchase Agreement" shall mean the Securities Purchase Agreement, dated or to be dated on or about July 18, 2003, entered into by the Borrower, certain Subsidiaries of the Borrower, as guarantors, and DLJ Investment Partners II, L.P., DLJ Investment Partners, L.P., and DLJIP II Holdings, L.P., as initial purchasers.

         "2003 Subordinated Notes" shall mean the 14 -3/4 % Senior Subordinated Notes Due 2008 of the Borrower issued from time to time pursuant to the 2003 Subordinated Note Purchase Agreement or the 2003 Subordinated Note Indenture.

         "UCC" shall mean the Uniform Commercial Code as in effect in the State of Tennessee or any other applicable jurisdiction, as the context may require.

         "Wholly Owned Subsidiary" shall mean, as to any Person, any other Person all of the Capital Stock of which (other than directors' qualifying shares required by law) is owned by the first Person directly or through one or more other Wholly Owned Subsidiaries of the first Person.

         1.2. Accounting and Commercial Terms. As used in this Agreement, all accounting terms used but not otherwise defined herein shall have the respective meanings assigned to them in conformity with GAAP. All terms used but not otherwise defined herein that are defined or used in Article 9 of the UCC shall have the respective meanings assigned to them in such Article.

         1.3. General Construction. As used in this Agreement, the masculine, feminine and neuter genders and the plural and singular numbers shall be deemed to include the others in all cases in which they would so apply. "Includes" and "including" are not limiting, and shall be deemed to be followed by "without limitation" regardless of whether such words or words of like import in fact follow same. The word "or" is not intended and shall not be construed to be exclusive, and unless the context clearly indicates otherwise, the disjunctive "or" shall include the conjunctive "and".

         1.4. Defined Terms; Headings. The use of defined terms in the Loan Documents is for convenience of reference and shall not be deemed to be limiting or to have any other substantive effect with respect to the persons or things to which reference is made through the use of such defined terms. Article and section headings and captions in the Loan Documents are included in such Loan Documents for convenience of reference and shall not constitute a part of the applicable Loan Documents for any other purpose.

         1.5. References to this Agreement and Parts Thereof. As used in this Agreement, unless otherwise specified the words "hereof," "herein" and "hereunder" and words of similar import shall refer to this Agreement including all schedules and exhibits hereto, as a whole, and not to any particular provision of this Agreement, and the words "Article", "Section", "Schedule" and "Exhibit" refer to articles, sections, schedules and exhibits of or to this Agreement.

         1.6. Documentary References. Any reference herein to any instrument, document or agreement, by whatever terminology used, shall be deemed to include any and all amendments, modifications, supplements, extensions, renewals, substitutions or replacements thereof as the context may require.

         1.7. Legal References. Any reference herein to any law shall be a reference to such law as in effect from time to time and shall include any rules and regulations promulgated or published thereunder and published interpretations thereof.

                                   ARTICLE 2.

                           LOANS AND LETTERS OF CREDIT

         2.1.     Commitments.

                  2.1.1.   Amounts of Commitments.

                           (a) The aggregate amount of the Commitments shall be $110,000,000. Provided that no Default shall have occurred and be continuing and the Commitments have not been terminated, the Borrower shall be entitled, at any time prior to the day that is eighteen (18) months after the date hereof, with the written consent of the Administrative Agent, Requisite Lenders and all Lenders providing such increased amount, to request an increase in the Commitments of up to $20,000,0000 in the aggregate. In such event, this Agreement and the other Loan Documents may be amended, modified or supplemented by one or more agreements among the Borrower, the Administrative Agent, Requisite Lenders and all Lenders providing such increased amount, to the extent the Administrative Agent determines the same to be necessary but without the need for any further approval or consent from the other Lenders, to effectuate such increase and to cause all of the Lenders (including any new Lenders providing all or part of such increased amount) to participate in the extensions of credit hereunder in accordance with their respective Percentages after giving effect to any such increase in the Commitments.

                           (b) The aggregate amount of the Revolving Credit Commitments at any time is equal to the aggregate amount of the Commitments in effect at such time less the aggregate amount of Letter of Credit Liabilities outstanding at such time.

                           (c) The aggregate amount of the Letter of Credit Commitments at any time is equal to the lesser of: (1) the aggregate amount of the Commitments in effect at such time less the aggregate amount of Loans outstanding at such time, and (2) $2,000,000.

         2.1.2. Voluntary Reductions of Commitments. The Borrower shall have the right, at any time and from time to time, to terminate in whole or permanently reduce in part, without premium or penalty, the Commitments in an amount up to the amount by which the Commitments exceed the aggregate amount of the then outstanding Loans and Letter of Credit Liabilities. The Borrower shall give not less than ten (10) Business Days' prior written notice to the Administrative Agent designating the date (which shall be a Business Day) of such termination or reduction and the amount of any reduction. Promptly after receipt of a notice of such termination or reduction, the Administrative Agent shall notify each Lender of the proposed termination or reduction. Such termination or reduction of the Commitments shall be effective on the date specified in the Borrower's notice and shall reduce the Commitment of each Lender in proportion to its Percentage of the Commitments. Any such reduction of the Commitments shall be in a minimum amount of $5,000,000 and in integral multiples of $1,000,000.

         2.1.3.   Mandatory Prepayments and Reductions of Commitments.

                  (a) If on any date the Borrower or any of its Subsidiaries shall receive Net Cash Proceeds from any Asset Sale or Recovery Event then, unless a Reinvestment Notice shall have been delivered previously to the Administrative Agent in respect thereof, such Net Cash Proceeds shall be applied on such date to the prepayment of Loans and the reduction of the Commitments as set forth in subsection 2.1.3(b); provided that on each Reinvestment Prepayment Date, an amount equal to the Reinvestment Prepayment Amount with respect to the relevant Reinvestment Event shall be applied to the prepayment of Loans and the reduction of the Commitments as set forth in subsection 2.1.3(b).

                  (b) Amounts to be applied in connection with prepayments and Commitment reductions made pursuant to this Section 2.1.3 shall be applied to the permanent reduction of the Commitments so long as any portion of the Commitments remains in effect, and after the Commitments have been reduced to zero and all Obligations have been satisfied, any remaining amounts shall be paid to the Borrower or such other Person as shall be lawfully entitled thereto. Contemporaneous with any such reduction of the Commitments, the Borrower shall prepay Loans to the extent, if any, that the aggregate amount of the then outstanding Loans and Letter of Credit Liabilities exceed the amount of the Commitments as so reduced, and if after such prepayment the aggregate principal amount of Letter of Credit Liabilities then outstanding exceeds the amount of the Commitments as so reduced, the Borrower shall, to the extent of the balance of such excess, replace outstanding Letters of Credit or deposit an amount in immediately available funds in a Collateral Account established with the Administrative Agent in accordance with the procedures specified in Section 11.3 in the same manner as if an Event of Default had occurred and was continuing.

2.2.     Revolving Loans.

         2.2.1. Commitment to Make Revolving Loans. Subject to all of the terms and conditions of this Agreement (including the conditions set forth in Sections 6.1 and 6.2) and in reliance upon the representations and warranties of the Borrower herein set forth, each Lender hereby severally agrees to make Revolving Loans to the Borrower from time to time during the Commitment Period, in amounts up to its Percentage of the aggregate Revolving Credit Commitments, for the purposes identified in Section 2.11; provided, however, that in no event shall (a) the aggregate principal amount of the Revolving Loans made by any Lender that are outstanding at any time exceed such Lender's Revolving Credit Commitment, (b) the aggregate principal amount of the Revolving Loans made by all Lenders and the Swingline Loans made by the Swingline Lender that are outstanding at any time exceed the Revolving Credit Commitments then in effect. Each Lender's Revolving Credit Commitment shall expire upon the expiration of the Commitment Period, and all Revolving Loans shall be paid in full no later than the Maturity Date.

         2.2.2. Lenders' Obligations Several; Proportionate Loans. The obligations of the Lenders to make Revolving Loans under Section 2.2.1 shall be several and not joint and, subject to Section 2.15.4, all Revolving Loans under this Agreement shall be made by the Lenders simultaneously and proportionately to their respective Percentages of the Revolving Credit Commitments. It is understood and agreed that the failure of any Lender to make its Revolving Loan as part of any Borrowing under Section 2.2.1 shall not relieve any other Lender of its obligation to make its Revolving Loan as provided in Section 2.2.1 with respect to such Borrowing (or any future Borrowings under Section 2.2.1). Neither the Administrative Agent nor any Lender shall be responsible for the failure of any other Lender to make a Revolving Loan as provided herein nor shall the Revolving Credit Commitment of any Lender be increased as a result of the default by any other Lender in such other Lender's obligation to make Revolving Loans hereunder.

         2.2.3. Revolving Credit; Minimum Borrowings. Amounts borrowed by the Borrower under the Revolving Credit Commitments may be prepaid and reborrowed from time to time to during the Commitment Period. The aggregate amount of Revolving Loans made on any Funding Date shall be in a minimum amount of $1,000,000 and in integral multiples of $100,000 in excess of that amount; provided, however, that the aggregate amount of Eurodollar Loans made on any Funding Date shall be in a minimum amount of $2,500,000 and in integral multiples of $100,000 in excess of that amount.

         2.2.4.   Notice of Borrowing.

                  (a) Delivery of Notice. Whenever the Borrower desires to borrow under Section 2.2, it shall deliver to the Administrative Agent a Notice of Borrowing no later than 11:00 a.m. (Central time) at least one (1) Business Day in advance of the proposed Funding Date (in the case of Base Rate Loans) or three (3) Business Days in advance of the proposed Funding Date (in the case of Eurodollar Loans). The Notice of Borrowing shall specify (i) the proposed Funding Date (which shall be a Business Day), (ii) the amount of the proposed Borrowing, (iii) whether the proposed Borrowing shall be in the form of Base Rate Loans or Eurodollar Loans, and (iv) in the case of Eurodollar Loans, the requested Interest Period. In lieu of delivering a Notice of Borrowing, the Borrower may give the Administrative Agent telephonic notice by the required time of notice of any proposed Borrowing under this Section 2.2.4; provided, however, that such notice shall be promptly confirmed in writing by delivery of a Notice of Borrowing to the Administrative Agent on or prior to the Funding Date of the requested Revolving Loans. The execution and delivery of each Notice of Borrowing shall be deemed a representation and warranty by the Borrower that the requested Revolving Loans may be made in accordance with, and will not violate the requirements of, this Agreement, including those set forth in
         Section 2.2.1.

                  (b) No Liability for Telephonic Notices. Neither the Administrative Agent nor any Lender shall incur any liability to the Borrower in acting upon any telephonic notice given pursuant to this
         Section 2.2.4 that the Administrative Agent believes in good faith to have been given by a duly authorized officer or other person authorized to borrow on behalf of the Borrower or for otherwise acting in good faith under this Section 2.2.4 and, upon the funding of Revolving Loans by the Lenders in accordance with this Agreement pursuant to any telephonic notice, the Borrower shall have effected a Borrowing of Revolving Loans hereunder.

                  (c) Notice Irrevocable. A Notice of Borrowing for Eurodollar Loans (or a telephonic notice in lieu thereof) shall be irrevocable on and after the related Interest Rate Determination Date, and the Borrower shall be bound to make a Borrowing in accordance therewith.

         2.2.5. Disbursement of Funds. Promptly after receipt of a Notice of Borrowing (or telephonic notice in lieu thereof), the Administrative Agent shall notify each Lender of the proposed Borrowing in writing, or by telephone promptly confirmed in writing. Each Lender shall make the amount of its Revolving Loan available to the Administrative Agent, in immediately available (same day) funds, at the Lending Office of the Administrative Agent, not later than 11:00 a.m. (Central time) on the Funding Date. The Administrative Agent shall make the proceeds of such Revolving Loans available to the Borrower on such Funding Date by causing an amount of immediately available (same day) funds equal to the proceeds of all such Revolving Loans received by the Administrative Agent to be credited to the account of the Borrower at such office of the Administrative Agent.

2.3.     Swingline Loans.

         2.3.1. Commitment to Make Swingline Loans. Subject to all of the terms and conditions of this Agreement (including the conditions set forth in Sections 6.1 and 6.2 and the limitations set forth in Section 2.2.1), and in reliance upon the representations and warranties of the Borrower set forth herein and the agreements of the other Lenders set forth in Sections 2.3.3 and 2.3.4, the Swingline Lender hereby agrees to make Swingline Loans to the Borrower from time to time during the Commitment Period, in an aggregate principal amount not to exceed $5,000,000 outstanding at any time, for the purposes identified in Section 2.11, notwithstanding the fact that the aggregate amount of the outstanding Swingline Loans, when added to the Swingline Lender's Percentage of the outstanding Revolving Loans and Letter of Credit Liabilities, from time to time may exceed the amount of such Lender's Commitment. Immediately upon the making of a Swingline Loan, each Lender shall be deemed to have purchased, and hereby irrevocably and unconditionally agrees to purchase, from the Swingline Lender a risk participation in such Swingline Loan in an amount equal to the product obtained by multiplying such Lender's Percentage by the amount of such Swingline Loan. Amounts borrowed by the Borrower under the Swingline Commitment may be prepaid and reborrowed from time to time during the Commitment Period. The Swingline Lender's commitment to make Swingline Loans as provided in this
Section 2.3.1 shall expire upon the expiration of the Commitment Period, and all Swingline Loans shall be paid in full no later than the Maturity Date.

         2.3.2. Funding Procedures for Swingline Loans. Except to the extent that funding of Swingline Loans is being administered through an automated cash management system mutually approved in writing by the Borrower and the Swingline Lender, the Borrower shall give to the Swingline Lender written notice (or telephonic notice to be confirmed promptly in writing) of a proposed Borrowing consisting of a Swingline Loan, specifying the amount of the requested Swingline Loan, not later than 11:00 a.m., Central time, on the Business Day of the proposed Borrowing. Each request for a Swingline Loan shall be deemed a representation and warranty by the Borrower that the requested Swingline Loan may be made in accordance with, and will not violate the requirements of, this Agreement, including those set forth in Section 2.3.1. Not later than 2:00 p.m., Central time, on the Business Day of the proposed Borrowing of a Swingline Loan, the Swingline Lender shall make the proceeds of the requested Swingline Loan available to the Borrower at the office of the Swingline Lender by crediting an account of the Borrower maintained at such office that has been designated for such purpose in writing by the Borrower to the Swingline Lender. Except to the extent that funding of Swingline Loans is being administered through an automated cash management system as aforesaid, each Swingline Loan shall be in a minimum amount of $100,000 and in integral multiples of $100,000 in excess of that amount.

         2.3.3. Repayment of Swingline Loans With Revolving Loans. Regardless of whether the conditions set forth in Sections 6.1 and 6.2 have been or are capable of being satisfied, on any Business Day the Swingline Lender may, in its sole discretion, give notice to the Lenders that some part or all of the outstanding Swingline Loans are to be repaid on the next succeeding Business Day with a Borrowing of Revolving Loans constituting Base Rate Loans made pursuant to Section 2.2.1 (but not subject to Section 2.2.3) in the same manner and with the same force and effect as if the Borrower had submitted a Notice of Borrowing therefor pursuant to Section 2.2.4. Subject to and in accordance with Sections
2.2.1 and 2.2.2, each Lender shall make the amount of its Revolving Loan available to the Administrative Agent, in immediately available funds, at the Lending Office of the Administrative Agent, not later than 11:00 a.m. (Central time) on the applicable Funding Date. The Administrative Agent shall make the proceeds of such Revolving Loans available to the Swingline Lender on such Funding Date by causing an amount of immediately available funds equal to the proceeds of all such

Revolving Loans received by the Administrative Agent to be credited to an account of the Swingline Lender at such office of the Administrative Agent, or shall make such proceeds available to the Swingline Lender in such other manner as shall be satisfactory to the Administrative Agent and the Swingline Lender.

         2.3.4. Participations in Swingline Loans. If for any reason a requested Borrowing of Revolving Loans pursuant to Section 2.3.3 is not or cannot be effected, the Lenders will, as of the date such proposed Borrowing otherwise would have occurred but adjusted for any payments received in respect of such Swingline Loan(s) by or for the account of the Borrower on or after such date and prior to such purchase, immediately fund their respective participations in the outstanding Swingline Loans as necessary to cause the Lenders to share in such Swingline Loan(s) proportionately in accordance with their respective Percentages. Whenever, at any time after any Lender has purchased a participating interest in a Swingline Loan, the Swingline Lender receives any payment on account thereof, the Swingline Lender will distribute to such Lender its proportionate share of such amount (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender's participating interest was outstanding and funded); provided, however, that in the event any such payment received by the Swingline Lender is subsequently set aside or is required to be refunded, returned or repaid, such Lender will repay to the Swingline Lender its proportionate share thereof.

         2.3.5. Failure to Pay by Lenders. If any Lender shall fail to perform its obligation to make a Revolving Loan pursuant to Section 2.3.3 or to purchase a participation in Swingline Loans pursuant to Section 2.3.4, the amount in default shall bear interest for each day from the day such amount is payable until fully paid at a rate per annum equal to the Federal Funds Rate or any other rate customarily used by banks for the correction of errors among banks, but in no event to exceed the Highest Lawful Rate, and such obligation may be satisfied by application by the Administrative Agent (for the account of the Swingline Lender) of any payment that such Lender otherwise is entitled to receive under this Agreement. Pending repayment, each such advance shall be secured by such Lender's participation interest, if any, in the Swingline Loans and any security therefor, and the Swingline Lender shall be subrogated to such Lender's rights hereunder in respect thereof.

         2.3.6. Lenders' Obligations Absolute. The obligation of each Lender to make Revolving Loans pursuant to Section 2.3.3 and to purchase participations in Swingline Loans pursuant to Section 2.3.4 shall be unconditional and irrevocable, shall not be subject to any qualification or exception whatsoever, shall be made in accordance with the terms and conditions of this Agreement under all circumstances and shall be binding in accordance with the terms and conditions of this Agreement under all circumstances, including the following circumstances:

                  (a) any lack of validity or enforceability of this Agreement, any of the other Loan Documents or any other instrument, document or agreement relating to the transactions that are the subject thereof;

                  (b) the existence of any claim, defense, set-off or other right that the Borrower, any Guarantor or any Lender may have at any time against the any Agent-Related Person, the Swingline Lender, any other Lender, the Issuing Bank or any other Person, whether in connection with this Agreement, the transactions contemplated herein or any related transactions;

                  (c) the surrender or impairment of any security for the performance or observance of any of the terms of this Agreement;

                  (d)      the occurrence or continuance of any Default;

                  (e) any adverse change in the condition (financial or other) of the Borrower or any Guarantor; or

                  (f)      any other reason.

2.4.     Letters of Credit.

         2.4.1. Issuance of Letters of Credit. The Borrower may request the Issuing Bank at any time and from time to time during the Commitment Period to issue, and subject to and upon all of the terms and conditions of this Agreement (including the conditions set forth in Sections 6.1 and 6.2) and in reliance upon the representations and warranties of the Borrower herein set forth the Issuing Bank shall issue, for the account of the Borrower and for the benefit of the holder(s) (or any trustee, agent or other representative of such holder(s)) of Letter of Credit Supportable Obligations of the Borrower and its Subsidiaries, one or more irrevocable standby letters of credit in the form customarily used by such Issuing Bank, or in such other form as has been approved by the Issuing Bank and the Administrative Agent, in support of such Letter of Credit Supportable Obligations; provided, however, that (a) each Letter of Credit shall be in a minimum stated amount of $50,000, (b) each Letter of Credit by its terms shall terminate no later than three hundred sixty-five
(365) days after the date of issuance (or the date of the most recent extension, as the case may be), nor later than thirty (30) days prior to the Maturity Date, and (c) in no event shall any Letter of Credit be issued if the issuance thereof would cause the aggregate amount of the then outstanding Letter of Credit Liabilities to exceed the aggregate amount of the Letter of Credit Commitments then in effect.

         2.4.2. Letter of Credit Requests. At least five (5) Business Days prior to (a) the date on which the Borrower desires that a Letter of Credit be issued hereunder or (b) the date on which the Borrower desires that the expiration date of an outstanding Letter of Credit be extended, as the case may be, the Borrower shall deliver to the Issuing Bank (with copies to the Administrative Agent and each Lender) a Letter of Credit Request therefor. The execution and delivery of each Letter of Credit Request shall be deemed a representation and warranty by the Borrower that the requested Letter of Credit issuance or extension may be accomplished in accordance with, and will not violate the requirements of, this Agreement, including those set forth in
Section 2.4.1. Unless the Issuing Bank has received notice from the Administrative Agent or Requisite Lenders before it issues or extends the requested Letter of Credit that a Default exists or that the requested issuance or extension would violate the requirements of this Agreement, including those set forth in Section 2.4.1, then the Issuing Bank may issue or extend, as the case may be, the requested Letter of Credit for the account of the Borrower in accordance with the Issuing Bank's usual and customary practices. Upon the issuance or extension of any Letter of Credit, the Issuing Bank shall promptly notify the Administrative Agent of such issuance or extension, which notice to the Administrative Agent shall be accompanied by a copy of the Letter of Credit so issued or the instrument(s) evidencing such extension.

2.5.     Participations in Letter of Credit Liabilities.


         2.5.1. Purchase of Participations by Lenders. Each Lender shall be deemed to have irrevocably and unconditionally purchased and received from the Issuing Bank, without recourse or warranty and without any further action on the part of any party, an undivided interest and participation to the extent of such Lender's Percentage in all Letter of Credit Liabilities as to each Letter of Credit and any security therefor or guarantee relating thereto.

         2.5.2. Notification by Issuing Bank of Drawing. The Issuing Bank shall notify the Administrative Agent promptly after the presentation of any draft and certificate or equivalent documents to the Issuing Bank in connection with any drawing under a Letter of Credit not reimbursed by or on behalf of the Borrower on the date such drawing is made. The Administrative Agent shall notify each Lender of the same promptly after receipt of the aforesaid notice from the Issuing Bank.

         2.5.3. Payments by Lenders Upon a Drawing or Payment Under a Letter of Credit; Adjustments. Each of the Lenders shall, on or before 11:00 a.m. (Central time) on the date on which the Issuing Bank honors a drawing under a Letter of Credit, unconditionally pay to the Administrative Agent, for distribution by the Administrative Agent to the Issuing Bank, such Lender's Percentage of such drawing; provided, however, that, if the Borrower should pay in full or in part such drawing on the date thereof, the obligation of each Lender to pay to the Issuing Bank pursuant to this Section 2.5.3 such Lender's Percentage of such drawing shall be reduced by the amount equal to such Lender's Percentage of such payment by the Borrower. Amounts paid in excess of the net amount so owed by each Lender to the Issuing Bank shall promptly be refunded by the Issuing Bank to the Administrative Agent for distribution by the Administrative Agent to the respective Lenders.

         2.5.4. Failure to Pay by Lenders. If any Lender shall fail to pay its Percentage of any drawing under a Letter of Credit as provided in Section 2.5.3 above, the Issuing Bank shall be deemed to have advanced funds on behalf of such Lender. Any advance made by the Issuing Bank on behalf of a Lender hereunder and not paid by such Lender to the Issuing Bank shall bear interest for each day from the day such payment is due until such payment shall be paid in full at a rate per annum equal to the Federal Funds Rate or any other rate customarily used by banks for the correction of errors among banks, but in no event to exceed the Highest Lawful Rate, and shall be repaid by application by the Administrative Agent (for the account of the Issuing Bank) of any payment that such Lender otherwise is entitled to receive under this Agreement. Pending repayment, each such advance shall be secured by such Lender's participation interest in the Letter of Credit drawn upon, the Letter of Credit Liabilities arising therefrom and any security therefor, and the Issuing Bank shall be subrogated to such Lender's rights hereunder in respect thereof.

         2.5.5. Lenders' Obligations Absolute. The obligation of each Lender to pay to the Administrative Agent, for the benefit of the Issuing Bank, its Percentage of each drawing under a Letter of Credit not indefeasibly repaid by the Borrower shall be unconditional and irrevocable, shall not be subject to any qualification or exception whatsoever, shall be made in accordance with the terms and conditions of this Agreement under all circumstances and shall be binding in accordance with the terms and conditions of this Agreement under all circumstances, including the following circumstances:

                  (a) any lack of validity or enforceability of this Agreement, any of the other Loan Documents or any other instrument, document or agreement relating to the transactions that are the subject thereof;

                  (b) the existence of any claim, set-off, defense or other right that the Borrower or any other Credit Party or any Lender may have at any time against any Agent-Related Person, the Issuing Bank, any Lender or any other Person, whether in connection with this Agreement, the transactions contemplated herein or any related transactions;

                  (c) any draft, statement or other document presented under or in connection with any Letter of Credit, this Agreement or any other Loan Document proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;

                  (d) the surrender or impairment of any security for the performance or observance of any of the terms of this Agreement;

                  (e)      the occurrence or continuance of any Default;

                  (f) payment by the Issuing Bank under a Letter of Credit against presentation of a draft or certificate that does not comply with the terms of the Letter of Credit, except for any such payment resulting from the Issuing Bank's gross negligence or willful misconduct; or

                  (g)      any other reason.

         2.5.6. Information Regarding Letter of Credit Liabilities. Upon request by the Administrative Agent from time to time, the Issuing Bank shall advise the Administrative Agent as to the various amounts of the outstanding Letter of Credit Liabilities as shown on the records of the Issuing Bank. Upon request by the Lenders from time to time, the Administrative Agent shall provide to the Lenders the aforesaid information received from the Issuing Bank.

2.6.     Borrower's Obligations Absolute.

         2.6.1. Obligations Absolute. The obligations of the Borrower under this Agreement in respect of any Letter of Credit and under any other agreement or instrument relating to any Letter of Credit shall be unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement and such other agreement or instrument under all circumstances, to the extent permitted by law, including the following circumstances:

                  (a) any lack of validity or enforceability of this Agreement, any of the other Loan Documents or any other instrument, document or agreement relating to the transactions that are the subject thereof;

                  (b) any change in the time, manner or place of payment of, or in any other term of, all or any of the obligations of the Borrower in respect of the Letters of Credit or any other amendment or waiver of or any consent to departure from all or any of the Loan Documents;

                  (c) any exchange or release of, or the non-perfection of any Lien on any Collateral, or any release or amendment or waiver of or consent to departure from any guaranty, for all or any of the Letter of Credit Liabilities;

                  (d) the existence of any claim, set-off, defense or other right that the Borrower or any other Credit Party may have at any time against any beneficiary or any transferee of a Letter of Credit (or any Persons for whom any such beneficiary or transferee may be acting), any Agent-Related Person, the Issuing Bank, any Lender or any other Person, whether in connection with this Agreement, any of the other Loan Documents or the transactions contemplated hereby or thereby or any unrelated transaction;

                  (e) any draft, statement or other document presented under or in connection with any Letter of Credit, this Agreement or any other Loan Document proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;

                  (f) payment by the Issuing Bank under a Letter of Credit against presentation of a draft or certificate that does not comply with the terms of the Letter of Credit, except for any such payment resulting from the Issuing Bank's gross negligence or willful misconduct;

                  (g) any consequences arising from causes beyond the control of the Issuing Bank; and

                  (h) any other circumstances or happening whatsoever, regardless of whether similar to any of the foregoing, that might otherwise constitute a defense available to, or a discharge of, the Borrower or any other Credit Party.

         2.6.2. No Liability. No action taken or omitted by the Issuing Bank under or in connection with the Letters of Credit or the related applications, agreements or certificates, if taken or omitted in good faith, shall put the Administrative Agent, the Issuing Bank or any Lender under any resulting liability to the Borrower.

2.7.     Interest.

         2.7.1. Interest Rate on Loans. Subject to Section 2.7.3, the unpaid principal balances of the Loans shall bear interest from their respective Funding Dates through maturity (whether by acceleration or otherwise) (including post-petition interest in any case or proceeding under applicable bankruptcy laws) at a rate determined by reference to the Base Rate or the Eurodollar Rate. The applicable basis for determining the rate of interest for Revolving Loans shall be selected by the Borrower at the time a Notice of Borrowing is given pursuant to Section 2.2.4 or at the time a Notice of Conversion/Continuation is given pursuant to Section 2.8.2. If on any day any Revolving Loan is outstanding with respect to which notice has not been delivered to the Administrative Agent in accordance with the terms of this Agreement specifying the basis for determining the rate of interest, then for that day such Revolving Loan shall bear interest determined by reference to the Base Rate. The Revolving Loans shall bear interest as follows:

                  (a) if a Swingline Loan or a Base Rate Loan, then at a fluctuating rate per annum equal to the sum of the Base Rate, as it varies from time to time, plus the Applicable Base Rate Margin; or

                  (b) if a Eurodollar Loan, then at a rate per annum equal to the sum of the Eurodollar Rate plus the Applicable Eurodollar Rate Margin.

         2.7.2. Interest Rate on Unreimbursed Draws Under Letters of Credit. The unpaid principal amount of all draws under Letters of Credit not immediately repaid pursuant to Section 3.2 shall bear interest from the date of such drawing until the principal balance thereof is paid in full at the Default Rate applicable to Base Rate Loans. Interest accruing pursuant to this Section 2.7.2 shall be payable upon demand.

         2.7.3. Default Rate. Upon the occurrence and during the continuance of an Event of Default, the unpaid principal balances of the Loans and, to the extent permitted by applicable law, any unpaid interest accrued in respect of the Loans shall bear interest at the Default Rate; provided, however, that in the case of Eurodollar Loans, upon the expiration of the Interest Period in effect at the time any such increase in interest rate is effective, such Eurodollar Loans shall thereupon become Base Rate Loans and thereafter bear interest at the corresponding Default Rate. Interest accruing pursuant to this
Section 2.7.3 shall be payable upon demand.

         2.7.4. Conclusive Determination. Each determination by the Administrative Agent of an interest rate under this Agreement shall be conclusive and binding for all purposes, absent manifest error.

2.8.     Conversion or Continuation.

         2.8.1.   Option to Convert or Continue. Subject to the provisions of
Section 2.15, the Borrower shall have the option (a) at any time to convert all or any part of any outstanding Base Rate Loans in an aggregate minimum amount of $2,500,000 and integral multiples of $500,000 in excess of that amount from Base Rate Loans to Eurodollar Loans, and (b) upon the expiration of any Interest Period applicable to a specific Borrowing of Eurodollar Loans, (i) to convert all or any portion of such Loans to Base Rate Loans, or (ii) to continue all or any portion of such Loans in an aggregate minimum amount of $2,500,000 and integral multiples of $500,000 in excess of that amount as Eurodollar Loans, and the succeeding Interest Period of such continued Eurodollar Loans shall commence on the expiration date of the Interest Period previously applicable thereto.

         2.8.2. Notice of Conversion/Continuation. The Borrower shall deliver a Notice of Conversion/Continuation to the Administrative Agent no later than 11:00 a.m. (Central time) at least three (3) Business Days in advance of the proposed conversion/continuation date. A Notice of Conversion/Continuation shall specify (a) the proposed conversion/continuation date (which shall be a Business
Day), (b) the aggregate amount of Loans to be converted/continued, (c) the nature of the proposed conversion/continuation, and (d) the requested Interest Period. In lieu of delivering a Notice of Conversion/Continuation, the Borrower may give the Administrative Agent telephonic notice by the required time of any proposed conversion/continuation under this Section 2.8; provided, however, that such notice shall be promptly confirmed in writing by a Notice of Conversion/Continuation delivered to the Administrative Agent on or before the proposed conversion/continuation date. The execution and delivery of each Notice of Conversion/Continuation shall be deemed a representation and warranty by the Borrower that the requested conversion/continuation may be made in accordance with, and will not violate the requirements of, this Agreement, including those set forth in Sections 2.8.1 and 2.15.1.

         2.8.3. Notice to the Lenders. Promptly after receipt of a Notice of Conversion/Continuation (or telephonic notice in lieu thereof), the Administrative Agent shall notify each Lender of the proposed conversion or continuation. Neither the Administrative Agent nor any Lender shall incur any liability to the Borrower in acting upon any telephonic notice referred to above that the Administrative Agent believes in good faith to have been given by a duly authorized officer or other person authorized to act on behalf of the Borrower or for otherwise acting in good faith under this Section 2.8 and, upon conversion/continuation by the Administrative Agent in accordance with this Agreement pursuant to any telephonic notice, the Borrower shall have effected a conversion/continuation of Loans hereunder.

                  2.8.4. Notice Irrevocable. A Notice of Conversion/ Continuation shall be irrevocable on and after the related Interest Rate Determination Date, and the Borrower shall be bound to convert or continue such Loan in accordance therewith.

                  2.8.5. Automatic Conversion. In the event any Eurodollar Loan is unpaid upon the expiration of the Interest Period applicable thereto and a Notice of Conversion/Continuation has not been given in the manner provided in Section 2.8.2, such Eurodollar Loan shall, effective as of the last day of such Interest Period, become a Base Rate Loan.

         2.9. Notes; Records of Payments. Each Revolving Loan made by a Lender to the Borrower pursuant to this Agreement shall be evidenced by a Revolving Note payable to the order of such Lender in an amount equal to such Lender's Percentage of the aggregate amount of the Commitments, and the Swingline Loans made by the Swingline Lender to the Borrower pursuant to this Agreement shall be evidenced by the Swingline Note. Each Lender (including the Swingline Lender) hereby is authorized to record and endorse the date and principal amount of each Loan made by it, and the amount of all payments and prepayments of principal and interest made to such Lender with respect to such Loans, on a schedule annexed to and constituting a part of the corresponding Note(s) of such Lender, which recordation and endorsement shall constitute prima facie evidence of such Loans made by such Lender to the Borrower and payments made by the Borrower to such Lender, absent manifest error; provided, however, that (a) failure by any Lender to make any such recordation or endorsement shall not in any way limit or otherwise affect the obligations of the Borrower or the rights and remedies of the Lenders under this Agreement or the Notes, and (b) payments of principal and interest on the Loans to the Lenders shall not be affected by the failure to make any such recordation or endorsement thereof. In lieu of making recordation or endorsement, the Lenders hereby are authorized, at their option, to record the payments or prepayments on their respective books and records in accordance with their usual and customary practice, which recordation shall constitute prima facie evidence of the Loans made by the Lenders to the Borrower and the payments and prepayments made by the Borrower to the Lenders, absent manifest error.

         2.10. Administrative Agent's Right to Assume Funds Available. The Administrative Agent may assume that each Lender has made the proceeds of its Revolving Loans available to the Administrative Agent on the corresponding Funding Date in the event the applicable conditions precedent to funding the requested Revolving Loans set forth in Article 6 have been satisfied or waived in accordance with Section 14.3, and the Administrative Agent, in its sole discretion, may, but shall not be obligated to, advance all or any portion of the amount of any requested Borrowing of Revolving Loans on such Funding Date to the Borrower prior to receiving the proceeds of the corresponding Revolving Loans from the Lenders. If the Administrative Agent has advanced proceeds of any Revolving Loan to the Borrower on behalf of any Lender and such Lender fails to make available to the Administrative Agent its Percentage share of such Revolving Loan as required by Section 2.2, the Administrative Agent shall be entitled to recover such amount on demand from such Lender. If such Lender does not pay such amount forthwith upon the Administrative Agent's demand therefor, the Administrative Agent shall notify the Borrower and the Borrower shall pay such amount to the Administrative

Agent. The Administrative Agent also shall be entitled to recover from such Lender interest on such amount so advanced on behalf of such Lender for each day from the date such amount was made available by the Administrative Agent to the Borrower to the date such amount is recovered by the Administrative Agent at a rate per annum equal to the Federal Funds Rate or any other rate customarily used by banks for the correction of errors among banks, but in no event to exceed the Highest Lawful Rate. Nothing herein shall be deemed to relieve any Lender from its obligation to fulfill such Lender's Commitments or to prejudice any rights that the Administrative Agent or the Borrower may have against any Lender as a result of any default by such Lender hereunder.

         2.11. Use of Proceeds. The proceeds of the Loans will be used by the Borrower for working capital purposes and for other general corporate purposes, including the making of Capital Expenditures, the refinancing of Indebtedness of the Borrower and its Subsidiaries and the financing of Permitted Acquisitions, and will not be used by the Borrower for any purpose prohibited by the terms of this Agreement or by any law.

         2.12. Credit Fees. In consideration for the obligations of the Administrative Agent, the Issuing Bank and the Lenders set forth herein, the Borrower shall pay the following credit fees:

                  2.12.1. Administrative Agent's Fees. Pursuant to one or more separate agreements with the Administrative Agent or the Arranger, the Borrower shall pay to the Administrative Agent the fees and charges specified therein for the services of the Administrative Agent in acting as such hereunder, and shall pay to the Arranger the fees and charges specified therein for the services of the Arranger in acting as such with respect to the Facilities.

                  2.12.2. Facility Initiation Fees. In consideration of each Lender's agreement to participate in the Facilities as provided herein, the Borrower shall pay to such Lender the fee(s) agreed upon by the Borrower and such Lender pursuant to one or more separate agreements between them. Upon payment, such fees shall be deemed to have been fully earned and are nonrefundable.

                  2.12.3. Commitment Fees. The Borrower agrees to pay to the Administrative Agent, for distribution to the Lenders in proportion to their respective Percentages, annual commitment fees during the Commitment Period equal to the average of the daily unused portion of the Commitments (i.e., the aggregate amount of the Commitments less the aggregate amount of Revolving Loans and Letter of Credit Liabilities outstanding, but without reduction for Swingline Loans) multiplied by the Applicable Commitment Fee Percentage ("Commitment Fees"). Commitment Fees shall be payable in quarter-annual installments, in arrears, on January 1, April 1, July 1 and October 1 of each year, commencing October 1, 2003, and on the Maturity Date.

                  2.12.4. Letter of Credit Fees. The Borrower agrees to pay to the Administrative Agent, for distribution to the Lenders in proportion to their respective Percentages, annual letter of credit fees for the period commencing on the date hereof to but excluding the Maturity Date equal to the average of the daily aggregate amount available to be drawn under issued and outstanding Letters of Credit (regardless of whether such amount then continues to remain available thereunder) multiplied by the Applicable Letter of Credit Fee Percentage ("Letter of Credit Fees"). Letter of Credit Fees shall be payable in quarter-annual installments, in arrears, on January 1, April 1, July 1 and October 1 of each year, commencing October 1, 2003, and on the Maturity Date.

                  2.12.5. Opening Fees; Amendment or Transfer Fees; Drawing Fees. Pursuant to one or more separate agreements with the Issuing Bank, Borrower shall pay to the Issuing Bank its fees for the issuance of Letters of Credit pursuant to this Agreement, together with the normal and customary fees charged by the Issuing Bank upon the establishment of any Letter of Credit, upon any amendment or transfer of a Letter of Credit and upon the payment of any drawing under any Letter of Credit.

         2.13. Computations. To the extent permitted by applicable law, all computations of fees and interest under this Agreement payable in respect of any period shall be made by the Administrative Agent on the basis of a 360-day year, in each case for the actual number of days (including the first day but excluding the last day) occurring in the period for which such fees or interest are payable; provided, however, that computations regarding interest accruing with reference to the Base Rate shall be made on the basis of a 365-day (or 366-day, as applicable) year and the actual number of days (including the first day but excluding the last day) occurring in the period for which interest is payable. In computing interest on any Loan, the date of the making of such Loan or the first day of an Interest Period, as the case may be, shall be included and the date of payment or the expiration date of an Interest Period, as the case may be, shall be excluded; provided, however, that if a Loan is repaid on the same day on which it is made, one day's interest shall be paid on that Loan.

         2.14. Interest and Fees Margins. For purposes of interest and fee computations hereunder involving the Applicable Base Rate Margin, the Applicable Eurodollar Rate Margin, the Applicable Letter of Credit Fee Percentage and the Applicable Commitment Fee Percentage, such margins and percentages shall be determined as follows:

                                                               Applicable             Applicable
                 Applicable             Applicable             Letter of              Commitment
              Eurodollar Rate            Base Rate             Credit Fee                Fee
Tier               Margin                 Margin               Percentage             Percentage
----          ---------------           ----------             ----------             ----------
 1                2.00%                   0.25%                  2.00%                 0.375%
 2                2.25%                   0.50%                  2.25%                 0.500%
 3                2.50%                   0.75%                  2.50%                 0.500%
 4                3.00%                   1.25%                  3.00%                 0.500%
 5                3.50%                   1.75%                  3.50%                 0.625%

         Except as expressly hereinafter provided, the applicable tier at any time shall be determined with reference to the Borrower's Funded Indebtedness to EBITDA Ratio, as follows:

Tier            Funded Indebtedness to EBITDA Ratio

  1             Less than 1.50 to 1.00

  2             Equal to or greater than 1.50 to 1.00 but less than 2.00 to 1.00

  3             Equal to or greater than 2.00 to 1.00 but less than 2.50 to 1.00

  4             Equal to or greater than 2.50 to 1.00 but less than 3.00 to 1.00

  5             Equal to or greater than 3.00 to 1.00

         From the date hereof to but not including the first Pricing Tier Determination Date occurring after June 30, 2003, Tier 4 shall be applicable. Any adjustment in the margins set forth above shall take effect on the first Pricing Tier Determination Date following the Last Four Fiscal Quarters as to which such ratio was calculated; provided, however, that following any failure of the Borrower to deliver to the Administrative Agent any of the financial statements, financial reports, certificates or other financial information required by Section 8.1.1 or Section 8.1.2 in a timely manner and until such failure is cured or corrected, and without limitation of or prejudice to any other right or remedy of the Administrative Agent, the Lenders or the Issuing Bank in respect of such failure, Tier 5 shall be applicable.

         2.15. Special Provisions Governing Eurodollar Loans. Notwithstanding other provisions of this Agreement, the following provisions shall govern with respect to Eurodollar Loans as to the matters covered:

                  2.15.1. Determination of Interest Period. By giving a Notice of Borrowing pursuant to Section 2.2.4, the Borrower shall have the option, subject to the other provisions of this Section 2.15.1, to specify whether the Interest Period commencing on the date specified therein shall be a one, two, three or six month period; provided that:

                           (a) in the case of immediately successive Interest Periods, each successive Interest Period shall commence on the day on which the next preceding Interest Period expires;

                           (b) if any Interest Period otherwise would expire on a day that is not a Business Day, that Interest Period shall be extended to expire on the next succeeding Business Day; provided, however, that if any such Interest Period would otherwise expire on a day that is not a Business Day but is a day of the month after which no further Business Day occurs in that month, that Interest Period shall expire on the immediately preceding Business Day;

                           (c) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall, subject to paragraphs (d), (e) and (f) below, end on the last Business Day of a calendar month;

                           (d) with respect to any Loan that is the subject of a Specified Hedge Agreement, (1) no Interest Period may be chosen that would extend beyond any date on which principal is scheduled to be paid in respect of such Loan, (2) to the extent that such Loan is intended to be a Eurodollar Loan following the date of such scheduled principal payment, Interest Periods shall be selected such that the date of such scheduled principal payment shall coincide with the expiration of an Interest Period, and (3) a single initial Interest Period may be chosen that will not be a period of precisely one, two, three or six months (as applicable) but will end on a date that will accommodate the foregoing with respect to successive Interest Periods;

                           (e) no Interest Period may be chosen that would extend beyond the date of any scheduled reduction of the Commitments or any date on which principal is scheduled to be paid in respect of the Loans unless, after giving effect to such Eurodollar Loan, the aggregate principal amount of Loans that are Base Rate Loans or that have Interest Periods that will expire on or before such date equals or exceeds the amount of any prepayment of Loans required in connection with such scheduled reduction of the Commitments or the amount of such scheduled principal payment, as the case may be;

                           (f) no Interest Period shall extend beyond the Maturity Date;

                           (g) if a Notice of Borrowing for Eurodollar Loans fails to specify an Interest Period, the Borrower shall be deemed to have selected a one-month Interest Period for such Eurodollar Loans.

                  2.15.2. Determination of Interest Rate. As soon as is practicable after 11:00 a.m. (Central time) on the Interest Rate Determination Date, the Administrative Agent shall determine (which determination shall, absent manifest error, be final, conclusive and binding upon all parties) the interest rate that shall apply to the Eurodollar Loans for which an interest rate is then being determined for the applicable Interest Period and shall promptly give notice thereof (in writing or by telephone confirmed in writing) to the Borrower and to each Lender.

                  2.15.3. Inability to Determine Rate. In the event the Administrative Agent shall have determined (which determination shall be conclusive and binding absent manifest error) that by reason of circumstances affecting the London interbank Eurodollar market, adequate and reasonable means do not exist for ascertaining Eurodollar Base Rate, the Administrative Agent forthwith shall give telephonic notice of such determination, confirmed in writing, to the Borrower and to each Lender. If such notice is given, and until such notice has been withdrawn by the Administrative Agent, no additional Eurodollar Loans shall be made.

                  2.15.4. Illegality; Termination of Commitment to Make Eurodollar Loans. Notwithstanding any other provisions of this Agreement, if any law, treaty, rule or regulation or determination of a court or other governmental authority, or any change therein or in the interpretation or application thereof, shall make it unlawful for any Lender to make or maintain Eurodollar Loans, as contemplated by this Agreement, then, and in any such event, such Lender shall be an "Affected Lender" and shall promptly give notice (by telephone confirmed in writing) to the Borrower and the Administrative Agent (which notice the Administrative Agent shall promptly transmit to each Lender in writing, or by telephone confirmed in writing) of such determination, and the obligation of the Affected Lender to make Eurodollar Loans shall be terminated, and its obligation to maintain its Eurodollar Loans during such period shall be terminated at the earlier to occur of the termination of the last Interest Period then in effect or when required by law. Thereafter, and until such notice has been withdrawn by the Affected Lender, the Affected Lender shall have no obligation to make Eurodollar Loans, and any Eurodollar Loans of the Affected Lender then outstanding shall be converted into Base Rate Loans as of the end of the corresponding Interest Period for each.

                  2.15.5. Eurodollar Loans After Default. Unless all Lenders shall otherwise agree, after the occurrence of and during the continuance of a Default, the Borrower may not elect to have a Loan be made or continued as, or converted to, a Eurodollar Loan.

         2.16. Expenses. The Borrower shall reimburse the Administrative Agent, on demand, for all reasonable attorneys' and paralegals' fees and expenses of counsel to the Administrative Agent, all fees and expenses for title, lien and other public records searches, all filing and recordation fees and taxes, all duplicating expenses, corporation search fees, appraisal fees and escrow agent fees and expenses and all other customary fees and expenses incurred in connection with (a) the negotiation, documentation and closing of the transactions contemplated hereby, (b) the perfection of or the continued perfection of the security interests contemplated hereby, and (c) the review and preparation of any documentation in connection with, and the approval by the Lenders of, any matter for which the Lenders' approval is requested or required hereunder. The obligations described in this Section 2.16 regarding the payment of expenses are independent of all other obligations of the Borrower hereunder, shall survive the expiration or termination of the Commitments and shall be payable regardless of whether the financing transactions contemplated by this Agreement shall be consummated.

                                   ARTICLE 3.

                     PAYMENTS, PREPAYMENTS AND COMPUTATIONS

         3.1. General Provisions Relating to Repayment of Loans. The Loans shall be repaid as provided in this Section 3.1.

                  3.1.1. Interest Payments. The interest accrued on each Loan shall be payable on each Interest Payment Date applicable to such Loan, upon any prepayment of any Eurodollar Loan (to the extent accrued on the amount being prepaid) and at maturity.

         3.1.2.   Principal Payments.

                  (a)      Optional Prepayments.

                           (1) The Borrower may prepay Swingline Loans, in whole or in part, at any time and from time to time. Except to the extent that repayment of Swingline Loans is being administered through an automated cash management system mutually approved in writing by the Borrower and the Swingline Lender, the Borrower shall, prior to or contemporaneously with making any such prepayment, give the Swingline Lender such notice of prepayment (written notice or telephonic notice confirmed in writing to the Swingline Lender) as is sufficient to enable the Swingline Lender to apply such prepayment properly to the repayment of Swingline Loans.

                           (2) The Borrower may, upon not less than one (1) Business Day's prior written or telephonic notice confirmed in writing to the Administrative Agent (in the case of Base Rate Loans), and upon not less than three (3) Business Days' prior written or telephonic notice confirmed in writing to the Administrative Agent (in the case of Eurodollar Loans) (each of which notices the Administrative Agent will promptly transmit to each Lender in writing, or by telephone confirmed in writing), at any time and from time to time prepay any Borrowing of Revolving Loans (as the Borrower may specify to the Administrative Agent) in whole or in part in integral multiples of $100,000; provided, however, that (A) Eurodollar Loans may only be prepaid in part if, after such prepayment, the unpaid portion of such Loans shall have aggregate minimum balances of $2,500,000, and (B) in connection with any prepayment of Eurodollar Loans, the Borrower shall pay to the Administrative Agent, for distribution to the Lenders, the accrued interest on such Eurodollar Loans required to be paid pursuant to Section 3.1.1 and any amounts required to be paid pursuant to Section 3.4.5.

                  (b)      Mandatory Prepayments.

                           (1) If any Capital Stock shall be issued or Indebtedness shall be incurred by the Borrower or any of the other Credit Parties other than pursuant to an Excluded Prepayment Transaction, or if the Borrower or any of the other Credit Parties shall receive Net Cash Proceeds from any Asset Sale or Recovery Event, then an amount equal to 100% of the Net Cash Proceeds thereof shall be applied on the date of issuance, incurrence or receipt, as the case may be, to the prepayment of Loans.

                           (2) The Borrower shall prepay Loans as required by Section 2.1.3 and otherwise shall prepay Loans as and to the extent necessary so that the aggregate principal amount of Loans and Letter of Credit Liabilities outstanding at any time does not exceed the Commitments in effect at such time.

                           (3) Prepayments of Loans pursuant to the preceding paragraphs (1) and (2) shall be applied first to outstanding Swingline Loans to the full extent thereof, then to outstanding Revolving Loans that are Base Rate Loans to the full extent thereof and thereafter to Revolving Loans that are Eurodollar Loans, and in connection with any prepayment of Eurodollar Loans, the Borrower shall pay to the Administrative Agent, for distribution to the Lenders, the accrued interest on such Loan required to be paid pursuant to Section 3.1.1 and any amounts required to be paid pursuant to Section 3.4.5.

                  3.1.3. Final Maturity of Loans. In all events, the entire aggregate principal balances of, all accrued and unpaid interest on and all fees and other sums due and payable in respect of the Loans shall be due and payable in full on the Maturity Date if not sooner paid.

         3.2. Repayment of Amounts Drawn Under Letters of Credit. On each day the Issuing Bank honors a drawing under a Letter of Credit, the Borrower shall, after the Issuing Bank has honored such drawing, immediately reimburse the Issuing Bank for the account of the Lenders, by 11:00 a.m. (Central time) (or as soon thereafter as the drawing has been honored) in an amount equal to the amount of such drawing.

         3.3.     Payments and Computations, Etc.

                  3.3.1. Time and Manner of Payments. Except as otherwise expressly set forth herein, all payments of principal, interest and fees hereunder and under the Notes shall be in lawful currency of the United States of America, in immediately available (same day) funds, and delivered to the Administrative Agent at its Lending Office for its account, the account of the Lenders, the account of the Swingline Lender or the account of the Issuing Bank, as the case may be (or, in the case of Swingline Loans and if so directed in writing by the Swingline Lender, delivered directly to the Swingline Lender), not later than 11:00 a.m. (Central time) on the date due. As soon as is practicable thereafter, the Administrative Agent shall cause to be distributed like funds relating to the payment of principal or interest or fees ratably to the Lenders in accordance with their respective Percentages (other than amounts payable pursuant to Sections 2.12.1, 3.4 and 3.5, which are to be distributed other than ratably). Funds received by the Administrative Agent after the time specified in the first sentence of this paragraph shall be deemed to have been paid by the Borrower on the next succeeding Business Day.

                  3.3.2. Payments on Non-Business Days. Whenever any payment to be made hereunder or under the Notes shall be stated to be due on a day that is not a Business Day, the payment shall be made on the next succeeding Business Day and such extension of time shall be included in the computation of the payment of interest hereunder or under the Notes or of the fees payable hereunder, as the case may be; provided, however, that in the event that the day on which payment relating to a Eurodollar Loan is due is not a Business Day but is a day of the month after which no further Business Day occurs in that month, then the due date thereof shall be the next preceding Business Day.

                  3.3.3. Apportionment of Payments. Aggregated principal and interest payments shall be apportioned among all outstanding Revolving Loans to which such payments relate, and shall be apportioned ratably among the Lenders in proportion to the Lenders' respective Percentages of the corresponding Revolving Loans. The Administrative Agent shall promptly distribute to each Lender at its Lending Office its Percentage of all such payments received by the Administrative Agent. Notwithstanding the foregoing provisions of this Section 3.3.3, if, pursuant to the provisions of Section 2.15.4, any Notice of Borrowing is withdrawn as to any Affected Lender or if any Affected Lender makes Base Rate Loans in lieu of its Percentage of Eurodollar Loans, the Administrative Agent shall give effect thereto in apportioning payments received thereafter.

                  3.3.4. Assumption of Payments Made. Unless the Borrower or any Lender shall have notified the Administrative Agent, prior to the date any payment is required to be made by it to the Administrative Agent hereunder, that the Borrower or such Lender, as the case may be, will not make such payment, the Administrative Agent may assume that the Borrower or such Lender, as the case may be, has timely made such payment and may (but shall not be so required to), in reliance thereon, make available a corresponding amount to the Person entitled thereto. If and to the extent that such payment was not in fact made to the Administrative Agent in immediately available funds, then:

                           (a) if the Borrower failed to make such payment, each Lender shall forthwith on demand repay to the Administrative Agent the portion of such assumed payment that was made available to such Lender in immediately available funds, together with interest thereon in respect of each day from and including the date such amount was made available by the Administrative Agent to such Lender to the date such amount is repaid to the Administrative Agent in immediately available funds at the Federal Funds Rate or any other rate customarily used by banks for the correction of errors among banks, but in no event to exceed the Highest Lawful Rate; and

                           (b) if any Lender failed to make such payment, such Lender shall forthwith on demand pay to the Administrative Agent the amount thereof in immediately available funds, together with interest thereon for the period from the date such amount was made available by the Administrative Agent to the Borrower to the date such amount is recovered by the Administrative Agent (the "Compensation Period") at a rate per annum equal to the Federal Funds Rate or any other rate customarily used by banks for the correction of errors among banks, but in no event to exceed the Highest Lawful Rate. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender's Loan included in the applicable Borrowing. If such Lender does not pay such amount forthwith upon the Administrative Agent's demand therefor, the Administrative Agent may make a demand therefor upon the Borrower, and the

                  Borrower shall pay such amount to the Administrative Agent, together with interest thereon for the Compensation Period at a rate per annum equal to the rate of interest applicable to the applicable Borrowing. Nothing herein shall be deemed to relieve any Lender from its obligation to fulfill its Commitment or to prejudice or impair any rights (including any right of offset) that the Administrative Agent or the Borrower may have against any Lender as a result of any default by such Lender hereunder.

         A notice of the Administrative Agent to any Lender or the Borrower with respect to any amount owing under this Section 3.3.4 shall be conclusive, absent manifest error.

                  3.3.5. Application of Proceeds. After the occurrence and during the continuance of an Event of Default, unless otherwise set forth in this Agreement or the other Loan Documents, all payments received by the Administrative Agent from the enforcement of remedies under the Loan Documents or otherwise with respect to the Obligations shall be applied (a) first, to the payment of any fees, expenses, reimbursements or indemnities then due from the Borrower to the Administrative Agent; (b) second, to the payment of any fees, expenses, reimbursements or indemnities then due from the Borrower to the Lenders, or any of them; (c) third, to the ratable payment of interest due from the Borrower with respect to any of the Loans and fees in respect of the Letters of Credit; (d) fourth, to the ratable payment of principal of any of the Loans of the Borrower and all obligations of the Borrower to reimburse the Issuing Bank and the Lenders in respect of drawings under Letters of Credit; (e) fifth, to be held as cash collateral by the Administrative Agent for the ratable benefit of the Lenders, the Issuing Bank and the Administrative Agent, as security for outstanding Letter of Credit Liabilities, and (f) sixth, to pay all other Obligations.

         3.4.     Increased Costs, Capital Requirements and Taxes.

                  3.4.1. Increased Costs. Except to the extent reimbursed pursuant to other provisions of this Section 3.4, in the event that either (i) the introduction of, or any change in, or in the interpretation of, any law or regulation or (ii) compliance with any guideline or request from any central bank or other Governmental Authority (regardless of whether having the force of law):

                           (a) does or shall subject any Lender to any additional income, preference, minimum or excise tax or to any additional tax of any kind whatsoever with respect to this Agreement, the Notes, the Letters of Credit or any of the Loans or change the basis of taxation of payments to such Lender of principal, commitment fees, interest or any other amount payable hereunder (except for changes in the rate of tax on the overall gross or net income of that Lender or its foreign branch, agency or subsidiary); or

                           (b) does or shall impose, modify or hold applicable any reserve, special deposit, compulsory loan, FDIC insurance or similar requirement against assets held by, or deposits or other liabilities in or for the account of, advances or loans by, or other credit extended by, or any other acquisition of funds by, any office of such Lender (except, with respect to Eurodollar Loans, to the extent that the reserve requirements are reflected in the definition of "Eurodollar Rate"); or

                  (c) does or shall impose on that Lender any other condition;

         and the result of any of the foregoing is to increase the cost to that Lender of issuing or participating in the Letters of Credit or of making, renewing or maintaining the Loans or the Commitments or to reduce any amount receivable hereunder or thereunder; then, in any such case, the Borrower shall promptly pay to such Lender, upon demand, such additional amounts as are sufficient to compensate such Lender for any such additional cost or reduced amount received.

                  3.4.2. Capital Requirements - General. If either (i) the introduction of, or any change in, or in the interpretation of, any law or regulation or (ii) compliance with any guideline or request from any central bank or other Governmental Authority (regardless of whether having the force of law), affects or would affect in any way the amount of capital required or expected to be maintained by any Lender or any corporation controlling such Lender with the effect of reducing the rate of return on such capital to a level below the rate that such Lender or such other corporation could have achieved but for such introduction, change or compliance, and such Lender reasonably determines that such reduction is based on the existence of such Lender's Commitments hereunder and other commitments of this type, then upon demand by such Lender, the Borrower shall further pay to such Lender from time to time as specified by such Lender such additional amounts as are sufficient to compensate such Lender or other corporation for such reduction.

                  3.4.3. Capital Requirements - Letters of Credit. If the Issuing Bank or any Lender determines that either (i) the introduction of, or any change in, or in the interpretation of, any law or regulation or (ii) compliance with any guideline or request from any central bank or other Governmental Authority (regardless of whether having the force of law), affects or would affect in any way the amount of capital required or expected to be maintained by the Issuing Bank or such Lender or any corporation controlling the Issuing Bank or such Lender with the effect of reducing the rate of return on such capital below the rate that the Issuing Bank or such Lender or such other corporation could have achieved but for such introduction, change or compliance, and the Issuing Bank or such Lender reasonably determines that such reduction is based on the existence of the Letters of Credit issued hereunder and other commitments of this type, then upon demand by the Issuing Bank or such Lender, the Borrower shall further pay to the Issuing Bank and such Lender from time to time as specified by the Issuing Bank and such Lender such additional amounts as are sufficient to compensate the Issuing Bank and such Lender or other corporation for such reduction.

                  3.4.4. Increased Reserves - Letters of Credit. If either (i) the introduction of, or any change in, or in the interpretation of, any law or regulation or (ii) compliance with any guideline or request from any central bank or other Governmental Authority

         (regardless of whether having the force of law), shall either (a) impose, modify or deem applicable any reserve, special deposit or similar requirement against letters of credit or similar instruments issued by, or assets held by, or deposits in or for the account of, the Issuing Bank or any Lender, or (b) impose on the Issuing Bank or any Lender any other condition regarding this Agreement as it pertains to the Letters of Credit, or any letter of credit, and the result of any event referred to in the preceding clause (a) or (b) shall be to increase the cost to the Issuing Bank or any Lender of issuing or maintaining any Letter of Credit or any participation therein (which increase in cost shall be determined by the Issuing Bank's or such Lender's, as the case may be, reasonable allocations of the aggregate of such cost increases resulting from such event), then, upon demand by the Issuing Bank or such Lender, as the case may be, the Borrower shall forthwith pay to the Issuing Bank or such Lender, as the case may be, from time to time as specified by the Issuing Bank or such Lender, as the case may be, such additional amounts as are sufficient to compensate the Issuing Bank or such Lender, as the case may be, for such increased cost.

                  3.4.5. Breakage Costs - Eurodollar Loans. The Borrower shall indemnify and hold each Lender free and harmless from all losses, liabilities and reasonable expenses (including any loss sustained by that Lender in connection with the re-employment of such funds), that such Lender may sustain: (a) if for any reason (other than a default by such Lender) a Borrowing of Eurodollar Loans does not occur on a date specified therefor in a Notice of Borrowing or a telephonic request for borrowing or a continuation of or conversion to Eurodollar Loans does not occur on a date specified therefor in a Notice of Conversion/Continuation or in a telephonic request for conversion/continuation, (b) if any prepayment of any of its Eurodollar Loans occurs on a date that is not the last day of an Interest Period,
         (c) if any prepayment of any of its Eurodollar Loans is not made on any date specified in a notice of prepayment given by the Borrower, or (d) as a consequence of any other default by the Borrower to repay its Eurodollar Loans when required by the terms of this Agreement.

                  3.4.6. Eurodollar Rate Taxes. The Borrower shall indemnify and hold each Lender free and harmless from, and shall pay, prior to the date on which penalties attach thereto, all present and future income, stamp and other taxes, levies or costs and charges whatsoever imposed, assessed, levied or collected on or in respect of a Loan solely as a result of the interest rate being determined by reference to the Eurodollar Rate or the provisions of this Agreement related to the Eurodollar Rate or the recording, registration, notarization or other formalization of any thereof or any payments of principal, interest or other amounts made on or in respect of a Loan when the interest rate is determined by reference to the Eurodollar Rate (all such taxes, levies, costs and charges being herein collectively called "Eurodollar Rate Taxes"); provided, however, that Eurodollar Rate Taxes shall not include: taxes imposed on or measured by the overall gross or net income of such Lender or any foreign branch, agency or subsidiary of such Lender by the United States of America or any political subdivision or taxing authority thereof or therein, or taxes on or measured by the overall gross or net income of that Lender or any foreign branch, agency or subsidiary of that Lender by any foreign country or subdivision thereof in which that Lender, branch, agency or subsidiary is doing business. The Borrower also shall indemnify and hold each Lender free and harmless from, and shall pay such additional amounts equal to, increases in taxes payable by that Lender described in the foregoing proviso that are attributable to payments made by the Borrower described in the immediately preceding sentence or this sentence. Promptly after the date on which payment of any such Eurodollar Rate Tax is due pursuant to applicable law, the Borrower will, at the request of such Lender, furnish to such Lender evidence, in form and substance satisfactory to such Lender, that the Borrower has met its obligation under this Section 3.4.6; and the Borrower will indemnify each Lender against, and reimburse each Lender on demand for, any Eurodollar Rate Taxes payable by that Lender. Such Lender shall provide the Borrower with appropriate receipts for any payments or reimbursements made by the Borrower pursuant to this
         Section 3.4.6.

                  3.4.7. Notice of Increased Costs; Payment. Each Lender and the Issuing Bank will promptly notify the Administrative Agent (with a copy to the Borrower) of any event of which it has knowledge, occurring after the date hereof, that entitles such Lender or the Issuing Bank to compensation, reimbursement or indemnity pursuant to this Section 3.4 or Section 3.5, and shall furnish to the Administrative Agent (with a copy to the Borrower) a certificate of such Lender or the Issuing Bank claiming compensation, reimbursement or indemnity under this Section
         3.4 or Section 3.5, setting forth in reasonable detail the additional amount or amounts to be paid to it hereunder if not theretofore paid by the Borrower as provided in Section 3.5 (which certificate shall be presumed correct and binding in the absence of manifest error). In determining such amount, such Lender and the Issuing Bank may use any reasonable averaging, attribution or allocation methods. Within fifteen
         (15) days following receipt of such notice, the Borrower shall pay to the Administrative Agent, for distribution to such Lender, or to the Issuing Bank, as the case may be, the amount shown to be due and payable by such certificate.

         3.5.     Taxes.

                  3.5.1. Taxes Generally. Any and all payments by the Borrower hereunder or under the Notes or the other Loan Documents shall be made free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect to such payments (including interest, additions to tax and penalties thereon), excluding, in the case of each Lender, the Administrative Agent and the Issuing Bank, (i) taxes imposed on or measured by its net income or, in the State of Tennessee, net assets, and franchise taxes imposed on it, by the jurisdiction of such Lender's Lending Office or any political subdivision or taxing authority thereof, and (ii) withholding taxes that are the subject of Sections 3.5.2 through 3.5.5. If the Borrower shall be required by law to deduct any such taxes from or in respect of any sum payable hereunder or under any Note or any other Loan Document to the Administrative Agent, any Lender or the Issuing Bank (a) the sum payable shall be increased as may be necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 3.5) the Administrative Agent, such Lender or the Issuing Bank (as the case may be) shall receive an amount equal to the sum it would have received had no such deductions been made, and (b) the Borrower shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law. If and to the extent that any Lender subsequently shall be refunded or otherwise recover all or any part of any such deduction, it shall promptly refund to the Borrower the amount so recovered.

                  3.5.2. Withholding Tax Exemption. Each Lender that is not a citizen or resident of the United States of America, a corporation, partnership or other entity created or organized in or under the laws of the United States of America (or any jurisdiction thereof) or an estate or trust that is subject to federal income taxation regardless of the source of its income (a "Non-U.S. Lender") shall deliver to the Borrower and the Administrative Agent (and, in the case of a participant, to the Lender from which the related participation shall have been purchased) two copies of either U.S. Internal Revenue Service Form W-8BEN or Form W-8ECI, or, in the case of a Non-U.S. Lender claiming exemption from U.S. federal withholding tax under Section 871(h) or 881(c) of the Code with respect to payments of "portfolio interest", a statement in form satisfactory to the Administrative Agent to the effect that such Lender is eligible for a complete exemption from withholding of U.S. taxes under Section 871(h) or 881(c) of the Code and a Form W-8BEN, or any subsequent versions thereof or successors thereto properly completed and duly executed by such Non-U.S. Lender claiming complete exemption from, or a reduced rate of, U.S. federal withholding tax on payments by the Borrower or any Subsidiary Guarantor under this Agreement and the other Loan Documents. Such forms shall be delivered by each Non-U.S. Lender on or before the date it becomes a party to this Agreement (or, in the case of any participant, on or before the date such participant purchases the related participation). In addition, each Non-U.S. Lender shall deliver such forms promptly upon the obsolescence or invalidity of any form previously delivered by such Non-U.S. Lender. Each Non-U.S. Lender shall promptly notify the Borrower at any time it determines that it is no longer in a position to provide any previously delivered certificate to the Borrower (or any other form of certification adopted by the U.S. taxing authorities for such purpose). Notwithstanding any other provision of this paragraph, a Non-U.S. Lender shall not be required to deliver any form pursuant to this paragraph that such Non-U.S. Lender is not legally able to deliver.

                  3.5.3. Withholding Taxes. A Lender that is entitled to an exemption from or reduction of non-U.S. withholding tax under the law of the jurisdiction in which the Borrower is located, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement, shall deliver to the Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable law or reasonably requested by the Borrower, such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate, provided that such Lender is legally entitled to complete, execute and deliver such documentation and in such Lender's reasonable judgment such completion, execution or submission will not materially prejudice the legal position of such Lender.

                  3.5.4. Indemnification. If the Internal Revenue Service or any authority of the United States or other jurisdiction asserts a claim that the Administrative Agent did not properly withhold tax from amounts paid to or for the account of any Lender (because the appropriate form was not delivered or was not properly executed, or because such Lender failed to notify the Administrative Agent of a change in circumstances that rendered the exemption from or reduction of withholding tax ineffective, or for any other reason) such Lender shall indemnify the Administrative Agent fully for all amounts paid, directly or indirectly, by the Administrative Agent as tax or otherwise, including penalties and interest, together with all expenses incurred, including legal expenses, allocated staff costs and any out-of-pocket expenses.

                  3.5.5. Subsequent Lenders. If any Lender sells, assigns, grants participations in or otherwise transfers its rights under this Agreement, the participant shall comply and be bound by the terms of Sections 3.5.2, 3.5.3 and 3.5.4 as though it were such Lender.

         3.6. Booking of Loans. Any Lender may make, carry or transfer Loans at, to or for the account of, any of its branch or agency offices, provided, however, that in the event that any Lender transfers its Loans to another branch or agency office in a transaction that does not involve the transfer by such Lender of any of its other loans to such branch or agency office, such Lender shall not be entitled to reimbursement for additional costs or taxes with respect to such Loans pursuant to Section 3.4 or Section 3.5 if the Borrower would be subject to additional liability under Section 3.4 or Section 3.5 to which it would not be subject if such Lender's Loans were maintained at the office at which such Loans were carried prior to such transfer.

         The Borrower acknowledges and agrees that (a) each Lender's method of funding its Loans hereunder shall be in the sole discretion of such Lender, so long as such funding complies with all applicable requirements of this Agreement, and (b) for purposes of any determination to be made pursuant to Sections 2.15.4 or 3.4.5 of this Agreement, each Lender shall be presumed conclusively to have funded its Eurodollar Loans with the proceeds of Dollar deposits obtained by such Lender in the interbank Eurodollar market.

                                   ARTICLE 4.

                                    SECURITY

         4.1. Initial Security. The Obligations of the Borrower shall be secured by:

                  (a) the Guarantee and Security Agreement and the Loan Documents and other instruments, documents and agreements executed and delivered pursuant to the Guarantee and Security Agreement;

                  (b)      the Mortgages; and

                  (c) the security interest in the Collateral Account herein granted in favor of the Administrative Agent for the ratable benefit of the Lenders, the Issuing Bank and the Administrative Agent, and the other Liens provided in this Agreement and the other Security Documents.

         4.2. Additional Mortgages. In addition to the Mortgages provided pursuant to Section 6.1.1, the Borrower will, and will cause each of the Subsidiary Guarantors to, grant to or for the benefit of the Administrative Agent additional Mortgages with respect to such real property (excluding real property where the fair market value thereof is less than $100,000) of the Borrower or any of the Subsidiary Guarantors as are not encumbered by the original Mortgages, to the extent acquired after the date hereof, and as may be requested from time to time by the Administrative Agent or Requisite Lenders. All such additional Mortgages shall be granted pursuant to documentation substantially in the form of the original Mortgages or in such other form as is satisfactory to the Administrative Agent and shall satisfy each of the requirements of Section 6.1.1 applicable with respect to or in connection with the original Mortgages.

         4.3. Appraisals of Collateral Real Estate Interests. In the event that the Administrative Agent, any Lender or the Issuing Bank determines in its reasonable discretion (whether as a result of a position taken by an applicable bank regulatory agency or official or otherwise) that real estate appraisals satisfying the requirements set forth in 12 C.F.R., Part 34 - Subpart C, or any successor regulation or similar Requirement of Law applicable to the Administrative Agent, any Lender or the Issuing Bank (any such appraisal, a "Required Appraisal"), are or were required to be obtained, or should be obtained, in connection with any Collateral Real Estate Interest, then within ninety (90) days after receiving written notice thereof from the Administrative Agent, any such Lender or the Issuing Bank, as the case may be, the Borrower shall cause such Required Appraisal to be delivered, at the expense of the Borrower, to the Administrative Agent, which Required Appraisal, and the respective appraiser, shall be reasonably satisfactory to the Administrative Agent, such Lender or the Issuing Bank, as the case may be, and without limiting the foregoing, shall (a) set forth in reasonable detail the assumptions on which such appraisal is based, the analytical methods used and the factors considered in arriving at the conclusions expressed therein, including relevant information with respect to the valuation of comparable properties, (b) comply with all Requirements of Law applicable to appraisals used by the Administrative Agent, the Lenders and the Issuing Bank in making extensions of credit such as the Facilities, and (c) comply with the requirements of the Administrative Agent's appraisal review division that are of general application to extensions of credit such as the Facilities.

         4.4. Majority Owned Center Subsidiaries. All loans or advances by the Borrower or any of the other Credit Parties to a Majority Owned Center Subsidiary shall be evidenced by a Pledged Note and, except as otherwise expressly contemplated by Section 9.4, the Indebtedness evidenced by such Pledged Note shall be secured by perfected first-priority Liens encumbering substantially all of the assets (including both personal property and real property) of such Majority Owned Center Subsidiary. Such Pledged Note(s) and the Indebtedness evidenced thereby, together with all security therefor and all instruments, documents and agreements further evidencing, securing or otherwise relating thereto and all other supporting obligations for same, shall be included as a part of the Collateral subject to the Lien of the Guarantee and Security Agreement.

         4.5. Further Assurances. Without limiting any of the foregoing, the Borrower shall, and shall cause its Subsidiaries to, at the sole cost and expense of the Borrower and its

Subsidiaries, execute and deliver to the Administrative Agent, the Lenders and the Issuing Bank all such further documents, instruments and agreements and perform all such other acts that reasonably may be required in the opinion of the Administrative Agent to evidence, confirm and effectuate the transactions contemplated by this Agreement and the other Loan Documents, to accomplish the intents and purposes of this Agreement and the other Loan Documents and to enable the Administrative Agent, the Lenders and the Issuing Bank to exercise and enforce their respective rights as the secured parties under the Security Documents. To the extent permitted by applicable law, the Borrower hereby authorizes the Administrative Agent on behalf of itself, the Lenders and the Issuing Bank to file Financing Statements and continuation statements with respect to the security interests granted or assigned under the Security Documents and to execute such Financing Statements and continuation statements on behalf of the Borrower and its Subsidiaries. The Administrative Agent shall furnish to the Borrower copies of all such Financing Statements and continuation statements filed by the Administrative Agent on behalf of the Lenders pursuant to this Section 4.5.

                                   ARTICLE 5.

                                   [RESERVED]

                                   ARTICLE 6.

                              CONDITIONS PRECEDENT

         6.1. Conditions Precedent to Initial Loans and Letters of Credit. The effectiveness of this Agreement, the obligations of the Issuing Bank to issue Letters of Credit, the obligations of the Lenders to purchase participations in Letters of Credit and the obligations of the Lenders to make the Loans are all subject to the satisfaction by the Borrower and its Subsidiaries of the following conditions precedent, except to the extent that any of such conditions are to be satisfied after the date hereof pursuant to
Section 8.20 or have been waived by the Lenders:

                  6.1.1. Deliveries to the Administrative Agent. The Administrative Agent shall have received, for the ratable benefit of the Lenders, the Issuing Bank and the Administrative Agent (and in such number of original counterparts or copies as the Administrative Agent reasonably may specify), each of the following, in form and substance satisfactory to the Administrative Agent, the Lenders, the Issuing Bank and their respective counsel:

                           (a) Agreement. Counterpart originals of this Agreement, each duly and validly executed and delivered by or on behalf of all the Borrower;

                           (b) Notes. The Notes, each duly and validly executed and delivered on behalf of the Borrower;

                           (c) Guarantee and Security Agreement. The Guarantee and Security Agreement and the other instruments, documents and agreements to be executed and delivered pursuant to the Guarantee and Security Agreement, duly and validly executed and delivered by or on behalf of all the appropriate parties thereto;

                           (d)      Mortgages, Title Insurance, Surveys, Etc.

                                    (1)      Fully executed counterparts of
                           Mortgages with respect to the Collateral Real Estate Interests identified on Schedule 6.1.1A, together with evidence that counterparts of such Mortgages have been delivered to the title insurance company or companies insuring the Liens of such Mortgages (or other recording agent(s) selected by the Administrative Agent) for recording or filing in all places to the extent necessary or, in the reasonable opinion of the Administrative Agent, desirable to create or confirm a valid and enforceable first priority mortgage lien on, security title to or collateral assignment of each Collateral Real Estate Interest, subject only to Permitted Liens;

                                    (2)      Title Policies (or, with respect to
                           Leased Property, such other evidence of title as the Administrative Agent reasonably may specify) corresponding to each of the Mortgages;

                                    (3)      A survey of each parcel of real
                           property corresponding to a Collateral Real Estate Interest, in form and substance reasonably satisfactory to the Administrative Agent, dated a recent date acceptable to the Administrative Agent and certified in a manner reasonably satisfactory to the Administrative Agent by a licensed professional surveyor satisfactory to the Administrative Agent, which survey shall disclose and depict all improvements, easements and rights-of-way and shall indicate the flood zone designation, if any, in which the property is located; provided that the Administrative Agent, in its discretion, may waive this requirement with respect to Leased Property;

                                    (4)      With respect to each parcel of real
                           property corresponding to a Collateral Real Estate Interest, evidence reasonably satisfactory to the Administrative Agent that (A) such property is not contaminated with, nor threatened with contamination from outside sources by, Hazardous Materials, and (B) such property otherwise complies in all material respects with all applicable Environmental Laws, such evidence shall to include an inspection of the property and a report, in form and substance reasonably satisfactory to the Administrative Agent, by a qualified engineering firm or other consultant acceptable to the Administrative Agent, disclosing the absence of any such Hazardous Materials; provided that the Administrative Agent, in its discretion, may waive this requirement with respect to Leased Property;

                                    (5)      With respect to each parcel of real
                           property corresponding to a Collateral Real Estate Interest that is located in an area that has been identified as having special flood hazards, the Administrative Agent shall have received a policy of flood insurance written in an amount not less than the outstanding principal amount of the indebtedness secured by the corresponding Mortgage that is reasonably allocable to such property or the maximum limit of coverage made available with respect to the particular type of property under the National Flood Insurance Act of 1968, whichever is less, and that has a term ending not later than the Maturity Date, and (B) confirmation that the Borrower has received the notice required pursuant to Section 208(e)(3) of Regulation H of the Federal Reserve Board; provided that the Administrative Agent, in its discretion, may waive this requirement with respect to Leased Property; and

                                    (6)      Duly authorized, fully executed,
                           acknowledged and delivered landlord-lender agreements, owner-lender agreements, landlord consents and waivers and other documents relating to leaseholds that are material to the conduct of the business of the Borrower and its Subsidiaries and Affiliates or that are subject to a Mortgage, all as shall be required by, and in form and substance reasonably satisfactory to, the Administrative Agent, in its discretion; provided, however, that with respect only to those leaseholds that are held by the Borrower and its Subsidiaries and Affiliates as of the date of this Agreement, this condition shall be deemed satisfied if the Credit Parties have used their reasonable best efforts to obtain such agreements, consents, waivers and other documents, even though one or more of the same ultimately is not received;

                           (e) Other Security Documents. Any other Security Documents, each duly and validly executed and delivered by or on behalf of all the appropriate parties thereto;

                           (f) Recordings and Filings. (1) Acknowledgment copies of Financing Statements duly filed under the UCC of all jurisdictions necessary or, in the opinion of the Administrative Agent, desirable to perfect the security interests created by the Security Documents, (2) lien search reports from a search firm acceptable to the Administrative Agent, identifying all of the financing statements on file with respect to the Borrower or any other Credit Party in all jurisdictions referred to under the preceding item (1), indicating that no Person claims an interest in any of the Collateral described in such Financing Statements other than in respect of financing statements evidencing Permitted Liens, and (3) evidence of the public recording or filing of such of the Security Documents as the Administrative Agent deems it necessary or desirable to record or file publicly, in such offices as the Administrative Agent shall require, together with evidence satisfactory to the Administrative Agent of the priority of the Liens of such Security Documents;

                           (g) Pledged Stock. Certificates evidencing the Pledged Stock, together with an appropriate stock power for each certificate, duly executed in blank by the Borrower or the appropriate Subsidiary Guarantor, as the case may be;

                           (h) Pledged Notes. The Pledged Notes, together with appropriate instruments of assignment attached thereto, duly endorsed in blank by the Borrower or the appropriate Subsidiary Guarantor, as the case may be;

                           (i) Perfected Security Interest. Evidence of Lien searches, through a date satisfactory to the Administrative Agent, showing no Liens affecting the Collateral other than Liens in favor of the Administrative Agent for the ratable benefit of the Lenders, the Issuing Bank and the Administrative Agent in connection herewith;

                           (j) Organizational Documents. Copies of the charters, articles or certificates of incorporation, articles of organization or other organizational documents of the Borrower and each of its Subsidiaries, certified by the Secretary of State or other appropriate public official in each jurisdiction of organization, all in form and substance satisfactory to the Lenders;

                           (k) Bylaws, Operating Agreements, Etc. Copies of the bylaws or operating agreements, and all amendments thereto, of the Borrower and each of its Subsidiaries, together with certificates of the respective Secretaries or Assistant Secretaries of the Borrower and each of such Subsidiaries, dated the date hereof, stating that such copy is complete and correct;

                           (l) Good Standing and Authority. Certificates of the appropriate governmental officials of each jurisdiction as the Administrative Agent reasonably may request, dated within seventy-five (75) days of the date hereof, stating that the Borrower and each of its Subsidiaries exists, is in good standing with respect to the payment of franchise and similar taxes and is duly qualified to transact business therein;

                           (m) Incumbency. Certificates of the respective Secretaries or Assistant Secretaries of the Borrower and each of the other Credit Parties, dated the date hereof, as to the incumbency and signature of all officers of the Borrower or such Subsidiary Guarantor authorized to execute or attest to this Agreement, the Notes and the other Loan Documents to which the Borrower or such Credit Party is a party, together with evidence of the incumbency of each such Secretary or Assistant Secretary;

                           (n) Resolutions. With respect to the Borrower and each of the other Credit Parties (i) copies of the resolutions authorizing, approving and ratifying this Agreement, the Notes, the Security Documents and the other Loan Documents and the transactions contemplated herein and therein, duly adopted by the respective boards of directors or other managers of the Borrower and each of the other Credit Parties, together with (ii) certificates of the respective Secretaries or Assistant Secretaries of the Borrower and each of the other Credit Parties, dated the date hereof, stating that each such copy is a true and correct copy of resolutions duly adopted at a meeting, or by action taken on written consent, of the board of directors or other managers of the Borrower or such Credit Party and that such resolutions have not been modified, amended, rescinded or revoked in any respect and are in full force and effect as of the date hereof;

                           (o) Legal Opinions of the Borrower's Counsel. The favorable legal opinion of Waller Lansden Dortch & Davis, PLLC, counsel to the Credit Parties, dated the date hereof, and addressed to the Administrative Agent, the Lenders and the Issuing Bank, substantially in the form of Exhibit 6.1.1B;

                           (p) Evidence of Indebtedness. If requested by the Administrative Agent, (i) a copy of each indenture, loan agreement, guaranty, promissory note or other evidence of Indebtedness other than Contingent Obligations, Indebtedness incurred under the Loan Documents, trade debt incurred in the ordinary course of business and obligations under Operating Leases (together with all modifications, amendments, restatements or supplements thereto) to which the Borrower or any of its Subsidiaries is a party constituting a liability (contingent or otherwise) equal to or in excess of $500,000, the terms and conditions of which shall be satisfactory to the Administrative Agent, and (ii) a report certified by the respective chief executive officer of the Borrower describing any default or failure of performance or any event that with the giving of notice of, or the lapse of time, or both, would become a default by the Borrower or any of its Subsidiaries under any of such documents, instruments or agreements;

                           (q)      Year-End Financial Statements. The
                  consolidated balance sheets of the Borrower and its Subsidiaries as of December 31 of each of 2000, 2001 and 2002, and of PSC and its Subsidiaries as of December 31 of each of 2000 and 2001, and the related consolidated statements of income, shareholders' equity and cash flows for each of the respective Fiscal Years ended on each such date, audited and reported upon, without qualification, by Ernst & Young LLP, together with unaudited consolidating balance sheets of the Borrower, PSC and their respective Subsidiaries as of the end of each such Fiscal Year and the related unaudited consolidating statements of income for each such Fiscal Year, prepared by such accountants and certified by a Responsible Officer of the Borrower;

                           (r) March 31, 2003 Financial Statements. The unaudited consolidated and consolidating balance sheet of the Borrower and its Subsidiaries as of March 31, 2003 and the related consolidated and consolidating statement of income and the related consolidated statements of shareholders' equity and cash flows for the period commencing at the beginning of the current Fiscal Year and ending with the end of the Fiscal Quarter ended on such date, certified by a Responsible Officer of the Borrower;

                           (s)      Projections. The Projections;

                           (t) Officer's Certificate. A certificate of a Responsible Officer of the Borrower, dated the date hereof, stating that (i) each of the representations and warranties contained in Article 7 is true and correct at and as of the date hereof with the same force and effect as if made on such date, (ii) all obligations, covenants, agreements and conditions contained in this Agreement and the other Loan Documents to be performed or satisfied by the Borrower or any of its Subsidiaries on or prior to the date hereof have been performed or satisfied in all respects, (iii) since December 31, 2002, there has been no Material Adverse Change, and (iv) no Default has occurred and is continuing, and in addition setting forth in such detail as shall be required by the Lenders calculations of the financial ratios and covenants contained in this Agreement showing that as of the date hereof and after giving effect to the transactions that are the subject hereof the Borrower and its Subsidiaries are in compliance with Article 10;

                           (u) Solvency Certificate. A solvency certificate of a Responsible Officer of the Borrower, in substantially the form of Exhibit 6.1.1C (the "Solvency Certificate");

                           (v) Consents. Evidence that the Borrower and each of the other Credit Parties have obtained all requisite consents and approvals required to be obtained from any Person to permit the transactions contemplated by this Agreement, the Notes and the other Loan Documents to be consummated in accordance with their respective terms and conditions; and

                           (w)      Other Matters. All other documents,
                  instruments, agreements, opinions, certificates, insurance policies, consents and evidences of other legal matters, in form and substance satisfactory to the Administrative Agent and its counsel, as the Administrative Agent reasonably may request.

                  6.1.2. Compliance with Laws. The Borrower and its Subsidiaries shall not be in violation of, and shall not have received notice of any violation of, any applicable Requirement of Law, including any building, zoning, occupational safety and health, fair employment, equal opportunity, pension, environmental control, health care, certificate of need, health care facility licensing or similar federal, state or local law, ordinance or regulation, relating to the ownership or operation of its business or assets, if such violation or non-compliance could have a Material Adverse Effect, and if requested by the Administrative Agent the Borrower or its Subsidiaries shall have furnished to the Administrative Agent and the Lenders copies of all required material approvals (including required operating licenses and permits) of any Governmental Authority.

                  6.1.3. No Material Adverse Change. Since December 31, 2002 no Material Adverse Change (as determined by the Administrative Agent, the Lenders and the Issuing Bank, in their sole discretion) shall have occurred.

                  6.1.4. No Material Misrepresentation. No material misrepresentation or omission shall have been made by or on behalf of the Borrower or any of the other Credit Parties to the Administrative Agent, the Lenders or the Issuing Bank with respect to the Borrower's or such Credit Party's business operations or financial or other condition.

                  6.1.5. Legal Proceedings. No action, suit, proceeding or investigation shall be pending before or threatened by any court or Governmental Authority with respect to the transactions contemplated hereby or that may have a Material Adverse Effect (as determined by the Administrative Agent, the Lenders and the Issuing Bank, in their sole discretion).

                  6.1.6. Subordinated Indebtedness. If requested by the Administrative Agent, any creditor holding Subordinated Indebtedness shall have entered into an intercreditor and subordination agreement with the Administrative Agent in form and substance satisfactory to the Lenders.

                  6.1.7. 2003 Subordinated Note Placement. The Borrower shall have consummated the placement of the 2003 Subordinated Notes pursuant to the 2003 Subordinated Note Documents and otherwise on terms and conditions reasonably acceptable to the Administrative Agent and Requisite Lenders, and as a result thereof (a) the Borrower shall have received Net Cash Proceeds thereof in a minimum amount of $15,000,000, and (b) the Borrower shall have the ability to receive upon request, in the absence of a default under the 2003 Subordinated Note Documents, additional proceeds thereof such that the total gross proceeds advanced or available to be advanced to or for the account of the Borrower shall be not less than $40,000,000.

         6.2. Conditions Precedent to All Loans and Letters of Credit. The obligations of each of the Lenders to make any Loans (including Loans used to refinance or repay other Loans or Letter of Credit Liabilities) on any date (including the date hereof), and the obligations of the Issuing Bank to issue or extend a Letter of Credit on any date (including the date hereof), are subject to the satisfaction of the conditions set forth below in this Section 6.2. Each request for Loans or for a Letter of Credit hereunder shall constitute a representation and warranty by the Borrower to the Administrative Agent, the Lenders and the Issuing Bank, as of the date of the making of such Loans or the issuance of such Letter(s) of Credit, that the conditions in this Section 6.2 have been satisfied.

                  6.2.1. Satisfaction of Conditions Precedent to Initial Loans and Letters of Credit. The conditions precedent set forth in Section
         6.1 shall have been satisfied.

                  6.2.2. Representations and Warranties. The representations and warranties of the Borrower and the other Credit Parties set forth in this Agreement, the Notes and the other Loan Documents and in any certificate, opinion or other statement provided at any time by or on behalf of the Borrower or any other Credit Party in connection herewith shall be true and correct on and as of the date of the making of such Loans or the issuance of such Letter(s) of Credit as if made on and as of such date, except to the extent that a representation or warranty is made as of a specific date, in which event such representation or warranty shall remain true and correct as of such earlier date, and except to the extent that a representation or warranty is no longer correct by virtue of changes in facts and circumstances permitted by the terms of this Agreement.

                  6.2.3. No Default. No Default shall have occurred and be continuing on the date of the requested Borrowing or Letter of Credit issuance or after giving effect to such Borrowing or Letter of Credit issuance.

                  6.2.4. No Violations. No law or regulation shall prohibit the making of the requested Loan or the issuance of the requested Letter of Credit and no order, judgment or decree of any court or Governmental Authority shall, and no litigation shall be pending that in the judgment of the Administrative Agent or Requisite Lenders would, enjoin, prohibit or restrain any Lender from making a requested Loan or the Issuing Bank from issuing a requested Letter of Credit.

                  6.2.5. Proceedings Satisfactory. All proceedings in connection with the making of any Loan, the issuance of any Letter of Credit and the other transactions contemplated by this Agreement, the Loan Documents and all documents incidental thereto shall be satisfactory to the Administrative Agent, and the Administrative Agent shall have received all such information and such counterpart originals or certified or other copies of such documents as the Administrative Agent reasonably may request.

                                   ARTICLE 7.

                         REPRESENTATIONS AND WARRANTIES

         In order to induce the Administrative Agent, the Lenders and the Issuing Bank to enter into this Agreement, to make the Loans, to issue the Letters of Credit and to provide the other financial accommodations provided for herein, the Borrower hereby makes the following representations and warranties to the Administrative Agent, the Lenders and the Issuing Bank:

         7.1. Existence and Power. The Borrower, its Subsidiaries and the Permitted Non-Guarantor Entities are entities of the types set forth on Schedule 7.1, and each is duly organized, validly existing and in good standing under the laws of the jurisdiction indicated next to its name on Schedule 7.1. The Borrower, its Subsidiaries and the Permitted Non-Guarantor Entities have the power, authority and legal right to own and operate their respective properties and assets, to lease the properties and assets they operate under lease and to carry on their respective businesses as they are now being conducted and intended to be conducted, and are duly qualified to transact business in, and in good standing under the laws of, each jurisdiction in which their ownership, lease or operation of property or the conduct of their respective businesses requires such qualification, except to the extent that failure to qualify to transact business will not have a Material Adverse Effect.

         7.2. Authorization and Enforceability of Obligations. The Borrower and the other Credit Parties (a) have the power, authority and legal right to enter into this Agreement and the other Loan Documents to which each is a party and to enter into and perform their respective obligations hereunder and thereunder, and (b) have taken all necessary action on the part of each to authorize the execution and delivery of such documents, instruments and agreements and the performance of their respective obligations hereunder and thereunder. This Agreement, the Notes and the other Loan Documents have been duly executed and delivered on behalf of the Borrower and such of the other Credit Parties as are parties to such Loan Documents, and constitute legal, valid and binding obligations of and are enforceable against the Borrower and such other Credit Parties in accordance with their respective terms.

         7.3. No Consents. Except as set forth on Schedule 7.3, all necessary consents, approvals and authorizations of, filings with and acts by or with respect to all Governmental Authorities and other Persons required to be obtained, made or taken in connection with the execution, delivery, performance, validity or enforceability of this Agreement, the Notes and the other Loan Documents, or otherwise in connection with the transactions contemplated hereby, have been obtained, made or taken and remain in effect.

         7.4. No Conflict. The execution and delivery of this Agreement, the Notes and the other Loan Documents, the transactions contemplated hereby, the use of the proceeds of the Loans and the Letters of Credit and the performance by the Borrower and the other Credit Parties of their respective obligations hereunder under the Loan Documents to which they are parties (a) do not conflict with or violate any Requirement of Law or any Contractual Obligation of the Borrower or any Subsidiary of the Borrower, except to the extent that any such violation or conflict will not have a Material Adverse Effect, and (b) do not conflict with, constitute a default or require any consent under, or result in the creation of any Lien upon any property or assets of the Borrower or any Subsidiary of the Borrower pursuant to any Contractual Obligation of the Borrower or such Subsidiary (other than Liens in favor of the Administrative Agent, the Lenders and the Issuing Bank), except to the extent that any such conflict or default or the failure to obtain any necessary consent will not have a Material Adverse Effect.

         7.5.     Financial Statements; Projections; Solvency.

                  (a) The consolidated balance sheets of the Borrower and its Subsidiaries as of December 31 of each of 2000, 2001 and 2002 and the related consolidated statements of income, shareholders' equity and cash flows for each of the Fiscal Years then ended, including the opinions of Ernst & Young LLP with respect thereto, together with the unaudited consolidating balance sheets of the Borrower and its Subsidiaries as of the end of such Fiscal Year and the unaudited consolidating statements of income of the Borrower and its Subsidiaries for such Fiscal Year, copies of all of which have been furnished to the Administrative Agent, are complete and correct and fairly present the assets, liabilities and consolidated financial position of the Borrower and its Subsidiaries as at each such date and the consolidated results of their operations and their cash flows for each of the Fiscal Years then ended.

                  (b) The consolidated balance sheets of PSC and its Subsidiaries as of December 31 of each of 2000 and 2001 and the related consolidated statements of income, shareholders' equity and cash flows for each of the Fiscal Years then ended, including the opinions of Ernst & Young LLP with respect thereto, together with the unaudited consolidating balance sheets of PSC and its Subsidiaries as of the end of such Fiscal Year and the unaudited consolidating statements of income of PSC and its Subsidiaries for such Fiscal Year, copies of all of which have been furnished to the Administrative Agent, are complete and correct and fairly present the assets, liabilities and consolidated financial position of PSC and its Subsidiaries as at each such date and the consolidated results of their operations and their cash flows for each of the Fiscal Years then ended.

                  (c) The unaudited consolidated and consolidating balance sheet of the Borrower and its Subsidiaries as of March 31, 2003, together with the related consolidated and consolidating statement of income and the related consolidated statements of shareholders' equity and cash flows for the period commencing at the beginning of the current Fiscal Year and ending with the end of the Fiscal Quarter ended on such date, copies of all of which have been furnished to the Administrative Agent, are complete and correct and, subject to customary year-end adjustments that are not anticipated to be material, fairly present the assets, liabilities and consolidated financial position of the Borrower and its Subsidiaries as at such date and the consolidated results of their operations and their cash flows for such period.

                  (d) The financial statements described in the preceding paragraphs (a), (b) and (c), including the related schedules and notes thereto, have been prepared in conformity with GAAP applied consistently throughout the periods involved. Neither the Borrower nor any of its Subsidiaries has any material Indebtedness, obligation or other unusual forward or long-term commitment that is not fairly reflected in the foregoing financial statements or in the notes thereto.

                  (e) In the opinion of the management of the Borrower, the assumptions used in the preparation of the Projections were reasonable when made and, as of the date hereof, the management of the Borrower continues to believe that such assumptions are reasonable and appropriate. In the opinion of the management of the Borrower, the Projections represent a reasonable estimate of the future performance and financial condition of the Borrower and its Subsidiaries for the periods included therein, subject to the uncertainties and approximations inherent in the making of any financial projections and without assurance that the projected performance and financial condition actually will be achieved.

                  (f) After giving effect to the consummation of the transactions contemplated by this Agreement, the making of Loans hereunder, the issuance of Letters of Credit hereunder and the incurrence by the Borrower and the other Credit Parties of the Obligations incurred by each pursuant to the Loan Documents, each of the Credit Parties is Solvent.

         7.6.     Absence of Litigation. Except as otherwise set forth in
Schedule 7.6, there are no actions, suits, proceedings or other litigation (including proceedings by or before any arbitrator or Governmental Authority) pending or threatened against or affecting the Borrower or any of its Subsidiaries, nor to the knowledge of the Borrower is there any basis therefor,
(a) that challenge the validity or propriety of the transactions contemplated hereby, or (b) that reasonably can be expected to be adversely determined and, if adversely determined, to have a Material Adverse Effect, either individually or in the aggregate.

         7.7. No Default. Neither the Borrower nor any of its Subsidiaries is in default (nor has any event occurred that with notice or lapse of time or both would constitute a default) under any of their respective Contractual Obligations, if such default or event could have a Material Adverse Effect. No Default has occurred and is continuing.

         7.8. Security Documents. The Security Documents create in favor of the Administrative Agent, for the ratable benefit of the Lenders, the Issuing Bank and the Administrative Agent, valid, perfected security interests in the Collateral subject to no Liens other than Permitted Liens. The security interests granted in favor of the Administrative Agent as contemplated by this Agreement and the Security Documents do not constitute a fraudulent conveyance under the federal Bankruptcy Code or any applicable state law.

         7.9. Capital Stock. The capitalization of the Borrower, each Subsidiary of the Borrower and each Permitted Non-Guarantor Entity consists of such number of shares of Capital Stock, authorized, issued and outstanding, of such classes and series, with or without such par value, as are set forth in
Schedule 7.1. All such outstanding shares have been duly authorized and validly issued and are fully paid and nonassessable. There are no outstanding stock purchase warrants, subscriptions, options, securities, instruments or other rights of any type or nature whatsoever that are convertible into, exchangeable for or otherwise provide for the issuance of Capital Stock of the Borrower, any of its Subsidiaries or any Permitted Non-Guarantor Entity, except as described in Schedule 7.1.

         7.10. Taxes. The Borrower and its Subsidiaries have filed all tax returns that were required to be filed in any jurisdiction and have paid all taxes shown thereon to be due or otherwise due in respect of the Borrower, any of its Subsidiaries or any of their respective properties, income or franchises, including interest, assessments, fees and penalties, or have provided adequate reserves for the payment thereof, except to the extent that the cumulative effect of noncompliance with the foregoing will not have a Material Adverse Effect. Neither the Borrower nor any of its Subsidiaries has received any written notice from any Governmental Authority claiming or asserting any delinquency or deficiency regarding, or indicating an intent to inquire into or investigate, any return referred to in this Section 7.10 that, if adversely determined, could have a Material Adverse Effect.

         7.11. No Burdensome Restrictions. No Contractual Obligation or Requirement of Law relating to or otherwise affecting the Borrower, any of its Subsidiaries or any of their respective properties, businesses or operations has had or, insofar as the Borrower reasonably may foresee is likely to have, a Material Adverse Effect.

         7.12. Judgments. There are no outstanding or unpaid judgments against the Borrower or any of its Subsidiaries.

         7.13. Subsidiaries. All of the Subsidiaries of the Borrower and all of the Permitted Non-Guarantor Entities as of the date hereof are set forth in
Schedule 7.1. Schedule 7.1 also shows as of the date hereof as to each such Subsidiary and Permitted Non-Guarantor Entity the jurisdiction of its incorporation or formation, the number of shares of each class of Capital Stock outstanding, the direct owner of the outstanding shares of each such class and the number of shares owned, and the jurisdictions in which such Subsidiary is qualified to do business as a foreign corporation.

         7.14. ERISA. No "prohibited transaction" or "accumulated funding deficiency" (each as defined in ERISA) or Reportable Event has occurred with respect to any Single Employer Plan, or to the knowledge of the Borrower with respect to any Multi-Employer Plan. As of the most recent actuarial valuation of any such Plan, the actuarial present value of all benefits under each Plan (based on those assumptions used to fund the Plan) does not exceed the fair market value of the assets of the Plan allocable to such benefits. The Borrower, its Subsidiaries and each Commonly Controlled Entity are in compliance in all material respects with ERISA and the rules and regulations promulgated thereunder.

         7.15. Margin Securities. Neither the Borrower nor any of its Subsidiaries is engaged principally in, nor has as one of its significant activities, the business of extending credit for the purpose of purchasing or carrying "margin stock" as that term is defined in Regulation U promulgated by the Federal Reserve Board, as now in effect. No part of the Indebtedness evidenced by the Notes, or otherwise created in connection with this Agreement or the other Loan Documents, has been or will be used, directly or indirectly, for the purpose of purchasing any such margin stock. If requested by the Administrative Agent or any of the Lenders, the Borrower shall furnish or cause to be furnished to the Administrative Agent and each such Lender a statement, in conformity with the requirements of Federal Reserve Form U-1 referred to in Regulation U, to the foregoing effect.

         7.16. Investment Company Act. Neither the Borrower nor any of its Subsidiaries is an "investment company," or company "controlled" by an investment company within the meaning of the Investment Company Act of 1940, as now in effect.

         7.17. Indebtedness and Contingent Obligations. Set forth on Schedule 7.17A hereto is a complete and correct list of all Indebtedness (other than Contingent Obligations, Indebtedness incurred under the Loan Documents, trade debt incurred in the ordinary course of business and obligations under Operating Leases) of the Borrower and its Subsidiaries and the aggregate principal amount thereof outstanding on the date hereof. Set forth on Schedule 7.17B is a complete and correct list of all Contingent Obligations (other than any Contingent Obligations created under the Loan Documents) of the Borrower and its Subsidiaries and the aggregate amount thereof outstanding on the date hereof.

         7.18. Business Locations and Trade Names. Set forth on Schedule 7.18A is a complete and correct list of the locations where the Borrower, each Subsidiary of the Borrower and each Permitted Non-Guarantor Entity maintain their respective chief executive offices, their principal places of business, an office, a place of business or any material financial records. Set forth on
Schedule 7.18B is a complete and correct list of each name under or by which the Borrower and its Subsidiaries presently conducts its business or has conducted its business during the past five years.

         7.19. Title to Assets. The Borrower and its Subsidiaries have good and marketable title to (or, with respect to leased property, good and marketable leasehold interests in) all of their respective assets, subject to no Liens other than Permitted Liens.

         7.20. Labor Matters. There are no disputes or controversies pending between the Borrower or any of its Subsidiaries and their respective employees, the outcome of which reasonably may be expected to have a Material Adverse Effect.

         7.21. Business. There is no pending or threatened claim, action, suit, proceeding or other litigation against or affecting the Borrower or any of its Subsidiaries contesting the right of the Borrower or any of its Subsidiaries to conduct their businesses as presently conducted or as proposed to be conducted, and there are no other facts or circumstances that have had or reasonably may be expected to have a Material Adverse Effect.

         7.22. Compliance with Laws. The Borrower and its Subsidiaries (a) have not been, are not and will not be in violation of any applicable Requirement of Law, including any building, zoning, occupational safety and health, fair employment, equal opportunity, pension, environmental control, health care, certificate of need, health care facility licensing or similar federal, state or local law, ordinance or regulation, relating to the ownership or operation of their respective businesses or assets, (b) have not failed to obtain any license, permit, certificate or other governmental authorization necessary for the conduct of their businesses or the ownership and operation of their assets, (c) have not received any notice from any Governmental Authority, and to their knowledge no such notice is pending or threatened, alleging that the Borrower or any of its Subsidiaries has violated, or has not complied with, any Requirement of Law, condition or standard applicable with respect to any of the foregoing, and (d) are not a party to any agreement or instrument, or subject to any judgment, order, writ, rule, regulation, code or ordinance, except to the extent that any violation, noncompliance, failure, agreement, judgment, etc. as described in this Section 7.22 will not have a Material Adverse Effect.

         7.23. Governmental Authorizations; Permits, Licenses and Accreditation; Other Rights. The Borrower and its Subsidiaries have all licenses, permits, approvals, registrations, contracts, consents, franchises, qualifications, certificates of need, accreditations and other authorizations necessary for the lawful conduct of their respective businesses or operations wherever now conducted and as planned to be conducted, pursuant to all applicable statutes, laws, ordinances, rules and regulations of all Governmental Authorities having, asserting or claiming jurisdiction over the Borrower or any of its Subsidiaries or over any part of their respective operations, except to the extent that the cumulative effect of noncompliance with the foregoing will not have a Material Adverse Effect. Copies of all material licenses, permits, approvals, registrations, contracts, consents, franchises, qualifications, certificates of need, accreditations and other authorizations shall be provided to the Administrative Agent upon request. Neither the Borrower nor any of its Subsidiaries is in default under any of such licenses, permits, approvals, registrations, contracts, consents, franchises, qualifications, certificates of need, accreditations and other authorizations, and no event has occurred, and no condition exists, that with the giving of notice, the passage of time or both would constitute a default thereunder or would result in the suspension, revocation, impairment, forfeiture or non-renewal of any thereof, except to the extent that the cumulative effect of all such defaults, events, conditions, suspensions, revocations, impairments, forfeitures and non-renewals will not have a Material Adverse Effect. The continuation, validity and effectiveness of all such licenses, permits, approvals, registrations, contracts, consents, franchises, qualifications, certificates of need, accreditations and other authorizations will not be adversely affected by the transactions contemplated by this Agreement. The Borrower and its Subsidiaries know of no reason why they will not be able to maintain after the date hereof all licenses, permits, approvals, registrations, contracts, consents, franchises, qualifications, certificates of need, accreditations and other authorizations necessary or appropriate to conduct the businesses of the Borrower and its Subsidiaries as now conducted and presently planned to be conducted.

         7.24.    Medicare and Medicaid Participation, Licensing and
Accreditation.

                  (a) Each Center or other significant healthcare facility owned or operated as a continuing operation by the Borrower or any of its Subsidiaries (a "Borrower Healthcare Facility") is certified for enrollment or participation in the Medicare and Medicaid programs, has a current and valid provider contract with such programs, is in compliance with the conditions of participation in such programs and has received all approvals or qualifications necessary for reimbursement to the Borrower or its Subsidiaries, except to the extent that a failure to do so would not have a Material Adverse Effect. Neither the Borrower nor any of its Subsidiaries has received notice of any pending or threatened investigation from any Governmental Authority having jurisdiction with respect to such programs, and the Borrower has no reason to believe that any such investigation is pending, threatened or imminent.

                  (b) Each Borrower Healthcare Facility is licensed by the proper state department of health to conduct its business in substantially the manner now conducted and, if applicable, is authorized to operate the number of beds used therein. Each Borrower Healthcare Facility is presently in compliance with all of the terms and conditions of all licenses, permits, approvals, registrations, contracts, consents, franchises, qualifications, certificates of need, accreditations and other authorizations applicable thereto, including requirements as to facilities, equipment, staffing and operations, except to the extent that the cumulative effect of all such noncompliances would not have a Material Adverse Effect.

         7.25. No Material Adverse Change. Since December 31, 2002 no Material Adverse Change has occurred.

         7.26.    Employment and Investment Agreements. Set forth on Schedule
7.26 is a complete and accurate list, as of the date hereof, of (a) all employment agreements and executive compensation arrangements to which the Borrower or any of its Subsidiaries is a party and which provide for aggregate compensation (including bonuses) to any Person (assuming compliance with or satisfaction of all contingencies or conditions) of $250,000 or more per year, and (b) all agreements relating to the voting or disposition of any outstanding shares of Capital Stock of the Borrower's Subsidiaries and, to the Borrower's knowledge, of the Borrower.

         7.27.    Environmental Matters. Except as disclosed in Schedule 7.27,
(a) neither the Borrower nor any of its Subsidiaries, nor any of the properties owned or leased thereby or operations thereof, nor, to the knowledge of the Borrower, any current or prior owner, lessor or operator (other than the Borrower or one of its Subsidiaries) of any properties owned or leased by Borrower or any of its Subsidiaries, is in violation of any applicable Environmental Law or any restrictive covenant or deed restriction relating to environmental matters (recorded or otherwise) or subject to any existing, pending or threatened investigation, inquiry or proceeding by any Governmental Authority or subject to any remedial obligations under any Environmental Law, except to the extent that the cumulative effect of all such violations, investigations, inquiries, proceedings and remedial obligations would not have a Material Adverse Effect; (b) all permits, licenses and approvals required of the Borrower or any of its Subsidiaries with respect to Hazardous Materials, including past or present treatment, storage, disposal or release of any Hazardous Materials or solid waste into the environment, have been obtained or filed; (c) all Hazardous Materials or solid waste generated by the Borrower or any of its Subsidiaries have in the past been, and will continue to be, transported, treated and disposed of only by carriers maintaining valid permits under all applicable Environmental Laws and only at treatment, storage and disposal facilities maintaining valid permits under applicable Environmental Laws, which carriers and facilities have been and are, to the knowledge of the Borrower, operating in compliance with such permits; (d) the Borrower and its Subsidiaries have taken all reasonable steps necessary to determine, and have determined, that no Hazardous Materials or solid wastes have been disposed of or otherwise released by them except in compliance with Environmental Laws; and (e) neither the Borrower nor any of its Subsidiaries has a material contingent liability in connection with any release of any Hazardous Materials or solid waste into the environment, and in connection herewith the Borrower hereby agrees to pursue diligently the resolution of any environmental issues disclosed in Schedule 7.27 by all necessary and appropriate actions and shall report to the Administrative Agent not less frequently than quarter-annually as to the status of the resolution of such issues.

         7.28. Material Contracts. Set forth on Schedule 7.28 hereto is a complete and accurate list of all Material Contracts of the Borrower and Subsidiaries. Other than as set forth on Schedule 7.28, each such Material Contract is in full force and effect in accordance with the terms thereof and there are no material defaults by the Borrower or any of its Subsidiaries as are parties thereto or, to the knowledge of the Borrower, by any other party, under any such Material Contract. The Borrower has delivered to the Administrative Agent a true and complete copy of each Material Contract identified specifically on Schedule 7.28.

         7.29. No Misstatements. Neither this Agreement nor any of the other Loan Documents, nor any agreement, instrument or other document executed pursuant hereto or thereto or in connection herewith or therewith, nor any certificate, statement or other information referred to herein or therein or furnished to the Administrative Agent, any Lender or the Issuing Bank pursuant hereto or thereto or in connection herewith or therewith, contains any misstatement of a material fact or omits to state any material fact necessary to make the statements contained herein or therein, in the light of the circumstances under which they were made, not misleading on the date hereof or on the date furnished, as the case may be, except as otherwise disclosed to the Administrative Agent, the Lenders and the Issuing Bank in writing on or prior to the date hereof. The Borrower is not aware of any fact that it has not disclosed in writing to the Administrative Agent that has had or reasonably may be expected to have a Material Adverse Effect.

         7.30. Operating Leases. Schedule 7.30 sets forth each Operating Lease existing on the date hereof pursuant to which the Borrower or a Subsidiary of the Borrower is the lessee or tenant and which provides for annual lease payments in excess of $100,000.

                                   ARTICLE 8.

                              AFFIRMATIVE COVENANTS

         So long as any Obligations are unpaid or outstanding, any Obligation under the Loan Documents is unperformed or any of the Commitments are in effect, the Borrower shall:

         8.1.     Financial Statements.

                  8.1.1. Annual Financial Statements and Reports. Furnish to the Administrative Agent and each Lender, as soon as available and in any event within ninety (90) days after the end of each Fiscal Year of the Borrower or, if applicable and earlier, within two (2) Business Days after the Borrower files with the Commission its Annual Report on Form 10-K for such Fiscal Year, a consolidated balance sheet of the Borrower and its Subsidiaries as of the end of such Fiscal Year and the related consolidated statements of income, shareholders' equity and cash flows of the Borrower and its Subsidiaries for such Fiscal Year, audited and reported upon by Ernst & Young LLP or other independent certified public accountants of nationally recognized standing (whose opinion shall not be limited as to scope or qualified as to going concern status or contain any other material qualifications or exceptions), accompanied by an unaudited consolidating balance sheet of the Borrower and its Subsidiaries as of the end of such Fiscal Year and an unaudited consolidating statement of income for such Fiscal Year, certified by a Responsible Officer of the Borrower, together with (a) a written discussion and analysis by the management of the Borrower of the financial statements furnished in respect of such annual fiscal period, (b) a certificate signed by a Responsible Officer of the Borrower, in form satisfactory to the Administrative Agent and the Lenders, stating that no Default has occurred and is continuing or, if in the opinion of such officer, a Default has occurred and is continuing, stating the nature thereof and the action that the Borrower proposes to take with respect thereto, and (c) a Compliance Certificate demonstrating compliance with all financial covenants contained herein as of the end of such Fiscal Year and including the other information required to be included therein.

                  8.1.2. Quarterly Financial Statements and Reports. Furnish to the Administrative Agent and each Lender, as soon as available and in any event within forty-five (45) days after the end of each Fiscal Quarter of the Borrower (other than the last Fiscal Quarter in any Fiscal Year) or, if applicable and earlier, within two (2) Business Days after the Borrower files with the Commission its Quarterly Report on Form 10-Q for such Fiscal Quarter, an unaudited consolidated and consolidating balance sheet of the Borrower and its Subsidiaries as of the end of such Fiscal Quarter, the related consolidated and consolidating statement of income of the Borrower and its Subsidiaries for the period commencing at the beginning of the current Fiscal Year and ending with the end of such Fiscal Quarter and the related consolidated statements of shareholders' equity and cash flows of the Borrower and its Subsidiaries for such period, certified by a Responsible Officer of the Borrower, together with (a) a written discussion and analysis by the management of the Borrower of the financial statements furnished in respect of such period, (b) a certificate signed by a Responsible Officer of the Borrower, in form satisfactory to the Administrative Agent and the Lenders, stating that no Default has occurred and is continuing or, if in the opinion of such officer, a Default has occurred and is continuing, stating the nature thereof and the action that the Borrower proposes to take with respect thereto, and (c) a Compliance Certificate demonstrating compliance with all financial covenants contained herein as of the end of such period and including the other information required to be included therein.

                  8.1.3. GAAP. Take all actions necessary to cause all such financial statements to be complete and correct in all material respects and to be prepared in reasonable detail and in conformity with GAAP applied consistently throughout the periods reflected therein (except as may be approved by such accountants or Responsible Officer, as the case may be, and disclosed therein).

         8.2. Certificates and Other Information. Furnish to the Administrative Agent and each Lender, each in form and substance acceptable to Requisite Lenders:

                  8.2.1. Management Letters. Within ten (10) days after the same are received by the Borrower, copies of management letters provided to the Borrower by its independent certified public accountants that describe or refer to any inadequacy, defect, problem, qualification or other lack of satisfactory accounting controls utilized by the Borrower or any of its Subsidiaries.

                  8.2.2. Shareholder Materials. (a) Within two (2) Business Days after the delivery of same to the shareholders of the Borrower, copies of all financial statements and reports that the Borrower or any of its Subsidiaries sends to the shareholders of the Borrower, and (b) within two (2) Business Days after the filing thereof, copies of all reports and statements of the Borrower and its Subsidiaries (including proxy and information statements, quarterly, annual and current reports and registration statements, but excluding those pertaining only to employee benefit plans) that it may make to, or file with, the Commission.

                  8.2.3. Budgets. As soon as available, and in any event not later than ninety (90) days after the end of each Fiscal Year of the Borrower, twelve (12) month budgeted financial statements (including balance sheets and statements of income, shareholders' equity and cash flows and a statement of budgeted Capital Expenditures, and including a reasonably detailed description of all underlying assumptions) of the Borrower and its Subsidiaries on a consolidated basis for the following Fiscal Year, and twelve (12) month consolidating budgeted statements of income of the Borrower and each of its Subsidiaries for the following Fiscal Year, all in a format reasonably acceptable to Requisite Lenders and certified by a Responsible Officer of the Borrower as being fairly stated in good faith. Any updates thereto shall be provided upon request of the Administrative Agent.

                  8.2.4. Asset Acquisitions. Not later than thirty (30) days prior to the consummation of any Asset Acquisition, notice of the pendency of such Asset Acquisition, and not later than ten (10) Business Days prior to the consummation of such Asset Acquisition, the following:

                           (a) a reasonably detailed description of the operating profile for the assets to be acquired in such Asset Acquisition, and

                           (b) a reasonably detailed description of the terms and conditions of such Asset Acquisition, including the proposed purchase price and the manner and structure of payment(s), accompanied by copies of the then-current drafts of the proposed acquisition agreement(s), and

                           (c) copies of financial statements for the Person owning the assets to be acquired or in which Capital Stock is being purchased in the transaction for the two (2) most recent fiscal years, if available, and for any subsequent interim accounting periods, and

                           (d) a certificate duly executed by a Responsible Officer of the Borrower, in form satisfactory to the Administrative Agent, certifying that no Default has occurred and is continuing or will result from such Asset Acquisition, certifying that after giving Pro Forma Effect to such Asset Acquisition and to any other relevant transaction occurring during the then most recent twelve (12) month period such Responsible Officer reasonably believes that such Asset Acquisition will not result in a violation of any of the financial covenants contained herein during the twelve (12) month period following such Asset Acquisition, and setting forth computations demonstrating compliance with all financial covenants contained herein as of the end of the Fiscal Quarter then most recently completed, after giving Pro Forma Effect to such Asset Acquisition and to any other relevant transaction occurring during the then most recent twelve (12) month period.

                  8.2.5. Acquisition Documents. Not later than fifteen (15) days after the consummation of any Asset Acquisition, copies of the executed documents evidencing the transaction.

                  8.2.6. Funded Indebtedness. Promptly upon request by the Administrative Agent, copies of all agreements, instruments or documents evidencing or otherwise related to any Consolidated Funded Indebtedness.

                  8.2.7. Employment and Investment Agreements. Promptly upon request by the Administrative Agent, a true and complete copy of each of the agreements required to be listed on Schedule 7.26.

                  8.2.8. Reports to Other Persons. Promptly after the furnishing thereof, copies of any statement or report furnished to any other holder of any Indebtedness of the Borrower or any of the Guarantors pursuant to the terms of any indenture, loan or credit or similar agreement and not otherwise furnished to the Administrative Agent or the Lenders pursuant to any other clause of Section 8.1 or this Section 8.2.

                  8.2.9. Additional Information. Promptly, such additional financial and other information as the Administrative Agent or any Lender from time to time reasonably may request.

         8.3. Provision of Notices. Notify the Administrative Agent and each Lender of the occurrence of any of the following events not later than five (5) days after the Borrower or any Guarantor knows or has reason to know of such event:

                  8.3.1.   Default. Any Default.

                  8.3.2. Other Default or Litigation. (a) Any default or event of default under any Contractual Obligation of the Borrower or any of its Subsidiaries that if adversely determined could result in liability equal to or greater than $100,000 or otherwise could have a Material Adverse Effect, (b) any litigation, investigation or proceeding that may exist at any time between the Borrower or any of its Subsidiaries and any Governmental Authority (excluding, however, audits and inquiries made in the ordinary course of business) or (c) any other litigation that if adversely determined would (i) if the relief sought does not include damages, have a Material Adverse Effect, or (ii) if the relief sought includes damages, would result in an uninsured liability to the Borrower or any of its Subsidiaries equal to or in excess of $100,000.

                  8.3.3. Reportable Events. (a) Any Reportable Event with respect to any Plan, (b) the institution of proceedings or the taking or expected taking of any other action by the PBGC, the Borrower, any of its Subsidiaries or any Commonly Controlled Entity to terminate, withdraw or partially withdraw from any Plan, and (c) with respect to any Multi-Employer Plan, the reorganization or insolvency of such Plan. In addition to such notice, the Borrower shall deliver or cause to be delivered to the Administrative Agent and each Lender whichever of the following may be applicable: (i) a certificate of a Responsible Officer of the Borrower setting forth details as to such Reportable Event and the action that it, such Subsidiary or the Commonly Controlled Entity proposes to take with respect thereto, together with the copy of any notice of such Reportable Event that may be required to be filed with the PBGC, or (ii) any notice delivered by the PBGC evidencing its intent to institute such proceedings or any notice to the PBGC that such Plan is to be terminated, as the case may be.

                  8.3.4. Environmental Matters. (a) Any event that makes any of the representations set forth in Section 7.27 inaccurate in any respect or (b) the receipt by the Borrower or any of its Subsidiaries of any notice, order, directive or other communication from a Governmental Authority alleging a violation of or noncompliance with any Environmental Laws.

                  8.3.5. Loss of License, Permit, Approval, Etc. The loss or, if known by the Borrower or any of its Subsidiaries, threatened loss, by the Borrower or any of its Subsidiaries, of any license, permit, approval, registration, contract, consent, franchise, qualification, certificate of need, accreditation or other authorization issued by any Governmental Authority referenced in Section 7.23 or in Section 7.24, if such loss reasonably could be expected to have a Material Adverse Effect.

                  8.3.6. Material Contracts. Any default or event of default under any Material Contract.

                  8.3.7. Casualty Losses. Any casualty loss or event not insured against in an amount in excess of $250,000.

         8.4.     Payment of Obligations and Performance of Covenants.

                  (a) Make full and timely payment of the Obligations, including the Loans and Letter of Credit Liabilities, whether now existing or hereafter arising;

                  (b) Comply, and cause its Subsidiaries to comply, with all terms, covenants and conditions of the Loan Documents applicable to each, at the times and places and in the manner set forth therein; and

                  (c) Take, or cause to be taken, all action necessary to maintain the security interests provided for under this Agreement and the Security Documents as valid and perfected Liens on the property intended to be covered thereby, subject to no other Liens except Permitted Liens, and supply all information to the Administrative Agent or the Lenders necessary to accomplish same.

         8.5. Payment of Taxes. Pay, and cause its Subsidiaries to pay, or cause to be paid, before the same shall become delinquent and before penalties have accrued thereon, all taxes, assessments and governmental charges or levies imposed on the income, profits, franchises, property or businesses of the Borrower and its Subsidiaries, except to the extent and so long as (a) the same are being contested in good faith by appropriate proceedings and (b) adequate reserves with respect thereto in conformity with GAAP have been provided on the books of the Borrower or any such Guarantor or Subsidiary, as appropriate.

         8.6. Conduct of Business and Maintenance of Existence. Continue, and cause its Subsidiaries to continue, (a) to engage solely in the business of owning and operating Centers and businesses that directly enhance or support that primary business activity, and (b) except as permitted by Sections 9.3 and 9.7, to preserve, renew and keep in full force and effect their existence and present corporate, partnership or other organizational structure, as the case may be.

         8.7. Compliance with Law. Observe and comply with, and cause its Subsidiaries to observe and comply with, all present and future Requirements of Law relating to the conduct of their businesses or to their properties or assets, except to the extent and so long as the nonobservance thereof or noncompliance therewith will not have a Material Adverse Effect.

         8.8. Maintenance of Properties and Franchises. Maintain, preserve and keep and cause its Subsidiaries to maintain, preserve and keep (a) all of their buildings, tangible properties, equipment and other property and assets used and necessary in their businesses, whether owned or leased, in good repair, working order and condition, from time to time making all necessary and proper repairs and replacements so that at all times the utility, efficiency and value thereof shall not be impaired, and (b) all rights, privileges and franchises necessary or desirable in the normal conduct of their businesses.

         8.9.     Insurance.

                  (a)      Maintain and cause its Subsidiaries to maintain:

                           (1) insurance (in addition to any insurance required under the Security Documents) on all insurable operations of and insurable property and assets owned or leased by the Borrower or any of its Subsidiaries in the manner, to the extent and against at least such risks (in any event including professional and comprehensive general liability, workers' compensation, employer's liability, automobile liability and physical damage, fiduciary liability, commercial fidelity, employee benefits liability, environmental impairment liability, all-risk property, business interruption and crime insurance) usually maintained by owners of similar businesses and properties in similar geographic areas; provided that the amounts of property insurance coverages shall not be less than the full replacement cost of all such insurable property and assets, except for coverage limitations with respect to flood, earthquake and windstorm perils that are acceptable to the Administrative Agent and Requisite Lenders, in their discretion; and

                           (2) self-insurance reserves covering those risks for which the Borrower and its Subsidiaries presently self-insure in appropriate amounts as determined from time to time by independent insurance claims auditors acceptable to the Administrative Agent and Requisite Lenders.

                  All such insurance shall be provided by insurers or reinsurers that (x) in the case of United States insurers and reinsurers, have an A.M. Best policyholders rating of not less than A- with respect to primary insurance and B+ with respect to excess insurance and (y) in the case of non-United States insurers or reinsurers, the providers of at least 80% of such insurance have either an ISI policyholders rating of not less than A, an A.M. Best policyholders rating of not less than A- or a surplus of not less than $500,000,000 with respect to primary insurance, and an ISI policyholders rating of not less than BBB with respect to excess insurance or, if the relevant insurance is not available from such insurers, such other insurers as the Administrative Agent may approve in writing.

                  All such insurance shall be in such amounts and in such form as are reasonably satisfactory to the Administrative Agent and Requisite Lenders. Without limiting the foregoing, and unless otherwise approved by the Administrative Agent, all policies of property/casualty insurance shall provide that such insurance shall be payable to the Borrower, its Subsidiaries, the Administrative Agent, the Lenders and the Issuing Bank as their respective interests may appear, and all policies of liability insurance shall name the Administrative Agent, the Lenders and the Issuing Bank as additional insureds.

                  (b) Furnish to the Administrative Agent not less frequently than annually and at any time upon written request, (i) full information as to such insurance carried, including the amounts of all self-insurance reserves of the Borrower and its Subsidiaries, and (ii) certificates of insurance from the insurance companies and certified copies of such insurance policies. All policies of insurance shall provide for not less than thirty (30) days' prior written notice to the Administrative Agent of the cancellation or any material alteration of the policy.

         8.10. Use of Proceeds. Use, and cause its Subsidiaries to use, the proceeds of the Facilities for the purposes specified in Section 2.11 and for no other purpose.

         8.11. Books and Records. Keep and maintain, and cause its Subsidiaries to keep and maintain, full and accurate books of record and accounts of their operations, dealings and transactions in relation to their business and activities, in conformity with GAAP and all Requirements of Law.

         8.12. Inspection. Permit, and cause its Subsidiaries to permit, any employees, agents or other representatives of the Administrative Agent, the Lenders or the Issuing Bank and any attorneys, accountants or other agents or representatives designated by the Administrative Agent, the Lenders or the Issuing Bank to (a) have access to and visit and inspect any of the accounting systems, books of account, financial records and properties, real, personal or mixed, of the Borrower and its Subsidiaries, (b) examine and make abstracts from any such accounting systems, books and records, and (c) discuss the affairs, finances and accounts of the Borrower and its Subsidiaries with their officers, employees or agents, all at such reasonable business times as the Administrative Agent, the Lenders or the Issuing Bank deem necessary or advisable to protect their respective interests.

         8.13. Compliance With Terms of Material Contracts. Comply, and cause its Subsidiaries to comply, with all agreements, covenants, terms, conditions and provisions of all Material Contracts, except to the extent and so long as noncompliance therewith will not have a Material Adverse Effect.

         8.14.    Compliance With Environmental Laws, Etc.

                  (a) Employ, and cause its Subsidiaries to employ, in connection with the use of any real property, appropriate technology (including appropriate secondary containment measures) to maintain compliance with applicable Environmental Laws;

                  (b) take, and cause its Subsidiaries to take, all actions necessary to comply with all Environmental Laws, including any actions identified as necessary in any environmental compliance reports delivered to the Administrative Agent pursuant to the provisions of this Agreement;

                  (c) obtain and maintain, and cause its Subsidiaries to obtain and maintain, any and all permits required by applicable Environmental Laws in connection with the operations of the Borrower and its Subsidiaries and any Affiliates thereof;

                  (d) dispose of, and cause its Subsidiaries to dispose of, any and all Hazardous Materials only at facilities and with carriers maintaining valid permits under applicable federal, state and local Environmental Laws; and

                  (e) use best efforts to obtain, and cause its Subsidiaries to use their best efforts to obtain, certificates of disposal from all contractors employed by the Borrower or any of its Subsidiaries in connection with the transportation or disposal of any Hazardous Materials.

         8.15. Environmental Monitoring. Establish and maintain, and cause its Subsidiaries to establish and maintain, systems to assure and monitor continued compliance with all applicable Environmental Laws, noncompliance with which would have a Material Adverse Effect.

         8.16. Maintenance of Licenses, Permits, Approvals, Etc. Preserve and maintain, and cause its Subsidiaries to preserve and maintain, all licenses, permits, approvals, registrations, contracts, consents, franchises, qualifications, certificates of need, accreditations and other authorizations required under applicable state or local laws and regulations in connection with the ownership or operation of their businesses, except to the extent that a failure to preserve and maintain any of same will not have a Material Adverse Effect.

         8.17.    Intercompany Indebtedness; Pledged Notes.

                  (a) Maintain, and cause its Subsidiaries to maintain, accounting systems, practices and procedures that enable the Borrower and its Subsidiaries to report to the Administrative Agent at any time upon its request the aggregate unpaid balance of any unsecured advances or loans owing to the Borrower or a Subsidiary Guarantor by any such Subsidiary; and

                  (b) Cause all such advances or loans to be evidenced by Pledged Notes delivered to the Administrative Agent pursuant to the Guarantee and Security Agreement and, contemporaneously with the delivery to the Administrative Agent of any Pledged Note, assign and deliver to the Administrative Agent any loan agreement, mortgage, deed of trust, deed to secure debt, security agreement, financing statement or other instrument, document or agreement further evidencing, securing or otherwise relating to the indebtedness evidenced by such Pledged Note.

         8.18.    Additional Collateral, Etc.

                  (a) With respect to any personal property acquired by any Credit Party after the date hereof, other than property described in subsections 8.18 (b), (c) or (d) and property subject to a Lien expressly permitted by subsection 9.2(f), as to which the Administrative Agent, for the ratable benefit of the Lenders, the Issuing Bank and the Administrative Agent, does not have a first priority perfected Lien, promptly (and, in any event, within 30 days following the date of such acquisition) (i) execute and deliver, or cause its Subsidiaries to execute and deliver, to the Administrative Agent such supplements or amendments to the Guarantee and Security Agreement and such other documents as the Administrative Agent deems necessary or advisable to grant to the Administrative Agent, for the ratable benefit of the Lenders, the Issuing Bank and the Administrative Agent, a security interest in such property, and (ii) take, or cause its Subsidiaries to take, all actions the Administrative Agent deems necessary or advisable to confirm to the Administrative Agent, for the ratable benefit of the Lenders, the Issuing Bank and the Administrative Agent, a perfected first priority Lien on such property, including the filing of Financing Statements in such jurisdictions as may be required by the Guarantee and Security Agreement or by law or as may be requested by the Administrative Agent.

                  (b) With respect to any real property acquired by any Credit Party after the date hereof, comply, or cause its Subsidiaries to comply, with the provisions of Section 4.2.

                  (c) With respect to any Subsidiary of the Borrower, other than an Excluded Subsidiary, created or acquired after the date hereof (which, for the purposes of this subsection, shall include any existing Subsidiary that ceases to be an Excluded Subsidiary and any Permitted Non-Guarantor Entity that becomes a Subsidiary other than an Excluded Subsidiary), promptly (and, in any event, within 30 days following such creation or acquisition) (i) execute and deliver, or cause its Subsidiaries to execute and deliver, to the Administrative Agent such supplements or amendments to the Guarantee and Security Agreement and such other documents as the Administrative Agent deems necessary or advisable to grant to the Administrative Agent, for the ratable benefit of the Lenders, the Issuing Bank and the Administrative Agent, a perfected first priority security interest in all of the Capital Stock of such Subsidiary, (ii) deliver, or cause its Subsidiaries to deliver, to the Administrative Agent any and all certificates representing such Capital Stock, together with undated stock powers, in blank, executed and delivered by the owner(s) of such Capital Stock, and take, or cause its Subsidiaries to take, all other actions the Administrative Agent deems necessary or desirable to perfect the security interest of the Administrative Agent therein, including the execution and delivery by all necessary Persons of control agreements and the filing of Financing Statements in such jurisdictions as may be required by the Guarantee and Security Agreement or by law or as may be requested by the Administrative Agent,
         (iii) cause such Subsidiary to (A) execute and deliver a Pledged Note,
         (B) become a party to the Guarantee and Security Agreement and any additional Security Documents contemplated thereby and (C) take all actions the Administrative Agent deems necessary or advisable to grant to the Administrative Agent, for the ratable benefit of the Lenders, the Issuing Bank and the Administrative Agent, a perfected first priority security interest in the Collateral described in the Guarantee and Security Agreement with respect to such Subsidiary, including the execution and delivery by all necessary Persons of control agreements and the filing of Financing Statements in such jurisdictions as may be required by the Guarantee and Security Agreement or by law or as may be requested by the Administrative Agent, and (iv) if requested by the Administrative Agent, deliver to the Administrative Agent legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Administrative Agent.

                  (d) With respect to any Excluded Subsidiary or Permitted Non-Guarantor Entity created or acquired after the date hereof by the Borrower or any of its Subsidiaries (which, for the purposes of this subsection, shall include any existing Subsidiary of the Borrower that becomes an Excluded Subsidiary or Permitted Non-Guarantor Entity in compliance with applicable provisions of this Agreement), promptly (and, in any event, within 30 days following such creation or the date of such creation or acquisition) (i) execute and deliver, or cause its Subsidiaries to execute and deliver, to the Administrative Agent such supplements or amendments to the Guarantee and Security Agreement and such other documents as the Administrative Agent deems necessary or advisable in order to grant to the Administrative Agent, for the ratable benefit of the Lenders, the Issuing Bank and the Administrative Agent, a perfected first priority security interest in all of the Capital Stock of such Excluded Subsidiary or Permitted Non-Guarantor Entity that is owned by the Borrower or any of the other Credit Parties (provided that not more than 65% of the total outstanding Capital Stock of any Excluded Foreign Subsidiary shall be required to be so pledged),
         (ii) deliver, or cause its Subsidiaries to deliver, to the Administrative Agent any and all certificates representing such Capital Stock, together with undated stock powers, in blank, executed and delivered by the owner(s) of such Capital Stock, and take, or cause its Subsidiaries to take, all other actions the Administrative Agent deems necessary or desirable to perfect the security interest of the Administrative Agent therein, including the execution and delivery by all necessary Persons of control agreements and the filing of Financing Statements in such jurisdictions as may be required by the Guarantee and Security Agreement or by law or as may be requested by the Administrative Agent, (iii) cause such Excluded Subsidiary or Permitted Non-Guarantor Entity to execute and deliver a Pledged Note (to the extent of any Indebtedness of such Permitted Non-Guarantor Entity to the Borrower or any Subsidiary Guarantor), and (iv) if requested by the Administrative Agent, deliver to the Administrative Agent legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Administrative Agent.

                  (e)      Notwithstanding anything to the contrary in this
         Section 8.18, the preceding subsections (a), (b), (c) and (d) shall not apply to any property or Subsidiary created or acquired after the date hereof as to which the Administrative Agent has determined in its sole discretion that the collateral value thereof is insufficient to justify the difficulty, time, effort or expense of obtaining a perfected security interest therein.

         8.19. Further Assurances. Perform, make, execute and deliver, and cause its Subsidiaries to perform, make, execute and deliver, all such additional and further acts, deeds, occurrences and instruments as the Administrative Agent, the Lenders or the Issuing Bank reasonably may require to document and consummate the transactions contemplated hereby and to vest completely in and to ensure the Administrative Agent, the Lenders and the Issuing Bank their respective rights under this Agreement, the Notes and the other Loan Documents.

         8.20. Post-Closing Matters. Deliver to the Administrative Agent each item listed on Schedule 8.20 prior to the deadline therefor as set forth on said schedule.

                                   ARTICLE 9.

                               NEGATIVE COVENANTS

         So long as any Obligations are unpaid or outstanding, any Obligation under the Loan Documents is unperformed or any of the Commitments are in effect, the Borrower shall not:

         9.1. Indebtedness. Create, incur, assume or suffer to exist, or permit any of its Subsidiaries to create, incur, assume or suffer to exist, any Indebtedness, except:

                  (a) Indebtedness of the Borrower or any of the Guarantors under or pursuant to this Agreement and the other Loan Documents;

                  (b) Indebtedness existing on the date hereof, as set forth in Schedules 7.17A and 7.17B, and any extensions, renewals, refundings or refinancings thereof on the same terms or other terms satisfactory to Requisite Lenders; provided, however, that neither the principal amount thereof nor the interest rate thereon shall be increased, nor shall the date for the making of any required payment of principal be accelerated nor the amount due on any such date increased;

                  (c) Purchase Money Debt and Capitalized Lease Obligations (exclusive of Indebtedness described in clause (i) of Section 9.4) in an aggregate amount not to exceed $7,000,000 outstanding at any one time;

                  (d) Current liabilities incurred in the ordinary course of business and not represented by any note, bond, debenture or other instrument, and which are not past due for a period of more than ninety
         (90) days, or if overdue for more than ninety (90) days, which are being contested in good faith and by appropriate actions and for which adequate reserves in conformity with GAAP have been established on the books of the primary obligor with respect thereto;

                  (e) Contingent Obligations consisting of (i) the indorsement by the Borrower or any of its Subsidiaries of negotiable instruments payable to such Person for deposit or collection in the ordinary course of business, and (ii) guarantees executed by the Borrower or any of its Subsidiaries with respect to Operating Lease obligations or Indebtedness of the Borrower and its Subsidiaries otherwise permitted by this Agreement;

                  (f) Contingent Obligations consisting of the indemnification by the Borrower or any of its Subsidiaries of (i) the officers, directors, employees and agents of the Borrower or such Subsidiary, to the extent permissible under the corporation law of the jurisdiction in which the Borrower or such Subsidiary is organized,
         (ii) commercial banks, investment bankers and other independent consultants or professional advisors pursuant to agreements relating to the underwriting of the Borrower's or such Subsidiary's securities or the rendering of banking or professional services to the Borrower or such Subsidiary and (iii) landlords, licensors, licensees and other parties pursuant to agreements entered into in the ordinary course of business by the Borrower or such Subsidiary;

                  (g) Indebtedness with respect to financed insurance premiums not past due;

                  (h) Indebtedness of the Borrower or a Subsidiary of the Borrower that is owed to the Borrower or a Subsidiary of the Borrower and that is described in clauses (d), (e) or (i) of Section 9.4;

                  (i) Subordinated Indebtedness convertible into Capital Stock of the Borrower;

                  (j) Subordinated Indebtedness incurred or assumed as a part of the consideration for a Permitted Acquisition, not otherwise described in this Section 9.1, in an aggregate amount not to exceed $10,000,000 outstanding at any one time; and

                  (k) the Indebtedness evidenced by the 2003 Subordinated Notes and the corresponding guarantees thereof by the Subsidiary Guarantors as provided in the 2003 Subordinated Note Documents.

         9.2. Liens. Create, incur, assume or suffer to exist, or permit any of its Subsidiaries to create, incur, assume or suffer to exist, any Lien upon any real or personal property, fixtures, revenues or other assets whatsoever (including the Collateral), whether now owned or hereafter acquired, of the Borrower, the Guarantors or any of their respective Subsidiaries, except:

                  (a)      Liens securing the Obligations;

                  (b)      Existing Liens;

                  (c) Liens for taxes not yet due or that are being contested in good faith and by appropriate actions and for which adequate reserves in conformity with GAAP have been established on the books of the Borrower or such Guarantor or Subsidiary;

                  (d) carriers', warehousemen's, mechanics', materialmen's, repairmen's or other like Liens arising in the ordinary course of business that are not overdue for a period of more than thirty (30) days, or if overdue for more than thirty (30) days, (i) which are being contested in good faith and by appropriate proceedings, (ii) for which adequate reserves in conformity with GAAP have been established on the books of the Borrower or such Guarantor or Subsidiary; and (iii) with respect to which the obligations secured thereby are not material;

                  (e) pledges or deposits in connection with workers' compensation insurance, unemployment insurance and like matters;

                  (f) Liens securing Purchase Money Debt or Indebtedness arising under Capitalized Leases; provided, however, that in each case any such Lien attaches only to the specific item(s) of property or asset(s) financed with such Purchase Money Debt or Capitalized Lease;

                  (g) deposits to secure the performance of bids, trade contracts (other than for borrowed money), leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

                  (h) easements, reservations, exceptions, rights-of-way, covenants, conditions, restrictions and other similar encumbrances incurred in the ordinary course of business that, in the aggregate, are not substantial in amount, and that do not in any case materially detract from the value of the property subject thereto or interfere with the ordinary conduct of business by the Borrower or such Guarantor or Subsidiary;

                  (i) Liens in respect of any writ of execution, attachment, garnishment, judgment or judicial award in an amount less than $1,000,000, if (i) the time for appeal or petition for rehearing has not expired, an appeal or appropriate proceeding for review is being prosecuted in good faith and a stay of execution pending such appeal or proceeding for review has been secured, or (ii) the underlying claim is fully covered by insurance issued by an insurer satisfactory to the Administrative Agent, the insurer has acknowledged in writing its responsibility to pay such claim and no action has been taken to enforce such execution, attachment, garnishment, judgment or award;

                  (j) Liens of lessors under or in connection with Operating Leases;

                  (k)      Liens securing Indebtedness permitted under clause
         (b) of Section 9.1, but only to the extent that such Indebtedness is currently secured as set forth on Schedule 9.2;

                  (l) Liens described in clause (i) of Section 9.4 that encumber property of a Majority Owned Center Subsidiary to secure the Indebtedness evidenced by a Pledged Note; and

                  (m) Other non-consensual Liens not securing Indebtedness, the existence of which in the aggregate will not have a Material Adverse Effect, provided that any Lien permitted by this clause (m) is permitted only for so long as is reasonably necessary for the Borrower or the affected Subsidiary, using its best efforts, to remove or eliminate such Lien.

         9.3. Disposition of Assets. Dispose, or permit any of its Subsidiaries to Dispose, of any of their assets (including the Capital Stock of Subsidiaries and Permitted Non-Guarantor Entities) except:

                  (a) sales of personal property assets in the ordinary course of business of the Borrower and its Subsidiaries;

                  (b) the Disposition of obsolete or worn-out equipment or other property no longer required by or useful to the Borrower or any of its Subsidiaries in connection with the operation of their businesses;

                  (c) the sale or transfer to the Borrower or any Subsidiary Guarantor of any asset owned by the Borrower or any of its Subsidiaries;

                  (d) the Disposition of assets by a Majority Owned Center Subsidiary, provided that the Net Cash Proceeds of any such disposition, regardless of the transaction size, are applied first to satisfy the Indebtedness evidenced by any Pledged Note(s) executed by such Majority Owned Center Subsidiary; and

                  (e) the sale of Capital Stock of a Subsidiary of the Borrower if after the sale of such Capital Stock (i) such Subsidiary would constitute a Majority Owned Center Subsidiary in compliance with all applicable provisions of this Agreement, or (ii) such Subsidiary would constitute a Permitted Non-Guarantor Entity in compliance with all applicable provisions of this Agreement and an Investment therein by the Borrower and its Subsidiaries, in an amount equal to the amount of their prior Investments in such Subsidiary, would then be permitted by Section 9.4.

         9.4. Investments. Make, commit to make or suffer to exist, or permit any of its Subsidiaries to make, commit to make or suffer to exist, any Investment except:

                  (a)      Cash Equivalents;

                  (b) Investments in existence on the date hereof and set forth in Schedule 9.4;

                  (c) accounts receivable representing trade credit extended in the ordinary course of business;

                  (d) unsecured loans or advances made by the Borrower or any Subsidiary Guarantor to (i) any Subsidiary Guarantor or the Borrower, or (ii) any Majority Owned Center Subsidiary; provided, however, that the aggregate amount of loans or advances permitted by this clause (d)(ii) that are outstanding at any one time shall not exceed $300,000 in the case of any one Majority Owned Center Subsidiary or $5,000,000 in the aggregate;

                  (e) unsecured loans or advances made by any Subsidiary of the Borrower to the Borrower or any Subsidiary Guarantor;

                  (f)      Investments in Subsidiary Guarantors;

                  (g) Investments in Permitted Non-Guarantor Entities that are permitted by the definition of that term;

                  (h) Investments in Subsidiaries, not otherwise described in this Section 9.4, to the extent such Investments are in existence on the date of this Agreement;

                  (i) Loans or advances from the Borrower or a Subsidiary Guarantor to Majority Owned Center Subsidiaries; provided that:

                           (1) all Indebtedness of a Majority Owned Center Subsidiary to the Borrower or a Subsidiary Guarantor permitted by this clause (i) shall be evidenced by a Pledged Note;

                           (2) except as set forth in the following subclause (3), such Indebtedness shall be secured by perfected first-priority Liens on substantially all of the assets (including both personal property and real property) of such Majority Owned Center Subsidiary;

                           (3) with respect to a loan or advance made to a Majority Owned Center Subsidiary that constitutes Purchase Money Debt, such Indebtedness shall be secured by perfected first-priority Liens on only the assets financed therewith; and

                           (4) all such Indebtedness, the corresponding Pledged Notes, all security therefor and all instruments, documents and agreements further evidencing, securing or otherwise relating thereto and all other supporting obligations for same shall be included as a part of the Collateral subject to the Lien of the Guarantee and Security Agreement;

                  (j)      Investments consisting of (1) Scheduled Acquisitions,
         (2) Permitted Acquisitions and (3) the acquisition by the Borrower or any other Credit Party of additional Capital Stock in a Majority Owned Center Subsidiary provided that the provisions of subsection 8.18(d) are complied with as to such additional Capital Stock;

                  (k) advances, in an aggregate amount not to exceed $100,000 outstanding at any one time, made by the Borrower and its Subsidiaries to their respective employees for reimbursable expenses incurred or to be incurred by such employees in the ordinary course performance of their duties;

                  (l) Investments consisting of amounts potentially due from a seller of assets in a Permitted Acquisition that (i) relate to customary post-closing adjustments with respect to accounts receivable, accounts payable and similar items typically subject to post-closing adjustments in similar transactions, and (ii) are outstanding for a period of one hundred twenty (120) days or less following the closing of such Permitted Acquisition;

                  (m) Investments in assets useful in the Borrower's or the applicable Subsidiary's business made by the Borrower or any of its Subsidiaries with the proceeds of any Reinvestment Deferred Amount;

                  (n) Investments consisting of Specified Hedge Agreements entered into in the ordinary course of business, and not for speculative purposes; and

                  (o) Investments not otherwise permitted by this Section 9.4, in an aggregate amount not exceeding $500,000 outstanding at any one time.

         9.5. Restricted Payments. Declare, pay or make, or permit any of their respective Subsidiaries to declare, pay or make any Restricted Payments except:

                  (a) the Borrower may declare and deliver dividends and make distributions payable solely in common stock of the Borrower or in preferred stock of the Borrower that the Borrower is permitted to issue pursuant to Section 9.6, and may distribute cash in lieu of fractional shares otherwise distributable pursuant to this clause (a);

                  (b) the Borrower may purchase or otherwise acquire shares of its Capital Stock by exchange for or out of the proceeds received from a substantially concurrent issue of new shares of its Capital Stock;

                  (c) the Borrower may repay Subordinated Indebtedness using proceeds received from (i) a substantially concurrent incurrence of new Subordinated Indebtedness, or (ii) a substantially concurrent issue of new shares of its Capital Stock;

                  (d) any Subsidiary of the Borrower may make Restricted Payments to the Borrower or any Subsidiary Guarantor;

                  (e) any Majority Owned Center Subsidiary may declare and deliver dividends and make distributions payable equally and ratably to all holders of its Capital Stock;

                  (f) the Borrower may issue its common stock and options, warrants or other equity awards with respect to its common stock under any stock option, stock incentive or similar plan approved by the shareholders of the Borrower, including (i) the Symbion

         Stock Incentive Plan, (ii) the Symbion Non-Employee Directors Stock Option Plan, (iii) the Symbion Employee Stock Purchase Plan, (iv) the Ambulatory Resource Centres, Inc. Nonqualified Initial Option Plan, as adopted by the Borrower, and (v) the Ambulatory Resource Centres, Inc. 1997 Stock Option Plan, as adopted by the Borrower;

                  (g) payments under the outstanding warrants and convertible debentures of the Borrower described on Schedule 7.1;

                  (h) any Majority Owned Center Subsidiary may purchase or otherwise acquire shares of its Capital Stock by exchange for or out of the proceeds received from a substantially concurrent issue of new shares of its Capital Stock;

                  (i) the Borrower may redeem or repurchase shares of its Capital Stock owned by former employees of the Borrower and its Subsidiaries; provided that the aggregate amount of all such redemptions and repurchases shall not exceed $2,500,000; and

                  (j) the Borrower may make Series A Redemption Payments and Series B Redemption Payments upon the occurrence of a Triggering Event (as such terms are defined in the Certificate of Designation); provided that all funds used to make such payments represent proceeds of a substantially concurrent issue or sale of shares of the Borrower's Capital Stock or other contribution to the capital of the Borrower.

         9.6. Issuance of Stock. Issue any Capital Stock or permit any Subsidiary to issue any Capital Stock; provided, however, that

                  (a) the Borrower may issue common stock and may issue preferred stock to the extent the aggregate of all preferred stock outstanding does not require the payment of dividends other than as permitted under Section 9.5, and provided such preferred stock is not redeemable, payable or subject to being required to be purchased or otherwise retired or extinguished (i) at a fixed or determinable date, whether by operation of a sinking fund or otherwise, (ii) at the option of any Person other than the Borrower or (iii) upon the occurrence of a condition not solely within the control of the Borrower, such as a redemption required to be made out of future earnings; and

                  (b) any Subsidiary of the Borrower may issue Capital Stock to the Borrower or to any Subsidiary Guarantor; and

                  (c) any Subsidiary of the Borrower may issue Capital Stock if after the issuance of such Capital Stock (i) such Subsidiary would constitute a Majority Owned Center Subsidiary in compliance with all applicable provisions of this Agreement, or (ii) such Subsidiary would constitute a Permitted Non-Guarantor Entity in compliance with all applicable provisions of this Agreement and an Investment therein by the Borrower and its Subsidiaries, in an amount equal to the amount of their prior Investments in such Subsidiary, would then be permitted by Section 9.4.

         9.7. Fundamental Changes. Directly or indirectly (whether in one transaction or a series of transactions), or permit any of its Subsidiaries directly or indirectly (whether in one transaction or a series of transactions) to:

                  (a) consummate any transaction of merger, consolidation or amalgamation;

                  (b) liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution);

                  (c) make any Asset Acquisition other than a Scheduled Acquisition or a Permitted Acquisition; or

                  (d) make any material change in the business conducted by the Borrower and its Subsidiaries as set forth in Section 8.6;

provided, however, that:

                  (1) notwithstanding clause (a) of this Section 9.7, the merger, consolidation or amalgamation of any Subsidiary of the Borrower with any other Person as the method by which a Permitted Acquisition is accomplished shall be permitted, provided that either (A) the Borrower or such Subsidiary is the surviving entity in the transaction, or (B) such Person is the surviving entity in the transaction and has complied with the provisions of Section 8.18 prior to or contemporaneously with the consummation of the transaction;

                  (2) notwithstanding clause (a) of this Section 9.7, the merger, consolidation or amalgamation of any Solvent Subsidiary of the Borrower with any Subsidiary Guarantor shall be permitted, provided that such Subsidiary Guarantor is the surviving entity in the transaction;

                  (3) notwithstanding clause (a) of this Section 9.7, the merger, consolidation or amalgamation of any Solvent Subsidiary of the Borrower with the Borrower shall be permitted, provided that the Borrower is the surviving entity in the transaction;

                  (4) notwithstanding clause (a) of this Section 9.7, the merger, consolidation or amalgamation of any Majority Owned Center Subsidiary with any Person shall be permitted, provided that the Indebtedness evidenced by any Pledged Note(s) executed by such Majority Owned Center Subsidiary is fully satisfied prior to or in connection with such transaction; and

                  (5) notwithstanding clause (b) of this Section 9.7, the Borrower may permit the dissolution of any of its Subsidiaries (and any such Subsidiary may suffer such dissolution) if at the time of such dissolution such Subsidiary has no assets, engages in no business and otherwise has no activities other than activities related to the maintenance of its existence and good standing.

         9.8. Capital Expenditures. Make or commit to make, or permit any of its Subsidiaries to make or permit to make, any Capital Expenditures except:

                  (a) Capital Expenditures made in respect of Permitted Acquisitions; and

                  (b)      Capital Expenditures, not otherwise permitted by this
         Section 9.8, in an aggregate amount not to exceed, in any Fiscal Year, the amount indicated below for such Fiscal Year:

Fiscal Year                                   Maximum Capital Expenditures
-----------                                   ----------------------------
   2003                                               $ 10,000,000
   2004                                                 15,000,000
   2005                                                 20,000,000
   2006                                                 20,000,000

         9.9.     Newly-Established Centers. Permit:

                          (a) the aggregate development costs incurred by the Borrower and its Subsidiaries in connection with the development of new Centers (exclusive of any amounts contributed by Persons other than the Borrower and its Subsidiaries who hold interests in Majority Owned Center Subsidiaries) during any period of four consecutive Fiscal Quarters that ends on a date within a period specified below to exceed the amount specified for such period:

              Period                                                        Amount
              ------                                                     -----------
Closing Date through March 31, 2004                                      $15,000,000
April 1, 2004 through March 31, 2005                                     $19,000,000
April 1, 2005 and thereafter                                             $23,000,000

                  For purposes of this subsection 9.9(a), "development costs" refers to expenses that would be capitalized on a balance sheet under GAAP and that, with respect to an individual Center, are incurred between the time that the Borrower or a Subsidiary of the Borrower has entered into an agreement without material contingencies to purchase or lease an interest in real estate for the purpose of developing and constructing such Center and the time that such Center is open for business.

                          (b) the number of Centers (without duplication) that either (i) are under development (i.e., with respect to which the Borrower or a Subsidiary of the Borrower has entered into an agreement without material contingencies to purchase or lease an interest in real estate for the purpose of developing and constructing a Center), or (ii) have not yet achieved positive EBITDA for the then most recently reported Fiscal Quarter of operations (as established pursuant to the Compliance Certificate for such Fiscal Quarter delivered to the Administrative Agent), during any period specified below to be greater than the number specified for such period:

               Period                                                 Number of Centers
               ------                                                 -----------------
Closing Date through March 31, 2004                                            8
April 1, 2004 through March 31, 2005                                           9
April 1, 2005 and thereafter                                                  10

         9.10. Transactions With Affiliates. Enter into, or permit any of its Subsidiaries to enter into, any transaction or series of related transactions (including any purchase, sale, lease or exchange of any property or the rendering of any service) with, or for the benefit of, any of its Affiliates (each an "Affiliate Transaction"), other than (x) Affiliate Transactions permitted pursuant to the final paragraph of this Section 9.10, (y) Affiliate Transactions conducted in good faith, the terms of which are fair and reasonable to the Borrower or such Subsidiary and that are no less favorable to the Borrower or such Subsidiary than those that might reasonably have been obtained in a comparable transaction at such time on an arm's-length basis from a Person that is not an Affiliate of the Borrower or such Subsidiary, and (z) the transactions contemplated by the 2003 Subordinated Note Purchase Agreement.

         All Affiliate Transactions (and each series of related Affiliate Transactions that are similar or part of a common plan) between the Borrower and its Subsidiaries, on the one hand, and any director, executive officer or holder of more than five percent (5%) of the Capital Stock of the Borrower, on the other hand, involving aggregate payments or other property with a fair market value in excess of $250,000, shall be approved by the board of directors of the Borrower, including a majority of the disinterested directors, if any, such approval to be evidenced by a resolution stating that the board of directors has determined that such transaction complies with the foregoing provisions.

         If the Borrower or any Subsidiary of the Borrower enters into an Affiliate Transaction (or a series of related Affiliate Transactions that are similar or part of a common plan) between the Borrower and its Subsidiaries, on the one hand, and any director, executive officer or holder of more than five percent (5%) of the Capital Stock of the Borrower, on the other hand, that involves an aggregate fair market value or payments to an Affiliate, as the case may be, of more than $2,500,000, the Borrower or such Subsidiary, as the case may be, shall, prior to the consummation thereof, obtain a favorable opinion as to the fairness of such transaction or series of related transactions to the Borrower or the relevant Subsidiary, as the case may be, from a financial point of view, from an Independent Financial Advisor and deliver the same to the Administrative Agent.

         The foregoing restrictions of this Section 9.10 shall not apply to:

                  (1) reasonable compensation and out-of-pocket expenses paid to, and indemnity provided on behalf of, officers, directors or employees of the Borrower or any Subsidiary of the Borrower as determined in good faith by the Borrower's board of directors or senior management;

                  (2) transactions between or among the Borrower and one or more of its

         Subsidiaries or exclusively between or among one or more of the Borrower's Subsidiaries; provided that such transactions are not otherwise prohibited by this Agreement;

                  (3) Restricted Payments not otherwise prohibited by this Agreement.

         9.11. Agreements Restricting the Borrower and its Subsidiaries. Enter into or become a party to, or permit any of its Subsidiaries to enter into or become a party to, any agreement with any Person (excluding (i) this Agreement, (ii) the other Loan Documents, and (iii) the 2003 Subordinated Note Documents as in effect on the date of this Agreement) that in any way prohibits, restricts or limits the ability of the Borrower or any such Subsidiary to:

                  (a) transfer cash or other assets to the Borrower or any of its Subsidiaries (excluding reasonable and customary restrictions on distributions regarding timing, reserves, available cash and the like that are contained in organizational documents of Majority Owned Center Subsidiaries in effect on the date hereof and those hereafter entered into in the ordinary course of business and consistent with past practices of the Borrower and its Subsidiaries), or

                  (b) create, incur, assume or suffer to exist any Lien with respect to any real or personal property, fixtures, revenues or other assets whatsoever, whether now owned or hereafter acquired, of the Borrower or any such Subsidiary; provided, however, that a Majority Owned Center Subsidiary obligated in respect of Indebtedness described in subsection 9.1(c) may agree with the holder of such Indebtedness that while such Indebtedness is outstanding no Lien, other than Liens in favor of such holder, will be created or allowed to exist with respect to the specific property or assets financed with the proceeds of such Indebtedness.

         9.12.    ERISA.

                  (a) terminate or permit any of its Subsidiaries to terminate any Plan so as to result in any material liability to the PBGC;

                  (b) engage or permit any of its Subsidiaries to engage in any "prohibited transaction" (as defined in Section 4975 of the Code) involving any Plan that would result in a material liability for an excise tax or civil penalty in connection therewith;

                  (c) incur or suffer to exist, or permit any of its Subsidiaries to incur or suffer to exist, any material "accumulated funding deficiency" (as defined in Section 302 of ERISA), regardless of whether waived, involving any Plan; or

                  (d) allow or suffer to exist, or permit any of its Subsidiaries to allow or suffer to exist, any event or condition that presents a material risk of incurring a material liability to the PBGC by reason of the termination of any Plan.

         9.13. Maintenance of Material Contracts. Without the prior written consent of Requisite Lenders, enter into, or permit any of its Subsidiaries to enter into, an agreement to cancel, terminate or surrender, or enter into any material amendment of, any Material Contract, unless the cumulative effect of all such cancellations, terminations, surrenders and amendments will not have a Material Adverse Effect.

         9.14. Adverse Transactions. Enter into or become a party to, or permit any of its Subsidiaries to enter into or become a party to, any transactions the performance of which in the future is reasonably likely to have a Material Adverse Effect.

         9.15. Subordinated Indebtedness. Modify, amend or in any way change the terms of any Subordinated Indebtedness or any instrument, document or agreement evidencing same or related thereto, if the effect of any such modification, amendment or change would be to (a) increase the interest rate applicable to such Subordinated Indebtedness, (b) accelerate the date for the making of any required payment of principal or increase the amount due on any such date, (c) modify the terms of subordination, as they apply to the Obligations, in a manner that would affect adversely the rights of the Administrative Agent, the Lenders or the Issuing Bank vis-a vis the holder(s) of such Subordinated Indebtedness, or (d) otherwise materially affect the rights of the Administrative Agent, the Lenders or the Issuing Bank vis-a-vis the holder(s) of such Subordinated Indebtedness.

                                  ARTICLE 10.

                               FINANCIAL COVENANTS

         10.1. Financial Covenants. So long as any Obligations are unpaid or outstanding, any Obligation under the Loan Documents is unperformed or any of the Commitments are in effect, the Borrower shall not:

                  10.1.1. Consolidated Net Worth. Permit Consolidated Net Worth as of the end of any Fiscal Quarter to be less than the sum of $78,000,000 plus (a) 75% of cumulative Consolidated Net Income for each Fiscal Quarter beginning with the Fiscal Quarter ending March 31, 2003, without reduction for any losses during any Fiscal Quarter, plus (b) 100% of the Net Cash Proceeds of any Capital Stock issued by the Borrower or any of the other Credit Parties after the date of this Agreement; provided, however, that the calculations made pursuant to this Section 10.1.1 shall be adjusted annually following receipt by the Administrative Agent of the financial statements furnished pursuant to
         Section 8.1.1 in order to take into account customary year-end adjustments to Consolidated Net Income consistent with the foregoing.

                  10.1.2. Funded Indebtedness to EBITDA Ratio. Permit the Funded Indebtedness to EBITDA Ratio (a) as of the end of any Fiscal Quarter ending prior to December 31, 2003 to be greater than 3.75 to 1.00, and (b) as of the end of any Fiscal Quarter ending on or after December 31, 2003 to be greater than 3.50 to 1.00.

                  10.1.3. Senior Funded Indebtedness to EBITDA Ratio. Permit the Senior Funded

         Indebtedness to EBITDA Ratio as of the end of any Fiscal Quarter to be greater than 2.50 to 1.00.

                  10.1.4. Funded Indebtedness to Capitalization Ratio. Permit the Funded Indebtedness to Capitalization Ratio as of the end of any Fiscal Quarter to be greater than 0.60 to 1.00.

                  10.1.5. Fixed Charge Coverage Ratio. Permit the Fixed Charge Coverage Ratio (a) as of the end of any Fiscal Quarter ending prior to December 31, 2003 to be less than 1.35 to 1.00, and (b) as of the end of any Fiscal Quarter ending on or after December 31, 2003 to be less than 1.50 to 1.00.

         10.2. Guarantor Solvency. So long as any Obligations are outstanding, unpaid or unperformed or any of the Commitments are in effect, each of the Guarantors at all times shall be Solvent.

                                  ARTICLE 11.

                     EVENTS OF DEFAULT AND LENDERS' REMEDIES

         11.1. Events of Default. Any one or more of the following described events shall constitute an Event of Default hereunder, whether such occurrence shall be voluntary or involuntary, or come about or be effected by operation of law or otherwise:

                  11.1.1. Failure to Pay Loans, Etc. The Borrower shall fail to pay when due any principal of, interest on or other amount payable in respect of the Loans, the Letter of Credit Liabilities, the Credit Fees or any of the other Obligations.

                  11.1.2. Failure to Perform Certain Covenants. The Borrower shall fail to perform or observe any of its covenants and agreements set forth in Sections 8.6, 8.10 and 8.12 and in Articles 9 and 10.

                  11.1.3. Failure to Perform Agreements Generally. The Borrower or any other Credit Party shall fail to perform or observe any of its other covenants and agreements set forth in this Agreement (other than those described in Sections 11.1.1 and 11.1.2) or the other Loan Documents, and such failure shall continue for more than fifteen (15) days after the earlier of (a) written notice from the Administrative Agent to the Borrower or such Credit Party, as applicable, of the existence of such Default or (b) the date any Responsible Officer of the Borrower or such Credit Party, as applicable, first obtains knowledge of such failure.

                  11.1.4. Defaults Under Other Loan Documents. Any default or event of default shall occur under any other Loan Document, and, if subject to a cure right, shall fail to be cured or corrected within the applicable cure period.

                  11.1.5. False Statements. Any representation or warranty of the Borrower or any other Credit Party set forth in this Agreement, the Notes or the other Loan Documents or in any other certificate, opinion or other statement at any time provided by or on behalf of the Borrower or any Credit Party in connection herewith or therewith shall prove to be false or misleading in any material respect at the time made or given.

                  11.1.6. Voluntary Insolvency Proceedings, Etc. The Borrower, any other Credit Party or any of the Borrower's other Subsidiaries (a) shall commence a voluntary case or other proceeding seeking dissolution, liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a receiver, trustee, liquidator, custodian or other similar official with respect to it or any substantial part of its property, (b) shall consent to any such relief or to the appointment of, or the taking of possession of any of its property by, any such official in any involuntary case or other proceeding commenced against it, (c) shall make a general assignment for the benefit of creditors, (d) shall take any action to authorize any of the foregoing, or (e) shall become insolvent or fail generally to pay its debts as they become due.

                  11.1.7. Involuntary Insolvency Proceedings, Etc. Any involuntary case or other proceeding shall be commenced against the Borrower, any other Credit Party or any of the Borrower's other Subsidiaries seeking dissolution, liquidation, reorganization or other relief with respect to it or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a receiver, trustee, liquidator, custodian or other similar official with respect to it or any substantial part of its property, and (a) an order for relief (or the equivalent) shall be entered in such involuntary case or other proceeding or (b) such involuntary case or other proceeding shall remain undismissed and unstayed for a period of thirty (30) days after the commencement thereof.

                  11.1.8. Failure to Perform Other Obligations. The Borrower, any other Credit Party or any of the Borrower's other Subsidiaries shall (a) fail to pay any amount of any Indebtedness or interest thereon, or (b) fail to observe or perform any term, covenant or agreement contained in any Contractual Obligation (including Contractual Obligations evidencing, securing or relating to any Indebtedness) executed by it, which failure (i) would cause or permit the holder or holders or beneficiary or beneficiaries of such Indebtedness (or any agent or trustee on their behalf) to cause such Indebtedness to become due or otherwise payable prior to its stated maturity, so long as the aggregate principal amount of all such Indebtedness that would then become due or payable would equal or exceed $250,000, or (ii) would impair the Administrative Agent's, the Lenders' or the Issuing Bank's rights or the performance of the obligations of the Borrower, any other Credit Party or any of the Borrower's other Subsidiaries under this Agreement, the Notes or the other Loan Documents or the business or operations of the Borrower, any other Credit Party or any of the Borrower's other Subsidiaries; unless in the case of a Contractual Obligation that is not for borrowed money, such failure of performance is being contested by the Borrower or such Credit Party or other Subsidiary in good faith and adequate reserves with respect thereto have been established on the books of the

         Borrower or such Credit Party or other Subsidiary in conformity with GAAP. Without limiting the foregoing, the occurrence of any default or event of default under or in connection with the 2003 Subordinated Notes shall constitute an Event of Default under this Section, regardless of whether action by the holder(s) thereof is then prohibited or restricted by the terms of the 2003 Subordinated Note Documents.

                  11.1.9. Judgments; Legal Process. One or more judgments, decrees or orders for the payment of money shall be entered, or any judgment lien shall be filed, or any writ of execution, attachment, garnishment or other legal process shall be issued, against the Borrower, any other Credit Party or any of the Borrower's other Subsidiaries, or any of the property thereof, which by itself or together with all other such legal processes is for an amount in excess of $250,000, and which shall remain unvacated, unbonded or unstayed for a period of thirty (30) days, or in any event later than five (5) days prior to the date of any proposed sale thereunder.

                  11.1.10. Condemnation of Property. A material part of the property of the Borrower, any other Credit Party or any of the Borrower's other Subsidiaries shall be condemned, seized or otherwise appropriated, and the condemnation award is materially less than the book value of such property at the date hereof (if such property was owned by the Borrower, a Credit Party or another Subsidiary of the Borrower on the date hereof) or at the time such property was acquired by the Borrower or such Credit Party or other Subsidiary (if such property was acquired by the Borrower or such Subsidiary after the date hereof).

                  11.1.11. Suspension of Business. The Borrower, any other Credit Party or any of the Borrower's other Subsidiaries shall voluntarily suspend the transaction of its business for more than five
         (5) Business Days in any Fiscal Year without the prior express written consent of Requisite Lenders, unless such suspension would not have a Material Adverse Effect.

                  11.1.12. ERISA. (a) The Borrower or any Commonly Controlled Entity shall engage in any "prohibited transaction" (as defined in ERISA or Section 4975 of the Code) involving any Plan, (b) any "accumulated funding deficiency" (as defined in ERISA), regardless of whether waived, shall exist with respect to any Plan, (c) a Reportable Event shall occur with respect to, or a proceeding shall commence to have a trustee appointed, or a trustee shall be appointed, to administer or to terminate, any Single Employer Plan, which Reportable Event or proceeding presents a material risk of termination of such Plan for purposes of Title IV of ERISA, and, in the case of a Reportable Event, shall continue unremedied for ten (10) days after notice of such Reportable Event is given pursuant to Section 4043(a),
         (c) or (d) of ERISA and, in the case of such proceeding, shall continue for ten (10) days after commencement thereof, (d) any Single Employer Plan shall terminate for purposes of Title IV of ERISA, (e) the withdrawal or partial withdrawal by the Borrower or any Commonly Controlled Entity from any Multi-Employer Plan, or (f) the reorganization or insolvency of a Plan or any other event or condition shall occur or exist with respect to a Plan and in each case in clauses
         (a) through (f) above, such event or condition together with all other such events or conditions, if any, could subject the Borrower, any other Credit Party or any of the Borrower's other Subsidiaries to any tax, penalty or other liability in excess of $100,000 or otherwise would have a Material Adverse Effect.

                  11.1.13. Validity of Loan Documents. Any of the Loan Documents or any provision thereof, for any reason whatsoever, shall cease to be binding on the Borrower, any other Credit Party or any of the Borrower's other Subsidiaries as is a party thereto, or the Borrower or any such Credit Party or other Subsidiary shall so assert.

                  11.1.14. Guarantee Obligations. Any Subsidiary Guarantor shall default in the performance or observance of its guarantee under the Guarantee, or such guarantee for any reason whatsoever shall cease to be a valid and binding obligation of any such Subsidiary Guarantor, or any such Subsidiary Guarantor shall so assert.

                  11.1.15. Failure of Lien. Any Security Document, after delivery thereof pursuant to this Agreement, for any reason shall cease to create a valid Lien on any of the Collateral purported to be covered thereby or, after recordation of such Security Document as provided in this Agreement, shall cease to be a perfected and first priority Lien on such Collateral, subject only to Permitted Liens.

                  11.1.16. Defaults under Material Contracts. Any default or event of default shall occur under any Material Contract, and, if subject to a cure right, shall fail to be cured or corrected within the applicable cure period, unless such default would not have a Material Adverse Effect.

                  11.1.17. Material Adverse Change. Any Material Adverse Change shall occur.

                  11.1.18. Change of Control. An event, or series of events, shall occur that constitutes or results in a Change of Control.

         11.2. Lenders' Remedies. Upon the occurrence of an Event of Default or at any time thereafter, and in each and every case, unless such Event of Default shall have been remedied or waived in writing by Requisite Lenders, any one or all of the following actions may be taken:

                  (a) upon the request of Requisite Lenders, the Administrative Agent shall, by notice to the Borrower terminate any or all of the Commitments, whereupon such Commitments of the Lenders thereunder immediately shall terminate; provided, however, that upon the occurrence of any event specified in either Section 11.1.6 or
         Section 11.1.7 the Commitments shall terminate automatically without further action by the Administrative Agent, the Lenders or the Issuing Bank;

                  (b) upon request of Requisite Lenders, the Administrative Agent shall declare all outstanding Obligations and other amounts owing under this Agreement, the Notes and the other Loan Documents to be due and payable immediately, and all such Obligations and other amounts immediately shall be due and payable, without presentment, demand, protest or notice of any kind, all of which are hereby expressly waived to the extent permitted by applicable law; provided, however, that upon the occurrence of any event specified in either Section 11.1.6 or Section 11.1.7 all such Obligations and other amounts immediately shall be due and payable in full without declaration or other notice;

                  (c) the Administrative Agent immediately, and without expiration of any period of grace, may enforce payment of all Obligations, and the Administrative Agent shall be entitled to all remedies available hereunder or thereunder; and

                  (d) the Administrative Agent shall be entitled to exercise, for the ratable benefit of the Lenders, the Issuing Bank and the Administrative Agent, all other rights, powers, privileges, options and remedies available under or by virtue of the Loan Documents or otherwise available at law or in equity.

         11.3.    Actions in Respect of Letters of Credit.

                  11.3.1. Collateral Account. If an Event of Default shall have occurred and be continuing, the Administrative Agent may, and upon the request of Requisite Lenders shall, whether in addition to the taking by the Administrative Agent of any of the actions described in Section
         11.2 or otherwise, make demand upon the Borrower to, and forthwith upon such demand the Borrower will, pay to the Administrative Agent at its Lending Office, for the ratable benefit of the Lenders, the Issuing Bank and the Administrative Agent, in immediately available (same day) funds for deposit in a Collateral Account to be maintained for the ratable benefit of the Lenders, the Issuing Bank and the Administrative Agent at such place as shall be designated by the Administrative Agent, an amount equal to the amount of the Letter of Credit Liabilities.

                  11.3.2. Security Interest. The Borrower hereby pledges and assigns to the Administrative Agent, for the ratable benefit of the Lenders, the Issuing Bank and the Administrative Agent, and grants to the Administrative Agent for the ratable benefit of the Lenders, the Issuing Bank and the Administrative Agent, a lien on and a security interest in any Collateral Account established pursuant to Section 11.3.1, all cash deposited therein, all notes, certificates and instruments, if any, from time to time representing or evidencing the Collateral Account and all interest and other earnings thereon, additions thereto, substitutions therefor and proceeds thereof. The lien and security interest granted hereby secures the payment of all of the Obligations.

                  11.3.3. Application of Proceeds. The Borrower hereby authorizes the Administrative Agent to apply, from time to time after funds are deposited in the Collateral Account, funds then held in the Collateral Account to the payment of any amounts, in such order as the Administrative Agent may elect, as shall have become or shall become due and payable by the Borrower to the Lenders in respect of the Letter of Credit Liabilities and thereafter to the satisfaction of the other Obligations.

                  11.3.4. Investments. Neither the Borrower nor any other Credit Party, nor any Person claiming or acting on behalf of or through the Borrower or any other Credit Party, shall have any right to withdraw any of the funds held in the Collateral Account, except as provided in Section 11.3.8; provided, however, that with the consent of the Administrative Agent, and to the extent that there is an amount in excess of $100,000 in the Collateral Account at the end of any Business Day after taking into account applications of funds, if any, from the Collateral Account made pursuant to Section 11.3.8, the Administrative Agent may, at the written request of the Borrower, from time to time invest amounts on deposit in the Collateral Account in Cash Equivalents; provided further that in order to provide the Administrative Agent with a perfected security interest therein, each investment in Cash Equivalents shall be evidenced by negotiable certificates or instruments of which the Administrative Agent shall take physical possession. If the Borrower or any other Credit Party shall have the right to have any amounts on deposit in the Collateral Account invested by the Administrative Agent, but shall have failed to request the Administrative Agent to invest such amounts, the Administrative Agent will endeavor to invest such amounts in such Cash Equivalents as the Administrative Agent shall select; provided, however, that in order to provide the Administrative Agent with a perfected security interest therein, each such investment in Cash Equivalents shall be evidenced by negotiable certificates or instruments of which the Administrative Agent shall take physical possession. Any interest or other proceeds received by the Administrative Agent in respect of Cash Equivalents that are not invested or reinvested in Cash Equivalents as provided above shall be deposited and held in cash in the Collateral Account under the sole dominion and control of the Administrative Agent and shall be applied as provided in Section 11.3.3.

                  11.3.5. Further Liens. The Borrower will not sell or otherwise dispose of any interest in the Collateral Account or the funds on deposit therein or create or permit to exist any Lien on or with respect to the Collateral Account or the funds on deposit therein except for the security interest created by this Section 11.3.

                  11.3.6.  Remedies.

                           (a) Requisite Lenders, in their sole discretion, may without notice to the Borrower or any other Credit Party except as required by law and at any time and from time to time, direct any Lender to charge, set-off and otherwise apply all or any part of first, the Letter of Credit Liabilities and second, the other Obligations, against the Collateral Account, or any part thereof, in such order as the Administrative Agent shall elect. The Administrative Agent agrees to notify promptly the Borrower or such Guarantor after any such set-off and application made by any Lender, at the direction of Requisite Lenders, provided that the failure to give such notice shall not affect the validity of such set-off and application. The rights of the Lenders under this Section
                  11.3.6 are in addition to other rights and remedies (including other rights of set-off) that any Lender may have.

                           (b) The Administrative Agent, in its sole discretion, may exercise in respect of the Collateral Account, in addition to the other rights and remedies provided for herein or otherwise available to it, all the rights and remedies of a secured party upon default under the UCC, and the Administrative Agent may, without notice except as specified below, sell the Collateral or any part thereof in one or more parcels at public or private sale, at any office of the Administrative Agent or elsewhere, for cash, on credit or for future delivery, and upon such other terms as the Administrative Agent may deem commercially reasonable. The Borrower agrees that to the extent notice of sale shall be required by law, at least ten (10) days' notice of the time and place of any public sale or the time after which any private sale is to be made shall constitute reasonable notice. The Administrative Agent shall not be obligated to make any sale of the Collateral or any part thereof, regardless of notice of sale having been given. The Administrative Agent may adjourn any public or private sale from time to time by announcement at the time and place fixed therefor, and such sale may, without further notice, be made at the time and place to which it was so adjourned.

                           (c) Any cash or other property held in the Collateral Account, and all proceeds received by the Administrative Agent in respect of any sale of, collection from or other realization upon all or any part of the Collateral Account may, in the discretion of the Administrative Agent, then or at any time thereafter be applied (after payment of any amounts payable pursuant to this Section 11.3) in whole or in part by the Administrative Agent for the ratable benefit of the Lenders, the Issuing Bank and the Administrative Agent against all or any part of the Obligations in such order as the Administrative Agent may elect.

                  11.3.7. Preservation of the Collateral. The Administrative Agent shall be deemed to have exercised reasonable care in the custody and preservation of the Collateral Account if the Collateral Account is accorded treatment substantially equal to that which the Administrative Agent accords its own property, it being understood that the Administrative Agent shall not have any responsibility or liability (a) for ascertaining or taking action with respect to calls, conversions, exchanges, maturities, tenders or other matters relative to any Cash Equivalents, regardless of whether the Administrative Agent has or is deemed to have knowledge of such matters, (b) for taking any necessary steps to preserve rights against any parties with respect to the Collateral Account, (c) for the collection of any proceeds from Cash Equivalents, (d) by reason of any invalidity, lack of value or uncollectability of any of the payments received by the Administrative Agent from obligors with respect to Cash Equivalents, (e) for any loss resulting from investments made in compliance with Section 11.3.4, except to the extent such loss was attributable to the Administrative Agent's gross negligence or willful misconduct in complying with
         Section 11.3.4, as determined by a final judgment of a court of competent jurisdiction, or (f) in connection with any investments made in compliance with Section 11.3.4 without a written request from the Borrower or any Guarantor, or any failure by the Administrative Agent to make any such investment.

                  11.3.8. Surplus Funds. Any surplus funds held in the Collateral Account and remaining after the Obligations are fully satisfied shall be paid to the Borrower or such other Person(s) as may be lawfully entitled to receive such surplus.

                                  ARTICLE 12.

                            THE ADMINISTRATIVE AGENT

         12.1. Appointment. Each Lender hereby (a) irrevocably appoints Bank of America as the Administrative Agent for such Lender and the other Lenders under this Agreement, the Notes and the other Loan Documents, and (b) irrevocably authorizes the Administrative Agent to take such action on its behalf under the provisions of this Agreement, the Notes and the other Loan Documents and to exercise such powers and perform such duties as are expressly delegated to the Administrative Agent by the terms of this Agreement, the Notes and the other Loan Documents, together with such other powers as are reasonably incidental thereto. The Administrative Agent shall, among other things, take such actions as the Administrative Agent is authorized to take pursuant to this Agreement, the Notes and the other Loan Documents. As to any matters not expressly provided for in this Agreement, the Administrative Agent may, but shall not be required to, exercise any discretion or take any action; however, the Administrative Agent shall be required to act or to refrain from acting upon the written instructions of Requisite Lenders if the Administrative Agent shall be indemnified to its satisfaction by the Lenders against any and all liability and expense that may be incurred by it by reason of so acting or refraining from acting. Notwithstanding anything to the contrary herein, the Administrative Agent shall have no duties, responsibilities or fiduciary relationships with any Lender except those expressly set forth in this Agreement, the Notes and the other Loan Documents, and no implied covenants, responsibilities, duties, obligations or liabilities shall be read into this Agreement, the Notes or the other Loan Documents or otherwise exist against the Administrative Agent.

         12.2. Delegation of Duties. The Administrative Agent may exercise any of its powers or execute any of its duties under this Agreement, the Notes and the other Loan Documents by or through one or more agents or attorneys-in-fact and shall be entitled to obtain, and to rely on, advice of counsel concerning all matters pertaining to such rights and duties. The Administrative Agent may utilize the services of such agents and attorneys-in-fact as the Administrative Agent in its sole discretion reasonably determines, and all reasonable fees and expenses of such agents and attorneys-in-fact shall be paid by the Borrower on demand. The Administrative Agent shall not be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected by the Administrative Agent in good faith.

         12.3. Limitation of Liability. No Agent-Related Person shall be (a) liable for any waiver, consent or approval given or any action taken or omitted to be taken by any of them under or in connection with this Agreement, the Notes or the other Loan Documents, if authorized or permitted hereunder, except for its own gross negligence or willful misconduct, or (b) responsible for the consequences of any oversight or error in judgment by it whatsoever, except for its own gross negligence or willful misconduct. No Agent-Related Person shall be responsible for (i) the execution, validity, genuineness, effectiveness, sufficiency, enforceability, perfection or priority of this Agreement, the Notes or the other Loan Documents, (ii) the collectability of any amounts owing under this Agreement, the Notes or the other Loan Documents, (iii) the value, sufficiency, enforceability, perfection or collectability of any Collateral,
(iv) the failure by the Borrower or any other Credit Party to perform its obligations under this Agreement, the Notes or the other Loan Documents or to observe any conditions hereof or thereof, (v) the truth, accuracy and completeness of the recitals, statements, representations or warranties made by the Borrower or any other Credit Party or any officer or agent thereof contained in this Agreement, the Notes or the other Loan Documents, or in any certificate, report, statement, document or other writing referred to or provided for in, or received by the Administrative Agent in connection with, this Agreement, the Notes or the other Loan Documents believed by the Administrative Agent to be genuine and correct and to have been signed, sent or made by the proper Person or Persons.

         12.4. Reliance by the Administrative Agent. The Administrative Agent shall not have any obligation (a) to ascertain or to inquire as to the observance or performance of any of the conditions, covenants or agreements in this Agreement, the Notes or the other Loan Documents or in any document, instrument or agreement at any time constituting, or intended to constitute, Collateral, (b) to ascertain or inquire as to whether any notice, consent, waiver or request delivered to it shall have been duly authorized or is genuine, accurate and complete or (c) to inspect the properties, books or records of the Borrower or any other Credit Party. The Administrative Agent shall be entitled to rely, and shall be fully protected in relying (i) upon any note, writing, resolution, notice, consent, certificate, affidavit, letter, cablegram, telegram, facsimile, telex or teletype message, statement, order or other document, instrument or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons, and (ii) upon advice and statements of legal counsel (including counsel to the Borrower and the other Credit Parties), independent accountants and other experts selected by the Administrative Agent. The Administrative Agent may deem and treat the payee of any Note as the owner thereof for all purposes unless a written notice of the assignment, negotiation or transfer thereof, in accordance with the provisions of this Agreement, shall have been delivered to the Administrative Agent identifying the name of the subsequent payee or holder thereof. The Administrative Agent shall be entitled to fail or refuse, and shall be fully protected in failing or refusing, to take any action required or permitted by it under this Agreement, the Notes or the other Loan Documents unless (A) it first shall receive such advice or concurrence of Requisite Lenders as it deems appropriate, or (B) it first shall be indemnified to its satisfaction by the Lenders against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action. In all cases the Administrative Agent shall be fully protected in acting, or in refraining from acting, under this Agreement, the Notes or the other Loan Documents in accordance with a request of Requisite Lenders, and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and all future holders of the Notes.

         12.5. Notice of Default; Action by Administrative Agent. The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default unless the Administrative Agent has received notice from a Lender, the Borrower or any other Credit Party referring to this Agreement, describing such Default and stating that such notice is a "Notice of

Default". If the Administrative Agent receives such a notice, the Administrative Agent shall give telephonic and written notice thereof to the Lenders as soon as is practicable. The Administrative Agent shall take such action with respect to an Event of Default as shall be reasonably directed by Requisite Lenders; provided, however, that unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Event of Default as it deems advisable in the best interests of the Lenders.

         12.6. Non-Reliance on the Administrative Agent by the Other Lenders. Each Lender expressly acknowledges that no Agent-Related Person has made any representations or warranties to such Lender. No Agent-Related Person shall have any obligation, responsibility or liability to any of the Lenders regarding the creditworthiness or financial condition of the Borrower or any other Credit Party or for any recitals, statements, information, representations or warranties herein or in any document, certificate or other writing delivered in connection herewith or for the execution, effectiveness, genuineness, validity, enforceability, perfection, collectability, priority or sufficiency of this Agreement or any other Loan Document. No act by the Administrative Agent hereinafter taken, including any review of the Borrower or any other Credit Party, shall be deemed to constitute any representation or warranty by any Agent-Related Person to any Lender. Each Lender represents to the Administrative Agent that, independently and without reliance upon any Agent-Related Person or any other Lender and based on such documents and information as it has deemed appropriate, it has made its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of the Borrower and the other Credit Parties and has made its own decision to enter into this Agreement and to make its Loans and otherwise participate in the transactions hereunder. Each Lender also represents that, independently and without reliance upon any Agent-Related Person or any other Lender, and based on such documents and information as it deems appropriate at the time, it shall continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement, the Notes and the other Loan Documents and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Borrower and the or any other Credit Parties. The Administrative Agent shall not be required to make any inquiry concerning the performance or observance of any of the terms, provisions or conditions of this Agreement or any other Loan Document, or the financial condition of the Borrower or any other Credit Party or the existence or possible existence of any Default. Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent hereunder, the Administrative Agent shall have no obligation or liability to provide any Lender with any credit or other information concerning the business, operations, property, financial and other condition or creditworthiness of the Borrower and the other Credit Parties that may come into the possession of any Agent-Related Person.

         12.7. Indemnification. Each of the Lenders shall indemnify, defend and hold harmless each Agent-Related Person (to the extent not reimbursed by the Borrower and without limiting the obligation of the Borrower to do so), ratably according to their respective Percentages, from and against any and all claims, demands, lawsuits, costs, expenses, fees, liabilities, obligations, losses, damages, actions, recoveries, judgments, suits, costs, expenses or disbursements of any kind whatsoever, including interest, penalties and reasonable attorneys' and paralegals' fees and costs and amounts paid in settlement of any of the foregoing, whether direct, indirect, consequential or incidental, that at any time (including at any time following the satisfaction of the Obligations) may be imposed on, incurred by or asserted against any Agent-Related Person in any way relating to, resulting from or arising out of this Agreement, the Notes or the other Loan Documents, the transactions contemplated hereby or any action taken or omitted by the Administrative Agent under or in connection with any of the foregoing; provided, however, that no Lender shall be liable for the payment of any portion of such claims, demands, lawsuits, costs, expenses, fees, liabilities, obligations, losses, damages, actions, remedies, judgments, suits, costs, expenses or disbursements to the extent such result arose solely from the purportedly indemnified Person's gross negligence or willful misconduct. Action taken in accordance with the directions of Requisite Lenders in no event shall be deemed to constitute gross negligence or willful misconduct for purposes of this
Section 12.7. The agreements in this Section 12.7 shall survive the repayment of the Loans and the satisfaction of the other Obligations and shall be in addition to and not in lieu of any other indemnification agreements set forth in the Loan Documents.

         12.8. Payments. If in the opinion of the Administrative Agent, the distribution of any amount received by the Administrative Agent in such capacity under this Agreement, the Notes or the other Loan Documents might involve it in liability, the Administrative Agent may refrain from making the distribution thereof until the Administrative Agent's right to make such distribution shall have been adjudicated by a court of competent jurisdiction. If a court of competent jurisdiction shall adjudge that any amount received from and distributed by the Administrative Agent in such capacity as Administrative Agent is to be repaid, each Person to whom any such distribution shall have been made either (a) shall repay to the Administrative Agent its proportionate share of the amount so adjudged to be repaid, or (b) shall repay the same in such manner and to such Persons as shall be determined by such court.

         12.9. Administrative Agent in Its Individual Capacity. The Administrative Agent in its individual capacity, and its Affiliates, may make loans and other financial accommodations to, accept deposits from and generally engage in any kind of business with the Borrower and its Subsidiaries as though the Administrative Agent were not the Administrative Agent hereunder. With respect to Loans made or renewed by it, any Notes issued to it and its participation in the Letter of Credit Liabilities, the Administrative Agent in its individual capacity shall have the same benefits, rights, powers and privileges under this Agreement, the Notes and the other Loan Documents as any other Lender and may exercise the same as though it were not the Administrative Agent, and the terms "Lender", "Lenders" and "Requisite Lenders" shall include the Administrative Agent in its individual capacity.

         12.10. Successor Administrative Agent. The Administrative Agent may resign as such upon thirty (30) days' prior written notice to the Lenders. If the Administrative Agent shall resign as such under this Agreement, then Requisite Lenders shall appoint from among the Lenders a successor agent for the Lenders, which successor agent shall be reasonably acceptable to the Borrower; provided, however, that (i) acceptability to the Borrower shall not be required if a Default has occurred and is continuing, and (ii) if no successor agent has accepted appointment as Administrative Agent within thirty (30) days after the resigning Administrative Agent's notice of resignation, the notice of resignation nevertheless shall be effective and the Lenders shall perform the duties of the Administrative Agent hereunder until such time, if any, as Requisite Lenders have appointed a successor agent as provided above. Upon acceptance of its appointment as successor agent, (a) such successor agent shall succeed to the rights, powers, privileges and duties of the Administrative Agent, (b) the retiring Administrative Agent shall be discharged of all its obligations and liabilities in such capacity under this Agreement, the Notes and the other Loan Documents, (c) the term "Administrative Agent" shall mean such successor agent effective upon its appointment and (d) the retiring Administrative Agent's rights, powers and duties as Administrative Agent shall be terminated, without any other or further act or deed on the part of such retiring Administrative Agent or any of the parties to this Agreement or any holders of the Notes. After any retiring Administrative Agent's resignation hereunder as Administrative Agent, the provisions of this Article 12 shall continue to inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement.

         12.11. Other Agents, Arrangers and Managers. None of the Lenders or other Persons identified on the cover page or signature pages of this Agreement as a "syndication agent," "documentation agent", "co-agent", "co-documentation agent", "book manager", "lead manager", "arranger", "lead arranger" or "co-arranger" shall have any right, power, obligation, liability, responsibility or duty under this Agreement other than, in the case of such Lenders, those applicable to all Lenders as such. Without limiting the foregoing, none of the Lenders or other Persons so identified shall have or be deemed to have any fiduciary relationship with any Lender. Each Lender acknowledges that it has not relied, and will not rely, on any of the Lenders or other Persons so identified in deciding to enter into this Agreement or in taking or not taking action hereunder.

                                  ARTICLE 13.

                         ASSIGNMENTS AND PARTICIPATIONS

         13.1. Successors and Assigns. This Agreement, the Notes and the other Loan Documents shall be binding on and shall inure to the benefit of the Borrower, the Administrative Agent, the Lenders, the Issuing Bank and their respective successors and assigns, except as otherwise provided herein or therein. Neither the Borrower nor any other Credit Party may assign, transfer, hypothecate or otherwise convey any of its rights, benefits, obligations or duties hereunder or thereunder without the prior express written consent of the Lenders. Any purported assignment, transfer, hypothecation or other conveyance by the Borrower or any other Credit Party without the prior express written consent of all the Lenders shall be void. Neither the Administrative Agent nor any of the Lenders may sell, assign, transfer, grant a participation in or otherwise dispose of all or any portion of its interest in this Agreement, the Notes or the other Loan Documents except as expressly provided herein.

         13.2.    Assignments.

                  13.2.1. Assignments. With prior notice to the Borrower, each Lender may assign (other than the sale of a participation) up to one hundred percent (100%) of its right, title and interest under this Agreement, the Notes, the Letters of Credit and the other Loan Documents (including all or a portion of its Commitments and the same portion of the Loans at the time owing to it) to one or more banks or other financial institutions; provided, however, that (a) each such assignment shall be of a constant, and not a varying, percentage of all such Lender's right, title and interest hereunder and thereunder, (b) such share equals no less than $2,500,000 in the case of any one assignee, (c) any assignee shall execute and deliver to the Administrative Agent an Assignment and Assumption, and (d) a Lender may not assign any interest without the prior approval of the Administrative Agent, the Issuing Bank and, in the absence of a Default, the Borrower, which approval shall not be unreasonably withheld. Notwithstanding the foregoing, any Lender may assign, as collateral or otherwise, any of its rights (including such Lender's rights to payments of principal or interest on the Notes) under this Agreement to any Federal Reserve Bank without notice to or consent of the Administrative Agent, the Issuing Bank or the Borrower.

                  13.2.2. Procedure; Effect of Assignments. In connection with the sale, assignment, transfer or other disposition (other than the sale of a participation) of any of a Lender's right, title and interest under this Agreement, the Notes, the Letters of Credit and the other Loan Documents to any assignee in accordance with this Section 13.2, the appropriate parties shall execute and deliver an Assignment and Assumption and the Administrative Agent shall be paid a registration and processing fee of $3,500 by the assignee. Upon compliance with the foregoing and from and after the effective date specified in such Assignment and Assumption, (a) the transferor Lender no longer shall have the rights, benefits and obligations under this Agreement, the Notes, the Letters of Credit or the other Loan Documents to the extent of the interest transferred (except for such rights, benefits and obligations that such Lender would retain under or with respect to this Agreement, the Notes, the Letters of Credit or the other Loan Documents upon payment in full of the Obligations), and (b) the assignee shall become a Lender, shall succeed to the rights and benefits and assume the obligations of such transferor Lender hereunder and thereunder to the extent of the interest transferred.

                  13.2.3. Actions by the Borrower. The Borrower hereby agrees that it shall execute and deliver, at the request of the Administrative Agent (a) one or more substitute Notes to the order of such Lenders to evidence the portions of the Loans retained and sold and (b) any amendment to any Loan Document to effectuate the provisions of this
         Section 13.2.

         13.3. Participations. Subject to the provisions of this Section 13.3, each Lender shall have the right at any time to sell undivided participating interests in all or any part of its Commitments, the Loans and the Letters of Credit to one or more banks or other financial institutions; provided, however, that (a) such sale or transfer shall not relieve such Lender of any obligation or liability hereunder, (b) such Lender shall make and receive all payments for the account of its participants and shall retain exclusively, and shall continue to exercise exclusively, all rights of approval and administration available hereunder with respect to such Lender's Commitments, the Loans and the Letters of Credit, even after giving effect to the sale of any such participation (although such Lender may at its option agree with its participants that it will not consent to any matter described in clauses (a) through (g) of Section 14.3.4 without their concurrence), and (c) such Lender shall make such arrangements with its participants as may be necessary to accomplish the foregoing. No such participant shall be a Lender for any purpose of this Agreement, other than for purposes of Section 14.13, without the consent of the Administrative Agent and the Issuing Bank.

         13.4. Disclosure. In connection with any assignments, participations or offers therefor pursuant to this Article 13, each Lender may disclose to any assignee or participant or prospective assignee or participant such information pertaining to the Borrower, the Guarantors or any of their respective Subsidiaries as such Lender may deem appropriate or such assignee or participant or prospective assignee or participant may request; provided, however, that prior to any such disclosure such assignee or participant or prospective assignee or participant shall agree to preserve the confidentiality of any confidential information relating to the Borrower or its Subsidiaries received by it on the same basis as provided in this Section 13.4.

         13.5. Assignments and Participations as Units. No Lender shall assign or sell any participation in its Commitments, the Loans or the Letters of Credit, except in the form of units consisting of pro rata interests in its Commitments, the Loans and the Letters of Credit.

                                  ARTICLE 14.

                               GENERAL PROVISIONS

         14.1. Notices. Any notice, request, demand or other communication required or permitted under this Agreement, the Notes or the other Loan Documents shall be in writing and shall be deemed to be properly given (a) when received, if personally delivered or sent by overnight courier with appropriate confirmation of delivery, (b) two (2) Business Days after deposit in the mail, if mailed by United States first class, certified or registered mail, postage prepaid, (c) one (1) Business Day after deposit with a public telegraph company for transmittal, charges prepaid, or (d) when received, if given by facsimile, with appropriate confirmation, each to the appropriate address set forth below or to such other address that any such party or the Administrative Agent may designate by written notice to other parties.

         If to the Borrower:

                  Symbion, Inc.
                  40 Burton Hills Boulevard, Suite 500
                  Nashville, Tennessee  37215
                  Attn:  Chief Financial Officer
                  Facsimile No. (615) 234-5999
         with a copy (which shall not constitute notice) to:

                  Waller Lansden Dortch & Davis, PLLC
                  511 Union Street, Suite 2100
                  Nashville, Tennessee  37219
                  Attn:  Robert L. Harris
                  Facsimile No. (615) 244-6804

         If to any of the Lenders:

                  Their respective addresses as set forth with their signatures on this Agreement.

         If to Bank of America as Administrative Agent:

                  Bank of America, N.A.
                  Agency Management (IL1-231-08-30)
                  231 South LaSalle Street
                  Chicago, Illinois  60604
                  Attn:  Kristine Thennes
                  Facsimile No. (877) 206-8412

         with a copy (which shall not constitute notice) to:

                  Bass, Berry & Sims PLC
                  315 Deaderick Street, Suite 2700
                  Nashville, Tennessee  37238
                  Attn:  James S. Tate, Jr.
                  Facsimile No. (615) 742-6293

         If to Bank of America as Issuing Bank:

                  Bank of America, N.A.
                  Trade Finance Department (CA9-703-19-23)
                  333 South Beaudry Avenue
                  Los Angeles, California  90017
                  Attn:  Teela Yung
                  Facsimile No. (213) 345-6710

         14.2. Entire Agreement. The execution and delivery of this Agreement and the other Loan Documents supersede all the negotiations or stipulations concerning the matters that preceded or accompanied the execution and delivery hereof and thereof (other than with respect to fees payable pursuant to separate agreements among the Borrower, the Administrative Agent and the Issuing Bank). This Agreement, the Notes and the other Loan Documents also are intended, by the parties hereto and thereto, as a complete and exclusive statement of the terms and conditions hereof and thereof.

         14.3.    Amendments, Waivers and Consents.

                  14.3.1. Amendments. Except as otherwise set forth in this Agreement, the provisions of (a) this Agreement may not be modified, amended, restated or supplemented, except by a written instrument duly executed and delivered on behalf of the Borrower and Requisite Lenders, and (b) the Notes and all Loan Documents other than this Agreement may not be modified, amended, restated or supplemented, except by a written instrument duly executed and delivered on behalf of the Borrower and any of the other Credit Parties, to the extent that the Borrower or any other Credit Party is a signatory party to such Note or such Loan Document, and on behalf of the Administrative Agent, with the written consent of Requisite Lenders. Notwithstanding anything to the contrary herein, the Administrative Agent and Requisite Lenders may modify, amend, restate, supplement or waive any provision of Article 12 without the consent of the Borrower or any other Credit Party.

                  14.3.2. Waivers and Consents. Except as otherwise set forth in this Agreement, any waiver of the terms and conditions of this Agreement, the Notes or the other Loan Documents, or any waiver of any Default and its consequences hereunder or thereunder, and any consent or approval required or permitted by this Agreement, the Notes or the other Loan Documents to be given by the Lenders, may be made or given with, but only with, the written consent of Requisite Lenders on such terms and conditions as specified in the written instrument granting such waiver, consent or approval. A waiver, consent or approval, to be effective, must be in writing and signed by the party making the waiver, consent or approval.

                  14.3.3. Effect of Waivers. In the case of any waiver, the Borrower, the other Credit Parties, the Lenders, the Issuing Bank and the Administrative Agent shall be restored to their former positions and rights under this Agreement, the Notes and the other Loan Documents to the extent of such waiver, and any Default waived shall be deemed to be cured and not continued; provided, however, that no waiver shall constitute the waiver of any subsequent or other Default or impair any right consequent thereon. No failure or delay on the part of the Administrative Agent, any Lender or the Issuing Bank to exercise or enforce any right or remedy under or in connection with this Agreement, the Notes or the other Loan Documents, whether by their respective terms, at law, in equity or otherwise, shall operate as a waiver thereof. No single or partial exercise of any such right or remedy shall preclude other or further exercise thereof or the exercise of any other right or remedy.

                  14.3.4. Consent of All the Lenders. Without in each instance the prior express written consent of the Administrative Agent and all the Lenders, no such modification, amendment, restatement, supplement, waiver or consent shall:

                           (a) increase the aggregate Commitments, or increase the Commitment of any Lender without such Lender's approval;

                           (b) waive any mandatory reduction of the aggregate Commitments required by the terms hereof;

                           (c) reduce the amounts or extend the dates for the payment of any Credit Fees that are payable ratably to all of the Lenders in accordance with their respective Percentages of the Commitments;

                           (d) extend the maturity of the Notes or the date of any scheduled principal payments or mandatory prepayments hereunder or thereunder;

                           (e) reduce the rate or extend the time of payment of interest hereunder or under the Notes;

                           (f) waive the payment of any principal, interest or Credit Fees payable hereunder or under the Notes;

                           (g) release a material portion of the Collateral or release any of the guarantees hereunder, except as expressly provided herein;

                           (h) extend the termination dates of any of the Commitments or the Maturity Date except as expressly provided for in this Agreement;

                           (i) consent to the assignment or transfer by the Borrower of any of its Obligations under this Agreement, the Notes or the other Loan Documents; or

                           (j)      amend or modify the definitions of
                  "Percentages" or "Requisite Lenders" contained in this Agreement;

         provided, however, that notwithstanding the foregoing, this Agreement and the other Loan Documents may be amended, modified or supplemented as provided in subsection 2.1.1(a).

                  14.3.5. Binding Effect. Any such modification, amendment, restatement, supplement, waiver or consent shall apply equally to each of the Lenders and shall be binding upon the Borrower, the other Credit Parties, the Lenders, the Issuing Bank, the Administrative Agent and all future holders of the Notes.

         14.4. Independence of Covenants. All covenants hereunder shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or otherwise would be within the limitations of, another covenant shall not avoid the occurrence of a Default if such action is taken or condition exists.

         14.5. Interpretation. Neither this Agreement, the Notes or the other Loan Documents, nor any uncertainty or ambiguity herein or therein, shall be construed or resolved against the Administrative Agent, the Lenders, the Issuing Bank, the Borrower or any of the other Credit Parties under any rule of construction or otherwise. This Agreement, the Notes and the other Loan Documents have been reviewed by all the parties hereto and thereto and shall be construed and interpreted according to the ordinary meaning of the words used as to accomplish fairly the purposes and intentions of all such parties.

         14.6. Inconsistencies With Other Documents. In the event there is a conflict or inconsistency between this Agreement, the Notes or the other Loan Documents, the terms of this Agreement shall control; provided, however, that any provision of the Security Documents that imposes additional burdens on the Borrower or any other Credit Party or further restricts the rights of the Borrower or any other Credit Party or gives the Lenders additional rights shall not be deemed to be in conflict or inconsistent with this Agreement and shall be given full force and effect.

         14.7. Severability. If any portion of this Agreement, the Notes or any of the other Loan Documents shall be judged by a court of competent jurisdiction to be unenforceable, the remaining portions shall be valid and enforceable to the extent that the remaining terms thereof provide for the creation of the Obligations and the consummation of the issuance of the Notes, the grant of collateral security therefor, the guarantee thereof and the payment of principal and interest in respect of the Obligations substantially on the same terms and subject to the same conditions as set forth herein and therein.

         14.8. Governing Law. This Agreement, the Notes and the other Loan Documents, unless otherwise expressly set forth therein, shall be governed by, construed and enforced in accordance with the laws of the State of Tennessee, without reference to the conflicts or choice of law principles thereof, except to the extent that the laws of a particular jurisdiction govern the creation, perfection, priority and enforcement of liens on and security interests in the Collateral. Notwithstanding the foregoing, if at any time the laws of the United States of America permit any Lender to contract for, take, reserve, charge or receive interest or loan charges in amounts greater than are allowed by the laws of such state (whether such federal laws directly so provide or refer to the law of the state where such Lender is located), then such federal laws shall to such extent govern as to the interest and loan charges that such Lender is allowed to contract for, take, reserve, charge or receive under this Agreement, the Notes and the other Loan Documents. References to laws in this section are to such laws as are now in effect, and, with respect to usury laws, if any, applicable to any Lender and to the extent allowed thereby, to such laws as hereafter may be in effect that allow a higher maximum nonusurious interest rate than such laws now allow.

         14.9. CONSENT TO JURISDICTION. THE BORROWER HEREBY IRREVOCABLY CONSENTS TO THE PERSONAL JURISDICTION OF THE STATE AND FEDERAL COURTS LOCATED IN DAVIDSON COUNTY, TENNESSEE IN ANY ACTION, CLAIM OR OTHER PROCEEDING ARISING OUT OF ANY DISPUTE IN CONNECTION WITH THIS AGREEMENT, THE NOTES AND THE OTHER LOAN DOCUMENTS, ANY RIGHTS OR OBLIGATIONS HEREUNDER OR THEREUNDER OR THE PERFORMANCE

OF SUCH RIGHTS AND OBLIGATIONS. THE BORROWER HEREBY IRREVOCABLY CONSENTS TO THE SERVICE OF A SUMMONS AND COMPLAINT AND OTHER PROCESS IN ANY ACTION, CLAIM OR PROCEEDING BROUGHT BY THE ADMINISTRATIVE AGENT, ANY LENDER OR THE ISSUING BANK IN CONNECTION WITH THIS AGREEMENT, THE NOTES OR THE OTHER LOAN DOCUMENTS, ANY RIGHTS OR OBLIGATIONS HEREUNDER OR THEREUNDER OR THE PERFORMANCE OF SUCH RIGHTS AND OBLIGATIONS, ON BEHALF OF ITSELF OR ITS PROPERTY, IN THE MANNER SPECIFIED IN
SECTION 14.1. NOTHING IN THIS SECTION 14.9 SHALL AFFECT THE RIGHT OF THE ADMINISTRATIVE AGENT, ANY LENDER OR THE ISSUING BANK TO SERVE LEGAL PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR AFFECT THE RIGHT OF THE ADMINISTRATIVE AGENT, ANY LENDER OR THE ISSUING BANK TO BRING ANY ACTION OR PROCEEDING AGAINST THE BORROWER, ANY OF THE OTHER CREDIT PARTIES OR THEIR RESPECTIVE PROPERTIES IN THE COURTS OF ANY OTHER JURISDICTIONS.

         14.10. WAIVER OF JURY TRIAL. THE ADMINISTRATIVE AGENT, EACH LENDER, THE ISSUING BANK AND THE BORROWER HEREBY IRREVOCABLY WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL WITH RESPECT TO ANY ACTION, CLAIM, COUNTERCLAIM OR OTHER PROCEEDING ARISING OUT OF ANY DISPUTE IN CONNECTION WITH THIS AGREEMENT, THE NOTES OR THE OTHER LOAN DOCUMENTS, ANY RIGHTS OR OBLIGATIONS HEREUNDER OR THEREUNDER OR THE PERFORMANCE OF SUCH RIGHTS AND OBLIGATIONS. The scope of this waiver is intended to be all-encompassing with respect to any and all disputes that may be filed in any court and that relate to the subject matter of this transaction, including without limitation contract claims, tort claims, breach of duty claims and all other common law and statutory claims. Each of the parties hereto (a) acknowledges that this waiver is a material inducement for the parties to the Loan Documents to enter into a business relationship, that the parties to the Loan Documents have already relied on this waiver in entering into same and the transactions that are the subject thereof, and that they will continue to rely on this waiver in their related future dealings, and (b) further warrants and represents that each has reviewed this waiver with its legal counsel and that each knowingly and voluntarily waives its jury trial rights following consultation with legal counsel. This waiver is irrevocable, meaning that it may not be modified either orally or in writing, and this waiver shall apply to any subsequent amendments, modifications, supplements, extensions, renewals or replacements of this Agreement. In the event of litigation, this Agreement may be filed as a written consent to a trial by the court.

         14.11. Cumulative Remedies. All rights and remedies provided in or contemplated by this Agreement, the Notes and the other Loan Documents are cumulative and not exclusive of any right or remedy otherwise provide herein, therein, at law or in equity.

         14.12. Expenses of Administration and Enforcement. The Borrower shall pay on demand all reasonable expenses of the Administrative Agent in connection with this Agreement, the Notes and the other Loan Documents, and the preparation of any modifications, amendments, restatements, supplements or waivers, including all attorneys' and paralegals' fees and expenses, all fees and expenses for title, lien and other public records searches, filing and recordation fees and taxes, duplicating expenses, corporation search fees, appraisal fees, escrow agent fees and expenses, and all other customary expenses. If a Default shall occur, all reasonable out-of-pocket expenses incurred by the Lenders and the Administrative Agent (including administrative expenses of the Administrative Agent and the Lenders and fees and disbursements of in-house and outside counsel) in connection with such Default and collection and other enforcement proceedings (including bankruptcy proceedings) resulting therefrom shall be paid by the Borrower, regardless of whether suit is actually commenced to obtain any relief provided hereunder. The Borrower shall indemnify, defend and hold harmless each Agent-Related Person, each of the Lenders and the Issuing Bank from and against any and all documentary or filing taxes, assessments or charges by any Governmental Authority by reason of the execution and delivery of this Agreement, the Notes and the other Loan Documents and the consummation of the transactions that are the subject thereof.

         14.13. Indemnification. The Borrower shall indemnify, defend and hold harmless the each Agent-Related Person, each of the Lenders and the Issuing Bank (to the fullest extent permitted by law) from and against any and all claims, demands, lawsuits, costs, expenses, fees, obligations, liabilities, losses, damages, recoveries and deficiencies, including interest, penalties and reasonable attorneys' and paralegals' fees and costs and amounts paid in settlement of any of the foregoing, whether direct, indirect, consequential or incidental, that any Agent-Related Person, any Lender or the Issuing Bank may incur or suffer or that may arise out of, result from or relate to (a) this Agreement, the Notes, the Letters of Credit or the other Loan Documents or the transactions contemplated hereby or thereby (excluding actions arising out of the indemnified Person's own gross negligence or willful misconduct and actions arising out of claims made by the Administrative Agent, any Lender or the Issuing Bank against any of the others), or (b) any action under this Agreement, the Notes, the Letters of Credit or the other Loan Documents or the transactions contemplated hereby or thereby (excluding actions arising out of the indemnified Person's own gross negligence or willful misconduct and actions arising out of claims made by the Administrative Agent, any Lender or the Issuing Bank against any of the others). In no event shall any Agent-Related Person, any Lender or the Issuing Bank be liable to the Borrower or any other Credit Party for any matter or thing in connection with this Agreement, the Notes, the Letters of Credit or the other Loan Documents other than to account for monies it actually receives in accordance with the terms hereof. This Section 14.13 shall survive termination of this Agreement.

         14.14. Adjustment. If any Lender (a "benefited Lender") at any time shall receive any payment of all or part of its Revolving Loans or its participation in the Letter of Credit Liabilities or the interest thereon or receive any collateral therefor, whether voluntarily or involuntarily, by set-off or otherwise, in an amount proportionately greater than any corresponding payment to or collateral received by any other Lender in respect of such other Lender's Revolving Loans or its participation in the Letter of Credit Liabilities or the interest thereon, such benefited Lender shall purchase for cash from the other Lenders such portion of each Lender's Revolving Loans and participation in the Letter of Credit Liabilities, or shall provide such other Lenders with the benefits of any such collateral, or the proceeds thereof, as shall be necessary to cause such benefited Lender to share the excess payment or benefits of such collateral or proceeds ratably with each of the Lenders; provided, however, that if all or any portion of such excess payment or benefits thereafter is recovered from such benefited Lender or set aside, such purchase shall be rescinded and the purchase price and benefit returned to the extent of such recovery, but without interest. Each Lender so purchasing a portion of another Lenders' Revolving Loans and participation in the Letter of Credit Liabilities may exercise all rights of payment (including rights of setoff) with respect to such portion as fully as if such Lender were the direct holder of such portion.

         14.15. Setoff. In addition to any rights and remedies of the Lenders provided by law, the Lenders each shall have a security interest in any and all deposits of the Borrower (general or special, time or demand, provisional or final) at any time held by any Lender or any Affiliate thereof, which security interest shall secure the Obligations. Upon the occurrence and during the continuance of any Event of Default, with the consent of the Administrative Agent without prior notice to the Borrower or the Guarantors, any notice being specifically waived by the Borrower to the fullest extent permitted by applicable law, each Lender may set off and apply against any indebtedness, whether matured or unmatured, of the Borrower to the Lenders, any amount owing from any Lender or any Affiliate thereof to the Borrower at, or at any time after, the occurrence of an Event of Default (and each Affiliate of any Lender is irrevocably authorized to permit such setoff and application), and the aforesaid right of setoff may be exercised by any Lender against the Borrower or against any trustee in bankruptcy, debtor in possession, assignee for the benefit of creditors, receiver or execution, judgment, or attachment creditor of the Borrower, or against anyone else claiming through or against the Borrower or such trustee in bankruptcy, debtor in possession, assignee for the benefit of creditors, receiver or execution, judgment or other attachment creditor, notwithstanding the fact that such right of setoff shall not have been exercised by any Lender prior to the making, filing or issuance, or service upon any Lender of, or of notice of, any such petition, assignment for the benefit of creditors, appointment or application for the appointment of a receiver, or issuance of execution, subpoena, order or warrant. Each Lender promptly shall notify the Borrower and the Administrative Agent after any such setoff and application made by any Lender; provided, however, that failure to give such notice shall not affect the validity of such setoff and application.

         14.16.   Release of Collateral and Guarantee Obligations.

                  (a) Notwithstanding anything to the contrary contained herein or in any other Loan Document, upon request of the Borrower in connection with any Disposition of property permitted by the Loan Documents, the Administrative Agent shall (without notice to or vote or consent of any Lender, or any Affiliate of any Lender that is a party to any Specified Hedge Agreement) take such actions as shall be required to release its security interest in any Collateral being Disposed of in such Disposition, and to release any guarantee obligations of a Person being Disposed of in such Disposition (including the guarantee obligations of any Subsidiary of the Borrower that is the subject of a transaction to which clause (e) of Section 9.3 or clause (c) of Section 9.6 applies), to the extent necessary to permit consummation of such Disposition in accordance with this Agreement and the other Loan Documents; provided that the Borrower shall have delivered to the Administrative Agent, at least five (5) Business Days prior to the date of the proposed release, a written request for release identifying the relevant Collateral being Disposed of in such Disposition and the terms of such Disposition in reasonable detail, including the date thereof, the price thereof and any expenses in connection therewith, together with a certification by the Borrower stating that such transaction is in compliance with this Agreement and the other Loan Documents and that the proceeds of such Disposition will be applied in accordance with this Agreement and the other Loan Documents.

                  (b) If any Capital Stock of a Subsidiary of the Borrower shall be Disposed of in a transaction permitted by clause (e) of
         Section 9.3 or clause (c) of Section 9.6, such Capital Stock shall be released from the Liens of the Guarantee and Security Agreement automatically and without delivery of any request or instrument or performance of any act by any party, as more particularly set forth in subsection 8.14(c) of the Guarantee and Security Agreement.

                  (c) Notwithstanding anything to the contrary contained herein or any other Loan Document, when all Obligations (other than Obligations in respect of any Specified Hedge Agreement) have been fully and finally paid, all Commitments have terminated or expired and no Letter of Credit shall be outstanding, upon request of the Borrower, the Administrative Agent shall (without notice to or vote or consent of any Lender, or any Affiliate of any Lender that is a party to any Specified Hedge Agreement) take such actions as shall be required to release its security interest in all Collateral, and to release all guarantee obligations provided for in any Loan Document, regardless of whether on the date of such release there may be outstanding Obligations in respect of Specified Hedge Agreements.

         14.17. Accounting Changes. If any Accounting Change shall occur and such change results in a change in the method of calculation of financial covenants, standards or terms in this Agreement, then the Borrower and the Administrative Agent agree to enter into negotiations, in good faith, regarding the amendment of the affected provisions of this Agreement to take into account such Accounting Changes in an equitable manner so that the criteria used in this Agreement to evaluate the Borrower's financial condition in substance will be the same after such Accounting Changes as if such Accounting Changes had not occurred. Unless and until an amendment has been approved, executed and delivered by the Borrower, the Administrative Agent and Requisite Lenders, all financial covenants, standards and terms in this Agreement shall continue to be calculated or construed as if such Accounting Changes had not occurred.

         14.18. Other Accommodations to the Borrower and its Subsidiaries; No Rights By Virtue of Cross-Collateralization.

                  (a) Each Lender (including the Administrative Agent) may, without notice to or consent by any other Lender, make or participate in loans, extensions of credit or other financial accommodations to or for the benefit of the Borrower or any of its Subsidiaries on any terms that it deems desirable, and engage in other business transactions, in the same manner as if this Agreement were not in existence, all without limiting, waiving or otherwise impairing any rights of such Lender or any other Lender under this Agreement. Without limiting the generality of the foregoing, the Lenders acknowledge and agree that so long as a Lender acts in good faith and the other Lenders' interests in the Obligations and the Collateral are not impaired thereby, (i) such Lender may be preferred or secured in any manner that it deems advisable with respect to such other loans, extensions of credit, financial accommodations and transactions, (ii) such Lender shall be under no obligation to collect or attempt to collect any payments in respect of the Obligations in preference to the collection or enforcement of any other borrowings or obligations of the Borrower or its Subsidiaries to such Lender, and (iii) any amounts collected by such Lender from the Borrower or its Subsidiaries that are not expressly designated (or reasonably determinable to be intended) as being in payment of the Obligations may be applied to any of the obligations of such Person to such Lender in any manner deemed appropriate by such Lender.

                  (b) The Lenders acknowledge and agree that the Collateral constitutes all of the collateral security for the Obligations and that, as among themselves, no Lender shall have any interest in (i) any property or interests of the Borrower or any of its Subsidiaries, other than the Collateral, that now or hereafter secures loans, extensions of credit, other financial accommodations and other transactions (excluding the Obligations), of the Borrower or any of its Subsidiaries with any other Lender, whether entered into directly or acquired by such Lender, (ii) any property of the Borrower or any of its Subsidiaries, other than the Collateral, now or hereafter in the possession or control of any other Lender, (iii) any deposit, not constituting Collateral, now or hereafter held by any other Lender, or
         (iv) any other indebtedness now or hereafter owing to any other Lender; any of which may be or become security for or otherwise available for payment or performance of the Obligations by reason of any cross-collateralization or any general description of secured indebtedness(es) or obligation(s) contained in any deed of trust, mortgage, security agreement or other security instrument or agreement held by any Lender, or by reason of the right of setoff, counterclaim or otherwise. Notwithstanding the foregoing, if any such property, deposit or indebtedness, or any proceeds thereof, in the discretion of the Lender holding same, is applied to the reduction of the Obligations, then all of the Lenders shall be entitled to their respective Percentages of such application in the manner provided in Sections 3.3 and 14.14.

         14.19. Survival of Representations and Warranties. All representations and warranties of the Borrower and the other Credit Parties set forth in this Agreement, the Notes and the other Loan Documents and in any other certificate, opinion or other statement provided at any time by or on behalf of the Borrower and the other Credit Parties in connection herewith shall survive the execution of the delivery of this Agreement, the Notes and the other Loan Documents, the purchase and sale of the Notes hereunder and the payment or other satisfaction of the Obligations.

         14.20. Relationship of the Parties. None of the Administrative Agent, the Lenders or the Issuing Bank shall be deemed partners or joint venturers with the Borrower or any of the other Credit Parties or any Affiliate thereof in making this Agreement or by any action taken hereunder. The Borrower shall indemnify, defend and hold harmless each Agent-Related Person, each of the Lenders and the Issuing Bank from and against any and all claims, demands, lawsuits, costs, expenses, fees, obligations, liabilities, losses, damages, recoveries and deficiencies, including interest, penalties and reasonable attorneys' fees and costs, whether direct, indirect, consequential or incidental, that any Agent-Related Person, any Lender or the Issuing Bank may incur or suffer or that may arise out of, result from or relate to such a construction of the parties and their relationship. This Section 14.20 shall survive termination of this Agreement.

         14.21. Destruction of Records. Any documents, schedules, invoices or other papers delivered to any Agent-Related Person, any Lender or the Issuing Bank at their option may be destroyed or otherwise disposed of by them six (6) months after they are delivered to or received by them, unless the Borrower requests, in writing, the return of such documents, schedules, invoices or other papers and makes reasonably acceptable arrangements, at the Borrower's expense, for their return.

         14.22.   Execution in Counterparts; Effectiveness.

                  (a) This Agreement may be executed in multiple counterparts, each of which shall be deemed an original hereof for all purposes, but all of which together shall constitute one and the same document. One or more counterparts of this Agreement may be executed by one or more of the parties hereto, and some different counterparts or copies executed by other parties. Each counterpart hereof executed by any party hereto shall be binding upon the party executing same even though other parties may execute one or more different counterparts, and all counterparts hereof so executed shall constitute but one and the same agreement. Each party hereto, by execution of a counterpart hereof, expressly authorizes and directs any other party hereto to detach the signature pages (and any corresponding acknowledgment pages) thereof from the counterpart hereof executed by the authorizing party and affix same to another identical counterpart hereof such that upon execution of multiple counterparts hereof by all parties hereto, there shall be one counterpart hereof to which is attached the signature pages (and any corresponding acknowledgment pages) containing signatures (and acknowledgments) of all parties hereto.

                  (b) This Agreement shall become effective when (i) the Administrative Agent shall have received counterparts or signature pages executed by the Borrower, the Administrative Agent, the Lenders and the Issuing Bank, or (ii) in the case of any Lender, the Administrative Agent shall have received telecopied notice from such Lender that it has executed a counterpart hereof or signature page hereto and forwarded the same to the Administrative Agent by first class, registered or certified mail as set forth in Section 14.1. A set of the copies of this Agreement or counterparts signed by all of the parties shall be lodged with the Borrower and the Administrative Agent.

         14.23. Interest and Loan Charges Not to Exceed Maximum Amounts Allowed by Law. It is the intention of the Borrower and the Lenders to conform strictly to all laws applicable to the Lenders that govern or limit the interest and loan charges that may be charged in respect of the Obligations. Anything in this Agreement, the Notes or any of the other Loan Documents to the contrary notwithstanding, in no event whatsoever, whether by reason of advancement of proceeds of the Loans or the Letters of Credit, acceleration of the maturity of the unpaid balance of any of the Obligations or otherwise, shall the interest and loan charges agreed to be paid to any of the Lenders for the use of the money advanced or to be advanced hereunder exceed the maximum amounts collectible by such Lender pursuant to applicable law. If for any reason whatsoever the interest or loan charges paid or contracted to be paid by the Borrower to any of the Lenders in respect of the Obligations shall exceed the maximum amounts collectible under the law applicable to such Lender, then, in that event, and notwithstanding anything to the contrary in this Agreement, the Notes or any other Loan Document: (a) the aggregate of all consideration that constitutes interest or loan charges under the law applicable to such Lender that is contracted for, taken, reserved, charged or received under this Agreement, the Notes or any other Loan Document or otherwise in connection with the Obligations under no circumstances shall exceed the maximum amounts allowed by such applicable law, and any excess shall be credited by such Lender on the principal amount of the Obligations (or, to the extent the principal amount outstanding under this Agreement, the Notes and the other Loan Documents has been or thereby would be paid in full, refunded to the Borrower); and (b) in the event that the maturity of any or all of the Obligations is accelerated by reason of an election of the Lenders resulting from any Default under this Agreement or otherwise, or in the event of any required or permitted prepayment, then such consideration that constitutes interest or loan charges under the law applicable to any Lender may never include more than the maximum amounts allowed by the law applicable to such Lender, and any excess interest or loan charges provided for in this Agreement or otherwise shall be canceled automatically as of the date of such acceleration or prepayment and, if theretofore paid, shall be credited by such Lender on the principal amount of the Obligations (or, to the extent the principal amount of the Obligations has been or thereby would be paid in full, refunded by such Lender to the Borrower). All sums paid or agreed to be paid to the Lenders for the use, forbearance or detention of sums due hereunder shall, to the extent permitted by applicable law, be prorated, allocated and spread throughout the full term of the Obligations until payment in full so that the rate or amount of interest and loan charges on account of the Obligations will not exceed any applicable legal limitation. The right to accelerate the maturity of the Obligations does not include the right to accelerate the maturity of any interest or loan charges not otherwise accrued on the date of such acceleration, and the Lenders do not intend to charge or collect any unearned interest or loan charges in the event of any such acceleration.

         14.24. Final Agreement. This written agreement represents the final agreement between the parties and may not be contradicted by evidence of prior, contemporaneous or subsequent oral agreements of the parties. There are no unwritten oral agreements between the parties.

                          [SIGNATURES BEGIN NEXT PAGE]

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first written above.

                             BORROWER:

                             SYMBION, INC.
                             a Delaware corporation

                             By: /s/ Kenneth C. Mitchell
                                 ---------------------------------------------
                                 Kenneth C. Mitchell, Vice President - Finance and Chief Financial Officer

          [ADMINISTRATIVE AGENT'S AND LENDERS' SIGNATURE PAGES FOLLOW]

             [Administrative Agent's Signature Page to $110,000,000
                                  Symbion, Inc.
                     Credit Agreement dated July 18, 2003]

                                          BANK OF AMERICA, N.A.,
                                          as Administrative Agent

                                          By: /s/ Kristine Thennes
                                              ----------------------------------
                                          Name: Kristine Thennes
                                          Title: Vice President

                                          Agency Management (IL1-231-08-30)
                                          231 South LaSalle Street
                                          Chicago, Illinois 60604
                                          Attn: Kristine Thennes
                                          Facsimile No. (877) 206-8412

                    [Lender's Signature Page to $110,000,000
                                  Symbion, Inc.
                     Credit Agreement dated July 18, 2003]

                                       BANK OF AMERICA, N.A., as a Lender and as
                                       Issuing Bank

                                       By: /s/ Elizabeth L. Knox
                                           ----------------------------------
                                       Name: Elizabeth L. Knox
                                       Title: SVP

                                       Healthcare Banking Group
                                       (TN1-100-04-17)
                                       Bank of America Plaza
                                       414 Union Street
                                       Nashville, Tennessee  37239-1697
                                       Attn:  Elizabeth L. Knox
                                       Facsimile No. (615) 749-4951

                                       Commitment: $ 25,000,000

                    [Lender's Signature Page to $110,000,000
                                  Symbion, Inc.
                     Credit Agreement dated July 18, 2003]

                                   CREDIT SUISSE FIRST BOSTON, acting through its Cayman Islands Branch, as a Lender and as Syndication Agent

                                   By: /s/ Christopher Lally
                                       -----------------------------------------
                                   Name: Christopher Lally
                                   Title: Vice President

                                   By: /s/ Jennifer A. Pieza
                                       -----------------------------------------
                                   Name: Jennifer A. Pieza
                                   Title: Associate

                                   Eleven Madison Avenue
                                   New York, New York 10010
                                   Attn: Ed Markowski
                                   Facsimile No. (212) 538-6851

                                   Commitment: $ 20,000,000

                    [Lender's Signature Page to $110,000,000
                                  Symbion, Inc.
                     Credit Agreement dated July 18, 2003]

                                   KEY CORPORATE CAPITAL INC.,
                                   as a Lender and as Documentation Agent

                                   By: /s/ Christopher A. Swindell
                                       -----------------------------------------
                                   Name: Christopher A. Swindell
                                   Title: Portfolio Manager

                                   4910 Tiedeman Road
                                   Brooklyn, Ohio  44144
                                   Attn: Jennifer Butler
                                   Facsimile No. (216) 813-7511

                                   Commitment: $ 20,000,000

                    [Lender's Signature Page to $110,000,000
                                  Symbion, Inc.
                     Credit Agreement dated July 18, 2003]

                                    LASALLE BANK NATIONAL ASSOCIATION,
                                    as a Lender

                                    By: /s/ Sarah Rusher
                                        ----------------------------------------
                                    Name: Sarah Rusher
                                    Title: First Vice President

                                    135 South LaSalle Street
                                    Chicago, Illinois 60603
                                    Attn: Shirley Honesty
                                    Facsimile No. (312) 904-6373

                                    Commitment: $ 15,000,000

                    [Lender's Signature Page to $110,000,000
                                  Symbion, Inc.
                     Credit Agreement dated July 18, 2003]

                                    U.S. BANK, NATIONAL ASSOCIATION,
                                    as a Lender

                                    By: /s/ S.W. Choppin
                                        ----------------------------------------
                                    Name: S.W. Choppin
                                    Title: SVP

                                    1850 Osborn Avenue
                                    Oshkosh, Wisconsin 54902
                                    Attn:  Connie Sweeney
                                    Facsimile No. (920) 237-7993

                                    Commitment: $ 15,000,000

                    [Lender's Signature Page to $110,000,000
                                  Symbion, Inc.
                     Credit Agreement dated July 18, 2003]

                                    FIFTH THIRD BANK,
                                    as a Lender

                                    By: /s/ Sandy Hamrick
                                        ----------------------------------------
                                    Name: Sandy Hamrick
                                    Title: Vice President

                                    Building 4, Suite 160
                                    810 Crescent Centre Drive
                                    Franklin, Tennessee 37067
                                    Attn: Jennifer Jannetty
                                    Facsimile No. (615) 771-5885

                                    Commitment: $ 10,000,000

                    [Lender's Signature Page to $110,000,000
                                  Symbion, Inc.
                     Credit Agreement dated July 18, 2003]

                                    RAYMOND JAMES BANK, FSB,
                                    as a Lender

                                    By: /s/ William C. Beiler
                                        ----------------------------
                                    Name: William C. Beiler
                                    Title: Executive Vice President

                                    710 Carillon Parkway
                                    St. Petersburg, Florida  33716
                                    Attn: Cheryl Buchanan
                                    Facsimile No. (727) 567-8519

                                    Commitment: $ 5,000,000

                             SCHEDULES AND EXHIBITS

                                    SCHEDULES

Schedule 6.1.1A   Collateral Real Estate Interests

Schedule 7.1 Borrower and Affiliated Entities - Capitalization and Jurisdictions of Organization and Foreign Qualification

Schedule 7.3      Consents, Approvals and Authorizations

Schedule 7.6      Pending Litigation

Schedule 7.17A    Indebtedness

Schedule 7.17B    Contingent Obligations

Schedule 7.18A    Business Locations

Schedule 7.18B    Trade Names

Schedule 7.26     Employment Agreements and Executive Compensation Arrangements

Schedule 7.27     Environmental Matters

Schedule 7.28     Material Contracts

Schedule 7.30     Operating Leases

Schedule 8.20     Post-Closing Matters

Schedule 9.2      Existing Liens

Schedule 9.4      Existing Investments and Scheduled Acquisitions

                                    EXHIBITS

Exhibit 1.1A      Form of Compliance Certificate

Exhibit 1.1B      Subordination Provisions

Exhibit 2.2.4     Form of Notice of Borrowing

Exhibit 2.4.2     Form of Letter of Credit Request

Exhibit 2.8.2     Form of Notice of Conversion/Continuation

Exhibit 2.9A      Form of Revolving Note

Exhibit 2.9B      Form of Swingline Note

Exhibit 4.1       Form of Guarantee and Security Agreement

Exhibit 6.1.1B Form of Opinion of Counsel to the Borrower and the Subsidiary Guarantors

Exhibit 6.1.1C    Form of Solvency Certificate

Exhibit 13.2      Form of Assignment and Assumption